UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MARSH SUPERMARKETS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Class A Common Stock, without par value, of Marsh Supermarkets, Inc.
Class B Common Stock, without par value, of Marsh Supermarkets, Inc.

(2)	Aggregate number of securities to which transaction applies:
3,734,927 shares of Class A Common Stock outstanding as of June 8, 2006
4,210,322 shares of Class B Common Stock outstanding as of June 8, 2006
Stock options to purchase 264,200 shares of Class B Common Stock outstanding as of June 8, 2006 with an exercise price per share of less than $11.125

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying 0.000107 by the sum of: (i) the product of 7,945,249 outstanding shares of Class A Common Stock and Class B Common Stock and the merger consideration of $11.125 per share in cash and (ii) the product of 264,200 shares of Class B Common Stock issuable upon the exercise of outstanding options to purchase Class B Common Stock with an exercise price of less than $11.125 per share and $1.341 per share in consideration for the cancellation of such options, which is the excess of $11.125 over the weighted-average exercise price per share of such options.

(4)	Proposed maximum aggregate value of transaction:
$88,745,187

(5)	Total fee paid:
$9,495.74

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August [     ], 2006
Dear Fellow Shareholder:
      You are cordially invited to attend a special meeting of the shareholders of Marsh Supermarkets, Inc. to be held on September [     ], 2006 at 10:00 a.m., local time, at our principal executive offices, 9800 Crosspoint Boulevard, Indianapolis, Indiana.
      At this special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger that provides for the acquisition of us by MSH Supermarkets Holding Corp., a newly-formed Delaware corporation that is an affiliate of Sun Capital Partners IV, LP, an investment fund. If the shareholders approve the merger agreement and the merger, we will become a wholly owned subsidiary of MSH Supermarkets Holding Corp., and you will be entitled to receive $11.125 per share in cash, without interest, less any required withholding taxes, for each share of our Class A common stock and for each share of our Class B common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.
      Our board of directors, based in part on the unanimous recommendation of the special committee of our board of directors, has unanimously approved and adopted the merger agreement and the merger and determined that the merger is advisable, fair to and in the best interests of us and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and the merger. In reaching its conclusion, our board of directors considered a number of factors described in the accompanying proxy statement.
      The accompanying proxy statement provides you with information about the merger agreement and the merger and the special meeting of our shareholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.
      We are seeking approval of the merger agreement and the merger by the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of our Class A common stock and Class B common stock, voting separately as classes. Holders of our Class A common stock and our Class B common stock will have one vote per share. A failure to vote will have the same legal effect as a vote against the approval of the merger agreement and the merger.
      Your vote is very important regardless of the number of shares of our common stock you own. Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy or instruction card and return it in the prepaid and addressed envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. Voting by proxy will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
      Thank you for your cooperation and continued support of Marsh Supermarkets, Inc.

Sincerely,

Don E. Marsh
Chairman and Chief Executive Officer
THIS PROXY STATEMENT IS DATED AUGUST [     ], 2006,
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT AUGUST [     ], 2006.

MARSH SUPERMARKETS, INC.
9800 CROSSPOINT BOULEVARD
INDIANAPOLIS, IN 46256-3350

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER [      ], 2006
       NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Marsh Supermarkets, Inc., an Indiana corporation (“Marsh”), has been called by the Marsh board of directors. The details of the meeting are as follows:
PLACE: 9800 Crosspoint Boulevard, Indianapolis, Indiana
      DATE: September [     ], 2006
      TIME: 10:00 a.m., local time
      The purposes of the special meeting are:

1. To consider and vote on the proposal to approve (a) the Agreement and Plan of Merger, dated as of May 2, 2006, by and among MSH Supermarkets Holding Corp. (“MSH Supermarkets”), MS Operations, Inc., a wholly owned subsidiary of MSH Supermarkets (“MS Operations”), and Marsh, pursuant to which MS Operations will merge with and into Marsh, with Marsh continuing as the surviving corporation and a wholly owned subsidiary of MSH Supermarkets, and the holders of Marsh’s Class A common stock and Class B common stock will receive $11.125 per share in cash, without interest, less any required withholding taxes, and (b) the merger of MS Operations with and into Marsh.

2. In the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant Marsh’s board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.

3. To consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.
      Your vote is important regardless of the number of shares of Marsh common stock that you own. Only holders of record of Marsh’s Class A common stock and Class B common stock as of the close of business on July 26, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A list of shareholders of Marsh will be available for inspection by shareholders of record during business hours at Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256 for ten days prior to the date of the special meeting and will also be available at the special meeting.
      Marsh’s board of directors recommends that you vote “FOR” the approval of the merger agreement and the merger. Marsh is seeking, and the merger agreement requires, approval of the merger agreement and the merger by the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Marsh’s Class A common stock and Class B common stock, voting separately by classes. Holders of Marsh’s Class A common stock and Class B common stock will have one vote per share. If you fail to return your proxy card, fail to attend the special meeting and vote in person, or fail to register your vote by telephone or on the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, it will have the same legal effect as a vote against approval of the merger agreement and the merger.

      Under the Indiana Business Corporation Law (the “IBCL”), holders of shares that are entitled to vote on a merger or similar transaction and that are traded on The Nasdaq Global Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Both of Marsh’s Class A common stock and Class B common stock are traded on The Nasdaq Global Market and, accordingly, holders of shares of Marsh’s common stock do not have dissenters’ rights in connection with the merger.
      We urge you to read the accompanying proxy statement. If you are a shareholder of record, you should receive a proxy or instruction card with the attached proxy statement. Even if you plan to attend the special meeting, you can be sure your shares are represented at the special meeting if you promptly submit your proxy by completing, signing, dating and returning your proxy or instruction card in the enclosed postage-prepaid envelope, or if you register your vote by telephone or on the Internet by following the instructions on the proxy or instruction card. If you sign, date and return your proxy or instruction card without indicating how you wish to vote, your shares will be voted in favor of the approval of the merger agreement and the merger and in favor of granting Marsh’s board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger. Prior to being voted, your proxy may be withdrawn in the manner described in the accompanying proxy statement. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.

By Order of the Board of Directors,

P. Lawrence Butt
Secretary

August [ ], 2006

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers are provided for your convenience, and briefly address some questions you may have about the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Marsh Supermarkets, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.
      In this proxy statement, the terms “Marsh,” “our company,” “we,” “our” and “us” refer to Marsh Supermarkets, Inc. and its subsidiaries, unless the context otherwise requires.

Q:	What is the proposed transaction that I am being asked to vote on?

A:	The proposed transaction is the acquisition of Marsh by MSH Supermarkets Holding Corp., a Delaware corporation (“MSH Supermarkets”), pursuant to an Agreement and Plan of Merger, dated as of May 2, 2006, by and among MSH Supermarkets, MS Operations, Inc., a wholly owned subsidiary of MSH Supermarkets (“MS Operations”), and Marsh. In this proxy statement, we refer to that agreement and plan of merger as the “merger agreement.” You are being asked to approve the merger agreement and the merger of MS Operations with and into Marsh, with Marsh as the surviving corporation. In this proxy statement, we refer to that merger as the “merger.” Once the merger agreement and the merger have been approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, MS Operations will merge with and into Marsh, and Marsh will become a wholly owned subsidiary of MSH Supermarkets.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $11.125 in cash, without interest, less any required withholding taxes, for each share of our Class A common stock or Class B common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $1,112.50, without interest, less any required withholding taxes, in cash in exchange for your shares of our common stock. You will not own shares in the surviving corporation.

Q:	What will happen to my outstanding and unexercised Marsh stock options in the merger?

A:	If you hold options to acquire shares of our Class A common stock or Class B common stock immediately prior to the effective time of the merger, all such options, whether or not vested or exercisable, at the effective time of the merger, will be cancelled and you will be entitled to receive a cash payment equal to the amount by which $11.125 exceeds the exercise price for each share of our Class A common stock or Class B common stock underlying the options, without interest, less any required withholding taxes. Each outstanding and unexercised stock option with a per share exercise price of $11.125 or more will be cancelled without payment.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at our principal executive offices, 9800 Crosspoint Boulevard, Indianapolis, Indiana, on September [ ], 2006, at 10:00 a.m., local time.

Q:	What will I be asked to vote on at the special meeting?

A:	You will be asked to vote on the approval of the merger agreement and the merger. If there are insufficient votes to approve the merger agreement and the merger, we will also be asking you to approve granting to our board of directors discretionary authority to adjourn or postpone the special meeting in order to solicit additional votes for approval of the merger agreement and the merger.

Q:	Who can vote at the special meeting?

A:	Holders of our Class A common stock and Class B common stock at the close of business on July 26, 2006, the record date for the special meeting, may vote in person or by proxy at the special meeting. On that date, 3,734,927 shares of our Class A common stock and 4,212,284 shares of our Class B common stock were outstanding and entitled to vote.

Q:	How many votes do I have?

A:	Holders of our Class A common stock and our Class B common stock have one vote for each share of our Class A common stock or Class B common stock owned at the close of business on July 26, 2006, the record date for the special meeting.

Q:	What vote of Marsh’s shareholders is required to approve the merger agreement and the merger?

A:	At least a majority of all the votes entitled to be cast on the merger agreement and the merger by the holders of shares of our Class A common stock and Class B common stock outstanding at the close of business on the record date, voting separately by classes, must be cast for the approval of the merger agreement and the merger. A total of 1,867,464 shares of Class A common stock and a total of 2,106,143 shares of Class B common stock are needed to approve the merger agreement and the merger.

Q:	How does the Marsh board of directors recommend that I vote?

A:	Our board of directors, based in part on the unanimous recommendation of the special committee of our board of directors, unanimously determined on May 2, 2006, that the proposed merger is advisable, fair to and in the best interests of us and our shareholders and approved and adopted the merger agreement and the merger. Our board of directors recommends that shareholders vote “FOR” the proposal to approve the merger agreement and the merger.

Q:	How did the Marsh board of directors reach this recommendation?

A:	Our board of directors believes that the merger is advisable, fair to and in the best interests of Marsh and our shareholders. In reaching these conclusions, our board of directors considered the unanimous recommendation and analysis of the special committee of our board of directors, and the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and Peter J. Solomon Company, or PJSC, delivered May 2, 2006, with respect to the fairness as of such date, from a financial point of view, of the cash merger consideration to our shareholders. See “The Merger — Fairness Opinions Delivered to Our Board of Directors.” The special committee of our board of directors discussed and reviewed the provisions in the proposed merger agreement and considered many factors before voting unanimously to recommend that our board of directors vote in favor of the transaction. Such factors included, but were not limited to: its belief that the merger was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders in light of the results of the extensive and publicly disclosed process that had been conducted for more than six months to locate qualified strategic and financial buyers for Marsh; the uncertainties in the non-binding indication of interest from Cardinal Paragon, Inc., or Cardinal, and Drawbridge Special Opportunities Advisors LLC, or Drawbridge, described in the next answer; the relationship of the merger consideration to the then-current trading price and the historical trading prices of our common stock; the risk that Sun Capital Partners Group IV, Inc., or Sun Capital Partners, would walk away if we were to delay further negotiations; and the fact that we did not believe it was likely that we would enter into a definitive agreement with any other bidder at a price per share at or in excess of $11.125. You should read “The Merger — Reasons for the Merger” for a more detailed discussion of certain factors that the special committee and our board of directors considered in deciding to recommend the approval of the merger agreement and the merger.

Q:	Isn’t there an indication of interest to acquire Marsh at the higher price of $13.625 per share?

A:	As described in detail in “The Merger — Background of the Merger,” after we had conducted a six-month public sale process and announced that we were negotiating on an exclusive basis with Sun Capital Partners for an acquisition at $11.125 per share, we received a letter from Cardinal and its partner, Drawbridge, which communicated a non-binding indication of interest from Cardinal and Drawbridge to pay $13.625 per share. For the reasons set forth in “The Merger — Reasons for the Merger,” the special committee and our board of directors unanimously approved the merger and merger agreement with MSH Supermarkets rather than pursuing the indication of interest from Cardinal and Drawbridge which was subject to completion of their due diligence investigation and negotiation of a definitive agreement. Cardinal and Drawbridge subsequently asked for our consent to propose an acquisition at $13.625 per share, subject to completion of their due diligence investigation. Cardinal is subject to a confidentiality agreement entered into with us as part of the sale process that contains standstill provisions prohibiting Cardinal from making an offer to acquire us without our prior consent. The merger agreement with MSH Supermarkets prohibits us from waiving any standstill provisions without the consent of MSH Supermarkets. MSH Supermarkets has not provided that consent. On June 16, 2006, we filed a legal action seeking clarification of our obligations under the merger agreement with respect to the communications from Cardinal and Drawbridge which may represent a superior proposal as defined in the merger agreement. On August 2, 2006, the Court entered an order and judgment holding that we may not pursue the indication of interest from Cardinal and Drawbridge under any circumstances without violating the terms of the merger agreement. Cardinal and Drawbridge may appeal the judgment or take other actions regarding the merger. See “The Merger — Background of the Merger” for additional information concerning Cardinal and Drawbridge and “Recent Developments — Litigation Related to the Merger” for additional information on the recent developments regarding this action.

Q:	How can the Marsh board of directors maintain its recommendation of the MSH Supermarkets merger in light of the communications received from Cardinal and Drawbridge?

A.	The communications received from Cardinal and Drawbridge have not resulted in any change to the recommendation of our board of directors for a number of reasons, including: as described above, the Court ruled that we may not pursue the indication of interest from Cardinal and Drawbridge without violating the merger agreement; there is no certainty that Cardinal and Drawbridge would commit to pay $11.125 or more than $11.125 per share once they were to complete their due diligence investigation; we have limited information concerning how Cardinal and Drawbridge would operate Marsh if they were to acquire us; any effort on our part to pursue or encourage Cardinal and Drawbridge might lead MSH Supermarkets to seek to terminate the merger agreement and receive a $10 million termination fee; if the merger agreement and merger are not approved by our shareholders, we would have to reimburse MSH Supermarkets for its expenses in the transaction up to $5 million and there would be no assurance that anyone, including Cardinal and Drawbridge, would then be willing to acquire Marsh for $11.125 or more than $11.125 per share; and delaying the consummation of any transaction is likely to have adverse effects on Marsh’s business, employees, vendors and customers. See “The Merger — Reasons for the Merger” and “The Merger — Recommendation of our Board of Directors” for additional information on the position of our board of directors.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to or incorporated by reference herein, and to consider how the merger affects you. Your proxy or instruction card will instruct the persons named on the card to vote your shares of our common stock at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted “FOR” approval of the merger agreement and the merger and “FOR” granting our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy as soon as possible via:

• telephone, using the toll-free number listed on each proxy card;

• the Internet, at the address provided on each proxy card; or

• mail, by completing, signing, dating and mailing each proxy card and returning it in the envelope provided.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs associated with electronic access, including charges from your Internet access provider and/or telephone company.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same legal effect as voting against the merger agreement and the merger. See “The Special Meeting of Our Shareholders — Voting.”

It is important that you provide instructions to your broker promptly to ensure that your shares of our common stock will be voted as you wish at the special meeting.

YOU MAY HAVE GRANTED TO YOUR BROKER VOTING AUTHORITY OVER YOUR ACCOUNT. YOUR BROKER MAY BE ABLE TO VOTE YOUR SHARES OF OUR COMMON STOCK DEPENDING ON THE TERMS OF YOUR AGREEMENT WITH YOUR BROKER.

Q:	How do I vote the shares of Marsh’s common stock credited to my account under the Marsh 401(k) Plan and/or the Marsh Equity Ownership Plan?

A:	If you participate in the Marsh Supermarkets, Inc. 401(k) Plan (the “401(k) Plan”) and you hold shares of our common stock in your account, you may give voting instructions to National City Bank, the trustee of the 401(k) Plan, as to (i) the number of shares of our common stock credited to your account under the 401(k) Plan on the record date and (ii) the proportionate number of shares of our common stock allocated to the accounts of other participants in the 401(k) Plan but for which the trustee does not receive valid voting instructions and as to which you are entitled to direct the voting in accordance with the 401(k) Plan provisions. The 401(k) Plan was recently amended to provide for the default voting procedures described in clause (ii) above.

If you participate in the Marsh Equity Ownership Plan (the “MEOP”), you may give voting instructions to National City Bank, the trustee of the MEOP, as to (i) the number of shares of our common stock credited to your account under the MEOP on the record date and (ii) the proportionate number of shares of our common stock allocated to the accounts of other participants in the MEOP but for which the trustee does not receive valid voting instructions and as to which you are entitled to direct the voting in accordance with the MEOP provisions. The MEOP was recently amended to provide for the default voting procedures described in clause (ii) above.

You may provide voting instructions by completing the enclosed instruction card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. The trustee of the 401(k) Plan and/or the trustee of the MEOP will vote your shares in accordance with your duly executed instruction card received by September [ ], 2006 at 5:00 p.m., EDT. Alternatively, you may submit your voting instructions by telephone or through the Internet by following the instructions included on the instruction card. The telephone voting facility and the Internet voting facility for participants in the 401(k) Plan and the MEOP will close at 5:00 p.m., EDT, on September [ ], 2006. If you do not properly submit voting instructions, the trustee of the 401(k) Plan and/or the MEOP will vote the number of shares of our common stock credited to your account in the same proportion that it votes shares for which it did receive timely instructions. Your voting instructions will be kept confidential by the trustee of the 401(k) Plan and/or the trustee of the MEOP.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. You should be aware that in submitting voting instructions by telephone or through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If you own different classes of our common stock or your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards and vote instruction cards you receive from us or your broker (or submit your vote by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You may revoke and change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of our common stock, you can do this in one of three ways:

• first, you can send a written notice to our Secretary stating that you would like to revoke your proxy;

• second, you can deliver a new, later-dated proxy in writing, by telephone or over the Internet; or

• third, you can attend the special meeting and vote in person; however, your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, the above described options do not apply and you must follow directions received from your broker to change those instructions.

If you participate in the 401(k) Plan or the MEOP, you may revoke previously given instructions for shares held in your account prior to 5:00 p.m., EDT, on September [ ], 2006, by delivering new voting instructions in writing, by telephone or through the Internet, dated after the date of the voting instructions you wish to revoke.

Q:	May I vote in person?

A:	If you are a holder of record, you may attend the special meeting of our shareholders and vote your shares in person, rather than signing and returning your proxy card or registering your vote by telephone or on the Internet. If your shares are held in “street name,” you must first get a legal proxy from your broker in order to attend the special meeting and vote. Whether or not you plan to attend the special meeting in person, you should submit your proxy as soon as possible. Submitting your proxy will not affect your right to vote in person if you decide to attend the special meeting.

However, you may not vote in person at the special meeting shares of our common stock held in your account under the 401(k) Plan or the MEOP. You can only vote those shares by directing the applicable trustee how to vote those shares by signing and returning your instruction card(s) or submitting your voting instructions by telephone or through the Internet.

Q:	What happens if I do not vote?

A:	Because the required vote of our shareholders is based upon the voting power of our Class A common stock and Class B common stock outstanding, rather than upon the voting power of shares actually voted, the failure to return your proxy card, to register your vote by telephone or on the Internet or to vote in person will have the same legal effect as voting against the merger agreement and the merger. The failure to vote your shares held in the 401(k) Plan or in the MEOP would not have the same legal effect as a vote against the merger agreement and the merger because the trustee of those plans will vote the shares for which it does not receive voting instructions in the same proportion that it votes the shares for which it receives voting instructions.

Q:	What happens if the merger agreement and the merger are not approved by our shareholders?

A:	If the merger agreement and the merger are not approved, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our Class A common stock and Class B common stock will continue to be listed on The Nasdaq Global Market. We will also be required to pay MSH Supermarkets the amount of its transaction expenses, up to $5 million, and if we enter into a competing transaction within 18 months after the merger agreement is terminated, an additional $10 million termination fee.

In addition, we expect that management will continue to operate our business and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, our recent operating and financial results, the increasingly competitive nature of the supermarket and convenience store markets in which we operate, and general industry, economic and market conditions. Accordingly, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. Additionally, there can be no assurance that our business, prospects or results of operations will not be adversely impacted by the failure to close the merger. See “The Merger — Effects on Marsh if the Merger is Not Completed.”

Q:	Am I entitled to dissenters’ rights?

A:	No. Under the IBCL, holders of shares that are entitled to vote on a merger or similar transaction and that are traded on The Nasdaq Global Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Both our Class A common stock and our Class B common stock are traded on The Nasdaq Global Market and, accordingly, holders of shares of our common stock do not have dissenters’ rights in connection with the merger. See “No Dissenters’ Rights.”

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $11.125 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $11.125 per share and your adjusted tax basis in that share. You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on how the tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q:	Does MSH Supermarkets have the financial resources to finance the merger?

A:	The aggregate cash merger consideration payable to our shareholders and option holders in the merger is approximately $88.7 million. MSH Supermarkets has received a commitment letter from its affiliate, Sun Capital Partners IV, LP, to provide it with cash in the amount of $100 million. We are an express third party beneficiary of that commitment. In addition, Sun Capital Partners IV, LP has committed to provide MSH Supermarkets with up to an additional $225 million of cash in the form of bridge financing to ensure that MSH Supermarkets has sufficient funds to complete the merger, pay off certain existing indebtedness and fund the costs of the merger. We are not a third party beneficiary of such commitment. There is no financing condition to the obligations of MSH Supermarkets and MS Operations to close the merger. See “The Merger — Financing for the Merger.”

Q:	When do you expect the merger to be completed?

A:	We and MSH Supermarkets are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved by our shareholders and the other closing conditions under the merger agreement are satisfied, the merger is expected to be completed promptly after the special meeting. We currently anticipate completing the merger in the third quarter of calendar 2006. Because the merger is subject to a number of conditions, some of which are not in our control, the exact timing of the completion of the merger cannot be determined. See “The Merger Agreement — General” and “The Merger Agreement — Conditions.”

Q:	What will happen to my shares of Marsh common stock after the merger?

A:	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration. See the next question. Trading in both classes of our common stock on The Nasdaq Global Market will cease, and no further transfers of shares of either class of our common stock will be effected. We will cease filing periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent:

MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 1-800-322-2885 Email: proxy@mackenziepartners.com

SUMMARY TERM SHEET
      The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. You may obtain additional information concerning us and our business by following the instructions under “Where You Can Find More Information” on page [     ]. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Parties to the Merger (page      )

•	Marsh Supermarkets, Inc. Marsh is a leading regional retail grocery chain, operating 68 Marsh® supermarkets, 38 LoBill® Foods stores, eight O’Malia® Food Markets, 154 Village Pantry® convenience stores, and two Arthur’s Fresh Market stores in Indiana and western Ohio. We also operate Crystal Food Servicessm, which provides upscale catering, cafeteria management, office coffee, coffee roasting, vending, and concessions, and restaurant management and Primo Banquet Catering and Conference Centers, Floral Fashions®, McNamara Florist®, and Enflora® — Flowers for Business.

•	MSH Supermarkets Holding Corp. MSH Supermarkets is a newly-formed Delaware corporation, which is affiliated with Sun Capital Partners IV, LP, an investment fund.

•	MS Operations, Inc. MS Operations is a newly-formed Indiana corporation and a wholly owned subsidiary of MSH Supermarkets. MS Operations was formed solely for the purpose of entering the merger agreement and facilitating the merger contemplated by the merger agreement.
The Merger (page      )
      If the conditions to the completion of the merger are satisfied, MS Operations will be merged with and into Marsh at the effective time of the merger. After the merger, Marsh, as the surviving legal entity in the merger, will continue its existence under Indiana law as a wholly owned subsidiary of MSH Supermarkets. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated in this proxy statement by reference. We have attached the merger agreement to this proxy statement to disclose the precise terms and conditions of the merger. You should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you.
Merger Consideration (page      )
      If we complete the merger, you will be entitled to receive $11.125 in cash, without interest, for each outstanding share of our common stock that you own at the effective time of the merger, less any required withholding taxes.
The Special Meeting of Our Shareholders (page      )

•	Place, Date and Time. The special meeting will be held at 10:00 a.m., local time, on September [ ], 2006 at our principal executive offices, 9800 Crosspoint Boulevard, Indianapolis, Indiana.

•	Purpose of the Special Meeting. At the special meeting, you will be asked (i) to consider and vote on the proposal to approve the merger agreement and the merger; (ii) in the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger; and (iii) to consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

•	Record Date and Voting. You can vote at the special meeting all of the shares of our Class A common stock and Class B common stock you own of record as of July 26, 2006, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of July 26, 2006, there were 3,734,927 shares of our Class A common stock outstanding held by approximately 2,230 holders of record and 4,212,284 shares of our Class B common stock outstanding held by approximately 2,512 holders of record.

•	Vote Required for Approval of the Merger Agreement and the Merger. The approval of the merger agreement and the merger requires the approval of a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of our Class A common stock and Class B common stock, voting separately by classes. Holders of our Class A common stock and our Class B common stock will have one vote per share.

•	Shares Held by Directors and Executive Officers. All but one of our directors and executive officers have informed us that they intend to vote all of their shares for the approval of the merger agreement and the merger and for granting our board of directors discretionary authority to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies. Mr. Jack J. Bayt has advised us that he is opposed to the merger. Excluding options, Mr. Bayt beneficially owns 28,854 shares of our Class A common stock and 2,536 shares of our Class B common stock. As of the close of business on the record date, our directors and executive officers, excluding Mr. Bayt, owned 716,476 shares of our Class A common stock (excluding options to purchase shares of our Class A common stock) and 429,985 shares of our Class B common stock (excluding options to purchase shares of our Class B common stock), which represented 19.2% of the outstanding shares of our Class A common stock and 10.2% of the outstanding shares of our Class B common stock on such date. See “Security Ownership by Certain Beneficial Owners and Management.”

•	Quorum. The holders of a majority of the votes entitled to be cast by the holders of each of the outstanding shares of our Class A common stock and Class B common stock, respectively, as of the record date, represented at the special meeting in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment or postponement of that meeting unless a new record date is or must be set for that adjourned or postponed meeting.

•	Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person or by mailing the enclosed proxy card or voting by telephone or on the Internet. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted, which will have the same legal effect as a vote against approval of the merger agreement and the merger. If you participate in the 401(k) Plan or the MEOP, you can give voting instructions for shares held in your account to the applicable trustee by signing and mailing the enclosed voting instruction card or by providing voting instructions by telephone or through the Internet, but you cannot vote those shares in person at the special meeting. If you do not properly submit voting instructions, the trustee of the 401(k) Plan and/or the MEOP will vote the number of shares of our common stock credited to your account in the same proportion that it votes shares for which it received timely instructions. See “The Special Meeting of Our Shareholders.”

•	How to Revoke Your Proxy. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy in writing, by telephone or over the Internet after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions. If you participate in the 401(k) Plan or the MEOP, you may revoke previously given voting instructions for shares held in your account prior to 5:00 p.m., EDT on September [ ], 2006 by delivering new voting instructions in writing, by telephone or through the Internet, dated after the date of the voting instructions you wish to revoke.

Our Stock Price (page      )
      Shares of our Class A common stock are listed on The Nasdaq Global Market under the trading symbol “MARSA.” Shares of our Class B common stock are listed on The Nasdaq Global Market under the trading symbol “MARSB.” On April 19, 2006, which was the last trading day before we announced the proposed merger, our Class A common stock closed at $10.59 per share and our Class B common stock closed at $10.20 per share.
      On August [     ], 2006, which was the last practicable trading day before the date of this proxy statement, our Class A common stock closed at $[          ] per share and our Class B common stock closed at $[          ] per share. See “Market Price of Our Common Stock.” Also see page [     ] for a discussion of the relationship of the merger consideration to the historical trading price of our common stock.
Recommendation of Board (page      )
      Our board of directors, by the unanimous vote of the directors, has determined that the merger is advisable, fair to and in the best interests of us and our shareholders, has approved and adopted the merger agreement and the merger and recommends that our shareholders vote “FOR” approval of the merger agreement and the merger. See “The Merger — Recommendation of Our Board of Directors.”
      Our board of directors reached its determination based in part on the unanimous recommendation of the special committee of the board of directors and such other factors, documentation and information deemed appropriate by our board of directors.
Recommendation of the Special Committee (page      )
      The special committee is a committee of our board of directors that was formed in October 2005 for the purpose of reviewing and evaluating strategic alternatives and, as appropriate, negotiating a possible transaction relating to the sale of Marsh or a business combination with a third party. The special committee is comprised of three independent and disinterested directors. A disinterested director was determined to be a director who would not participate in any sale transaction or have an interest in any sale transaction different than the interests of our shareholders. The members of the special committee are John J. Heidt, James K. Risk III and K. Clay Smith.
      The special committee unanimously determined that the merger is advisable, fair to and in the best interests of us and our shareholders, and unanimously recommended that the full board of directors approve and adopt the merger agreement and the merger.
Reasons for the Merger (page      )
      Our board of directors carefully considered the terms of the merger agreement and approved the merger agreement and the merger based on a number of factors that are described in more detail in “The Merger — Reasons for the Merger.” Neither the special committee nor our board of directors assigned relative weight to any factors. In addition, the special committee and our board of directors did not reach any specific conclusion on each factor considered but conducted an overall analysis of these factors. Individual members of the special committee and our board of directors may have given different weight to different factors.
Fairness Opinions (page      )
      We retained Merrill Lynch in October 2005 to act as a financial advisor with respect to a possible sale, or other extraordinary transaction involving a change of control, of our company and to render an opinion to our board of directors as to the fairness from a financial point of view of the consideration to be received by our shareholders in connection with such a transaction. After Merrill Lynch advised us that it was possible Merrill Lynch would assist Sun Capital Partners IV, LP in obtaining financing for the merger, we retained PJSC to render a separate opinion to our board of directors as to the fairness from a financial point of view of the consideration to be received by our shareholders in connection with the proposed merger.

      In deciding to approve the merger agreement and the merger, the special committee and our board of directors considered the opinions of Merrill Lynch and PJSC delivered to our board of directors on May 2, 2006, to the effect that, as of that date and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in their respective opinions, the merger consideration of $11.125 in cash per share to be received by the holders of our common stock, was fair from a financial point of view to those holders. See “The Merger — Fairness Opinions Delivered to Our Board of Directors.”
      The full texts of Merrill Lynch’s written opinion and PJSC’s written opinion, which set forth the assumptions made, matters considered, qualifications and limitations on the review undertaken in connection with each opinion, are attached as Annex B and Annex C, respectively, to this proxy statement. We urge you to read them carefully in their entirety. The fairness opinions are addressed to our board of directors and relate only to the fairness from a financial point of view of the merger consideration to be received in the proposed merger as of the date of the opinions. The fairness opinions speak only as of May 2, 2006 and do not take into consideration any events, circumstances or changes since May 2, 2006. There can be no assurance that such opinions would be rendered as of the date of this proxy statement. The opinions do not address the merits of our decision to engage in the proposed transaction and are not a recommendation as to how any of our shareholders should vote with respect to the merger agreement or the merger or any related matter.
Employee Matters; Stock Options (page      )
      The merger agreement contains a number of provisions relating to the benefits that our employees will receive in connection with and following the merger. In particular, under the merger agreement:

•	from the effective time of the merger through December 31, 2006, MSH Supermarkets will either continue our existing employee benefit plans (other than equity or equity-based plans and multiemployer plans) or will provide, or cause the surviving corporation to provide, benefits (other than any equity or equity-based awards) to our and our subsidiaries’ employees under substitute plans or arrangements that are no less favorable in the aggregate to such employees than those provided under our existing benefit plans (other than equity or equity-based plans); and

•	we have agreed to cause all stock options granted pursuant to our 1998 Stock Incentive Plan, our 1999 Outside Directors Stock Option Plan, our 1991 Employee Stock Incentive Plan and our 1992 Stock Option Plan for Outside Directors, whether or not vested or exercisable, to be “cashed out” in connection with the merger, meaning that holders of those stock options will receive cash payments for each share underlying their options equal to the excess of $11.125 per share over the exercise price per share of their options, without interest, subject to any required withholding of taxes.

      See “The Merger Agreement — Employee Matters” and “The Merger Agreement — Treatment of Common Stock and Stock Options.”
Interests of Our Directors and Executive Officers in the Merger (page      )
      When considering the recommendation by our board of directors in favor of the merger agreement and the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors, executive officers and employees will have their stock options, whether or not vested or exercisable, “cashed out” in connection with the merger, meaning that they will receive a cash payment for each share underlying their options equal to the excess of $11.125 per share over the exercise price per share of their options, without interest, subject to any required withholding for taxes;

•	under certain circumstances, some of our executive officers will be entitled to benefits under employment and severance agreements, which provide for various payments upon termination of employment or termination following a change in control in an aggregate amount of up to approximately $8.9 million;

•	our executive officers who participated in our Supplemental Retirement Plan and our 1999 Senior Executive Supplemental Retirement Plan will be entitled to receive in full all unpaid scheduled payments under such plans upon the consummation of the merger in an aggregate amount of approximately $4.8 million; and

•	certain indemnification arrangements for our current and former directors and executive officers will be continued following the closing date of the merger if the merger is completed and, subject to certain limitations, the surviving corporation will be required to maintain our current directors’ and officers’ liability insurance policies for a period of six years following the date the merger is consummated.
      See “The Merger — Interests of Our Directors and Executive Officers in the Merger.”
      The members of the special committee and our board of directors were aware of these interests of our directors and executive officers and considered them, among other matters, when approving the merger agreement and the merger and determining to recommend that our shareholders vote “FOR” the approval of the merger agreement and the merger.
When the Merger Will be Completed (page      )
      We and MSH Supermarkets are working to complete the merger as soon as possible. We anticipate completing the merger in the third quarter of calendar 2006, subject to receipt of shareholder approval and satisfaction of other requirements, including the conditions described below. See “The Merger Agreement — General.”
Regulatory Matters (page      )
      Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), we and MSH Supermarkets may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and MSH Supermarkets filed pre-merger notifications with these antitrust authorities pursuant to the HSR Act on June 12, 2006, and early termination of the waiting period was granted, effective June 23, 2006.
      Except for the required HSR filings, the compliance with applicable federal and state securities laws, the filing of articles of merger in Indiana at or before the effective time of the merger, and certain other state and federal filings with respect to pharmacy, drug, tobacco and alcoholic beverage laws, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the completion of the merger.
Non-Solicitation of Other Offers (page      )
      The merger agreement contains restrictions on our ability to solicit, initiate or otherwise facilitate or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to an unsolicited written bona fide proposal for a competing transaction and terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement. See “The Merger — Background of the Merger” and “The Merger Agreement — No Solicitation.”
Conditions to Completing the Merger (page      )
      Our and MSH Supermarkets’ respective obligations to effect the merger are subject to the satisfaction of a number of conditions, including the following:

•	approval of the merger agreement and the merger by at least a majority of all of the outstanding shares of our Class A common stock and Class B common stock, voting separately as classes;

•	expiration or termination of the waiting period under the HSR Act (which waiting period was terminated early, effective June 23, 2006);

•	the absence of any order, decree, ruling, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the merger; and

•	receipt by our board of directors and the respective boards of directors of MSH Supermarkets and MS Operations of the solvency letter described under “The Merger — Certain Risks in the Event of Bankruptcy.”
      MSH Supermarkets and MS Operations will not be obligated to consummate the merger unless the following conditions have been satisfied or waived:

•	our representations and warranties with respect to organization, authorization, capital structure, certain indebtedness, the absence of a material adverse effect on us and our subsidiaries taken as a whole, the opinion of financial advisors, finders’ fees and other fees, the amendment of our rights agreement and state takeover statutes must be true and accurate in all respects, in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of a specified date);

•	our other representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or any material adverse effect on us and our subsidiaries taken as a whole), in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole;

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	we must have delivered to MSH Supermarkets an officer’s certificate certifying that the conditions in the three preceding items have been satisfied;

•	any filing or consent with any governmental authority the absence of which would reasonably be expected to have a material adverse effect on us and our subsidiaries taken as a whole must have been obtained;

•	all of our directors must have tendered their resignations, and such directors of our subsidiaries and such officers of ours and our subsidiaries as requested by MSH Supermarkets have tendered their resignations, in each case effective as of the effective time of the merger;

•	we must have obtained all consents and approvals and made all notices required to be obtained or made pursuant to the merger agreement; and

•	we shall have satisfied and discharged our outstanding 8 7/8% senior subordinated notes that mature in 2007 in accordance with the merger agreement.
      We will not be obligated to consummate the merger unless the following conditions have been satisfied or waived:

•	MSH Supermarkets’ and MS Operations’ representations and warranties with respect to organization and authorization must be true and accurate in all respects, in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of a specified date);

•	MSH Supermarkets’ and MS Operations’ other representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or material adverse effect on MSH Supermarkets and its subsidiaries taken as a whole), in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on MSH Supermarkets and its subsidiaries taken as a whole;

•	MSH Supermarkets and MS Operations must have performed in all material respects all of their respective obligations under the merger agreement; and

•	MSH Supermarkets must have delivered to us an officer’s certificate certifying that the conditions in the three preceding items have been satisfied.
      See “The Merger Agreement — Conditions.”
Termination of the Merger Agreement (page      )
      The merger agreement may be terminated under certain circumstances, including:

•	by mutual written consent of MSH Supermarkets and us, duly authorized by the respective boards of directors of MSH Supermarkets and us;

•	by either MSH Supermarkets or us, if the merger has not been completed by October 17, 2006 for any reason, provided that this right to terminate will not be available to a party whose failure to perform any material covenant or obligation under the merger agreement has been the principal cause of or resulted in the failure of the merger to be completed by October 17, 2006;

•	by either MSH Supermarkets or us, if five business days have elapsed following the entry of any permanent injunction or other similar order preventing the consummation of the merger (so long as such injunction or order is still in effect), and prior to such termination the parties have used reasonable best efforts to resist, resolve or lift such injunction or order;

•	by either MSH Supermarkets or us, if our shareholders do not approve the merger agreement and the merger at the special meeting (or any adjournment or postponement thereof), except that this right to terminate is not available to us if we are in breach of our obligations relating to the non-solicitation of other transactions, the holding of, and soliciting votes for, the special meeting or preparing, filing and mailing this proxy statement;

•	by either MSH Supermarkets or us, if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure to satisfy any of the conditions to the merger related to the truth and accuracy of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and which breach has not been cured within 30 days after written notice or cannot be cured by October 17, 2006;

•	by MSH Supermarkets, if our board of directors (or any authorized committee thereof) takes any action:

-	determining that it must withdraw or modify in a manner adverse to MSH Supermarkets its recommendation to the shareholders regarding the merger agreement and the merger; or

-	approving or recommending any superior proposal (or resolving to do so);

•	by MSH Supermarkets, if we violate our obligations under the merger agreement relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement;

•	by MSH Supermarkets, if our board of directors (or any authorized committee thereof) fails to publicly and unconditionally reaffirm its recommendation to our shareholders regarding the merger agreement and the merger within ten business days following MSH Supermarkets’ request to do so or if a competing transaction is publicly disclosed and we fail to announce our opposition to such competing transaction within ten business days; or

•	by us, if, prior to our shareholders approving the merger agreement and the merger, our board of directors shall have resolved to approve and recommend a superior proposal not solicited in violation of the merger agreement and:

-	our board of directors determines in good faith after consultation with legal counsel and our financial advisor that failure to terminate the merger agreement would be a breach of its fiduciary obligations under Indiana law;

-	before exercising our termination right, we have provided notice of a superior proposal and its terms to MSH Supermarkets, we negotiate in good faith with MSH Supermarkets during a five-business-day period to propose adjustments to the terms and conditions of the merger agreement that would enable us to continue our recommendation of the merger agreement and the merger, and MSH Supermarkets fails within the five business days to make such adjustments as would enable our board of directors, based on the advice of our financial advisor, to determine that the merger agreement and the merger are at least as favorable to our shareholders as such superior proposal; and

-	we pay a termination fee to MSH Supermarkets in an aggregate amount of $10 million concurrently with the termination of the merger agreement.
      See “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee.”
Termination Fee and Expenses (page      )
      Under certain circumstances in connection with the termination of the merger agreement, we have agreed to reimburse MSH Supermarkets and MS Operations for their out-of-pocket expenses up to a maximum of $5 million and/or pay MSH Supermarkets a termination fee of $10 million. See “The Merger Agreement — Termination Fee” and “The Merger Agreement — Expenses.”
Financing of the Merger (page      )
      The aggregate cash merger consideration payable to our shareholders and option holders in the merger will be approximately $88.7 million. MSH Supermarkets has received a commitment letter from its affiliate, Sun Capital Partners IV, LP, to provide it with cash in the amount of $100 million. We are an express third party beneficiary of that commitment. In addition, Sun Capital Partners IV, LP has committed to provide MSH Supermarkets with up to an additional $225 million of cash in the form of bridge financing to ensure that MSH Supermarkets has sufficient funds to complete the merger, pay off certain existing indebtedness and fund the costs of the merger. We are not a third party beneficiary of such commitment. There is no financing condition to its obligation to close the merger. See “The Merger — Financing for the Merger.”
Exchange and Payment Procedures (page      )
      MS Operations will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. Do not send in your Marsh stock certificates now. See “The Merger Agreement — Treatment of Common Stock and Stock Options — Exchange and Payment Procedures.”
Material U.S. Federal Income Tax Consequences (page      )
      The merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally may cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes. See “The Merger — Material U.S. Federal Income Tax Consequences.”

No Dissenters’ Rights (page      )
      Under the IBCL, holders of shares that are entitled to vote on a merger or similar transaction and that are traded on The Nasdaq Global Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Both of our Class A common stock and our Class B common stock are traded on The Nasdaq Global Market and, accordingly, holders of shares of our common stock do not have dissenters’ rights in connection with the merger. See “No Dissenters’ Rights.”
Certain Risks in the Event of Bankruptcy (page      )
      If we were insolvent at the time of the merger or we would become insolvent because of the merger, the funds paid to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of our creditors. If such claims were asserted by our creditors, there is a risk that persons who were shareholders at the effective time of the merger would be ordered by a court to return to our trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. It is a condition to the merger that our board of directors receive a letter from an appraisal firm of national reputation reasonably acceptable to the special committee supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, we will be solvent. See “The Merger Agreement — Other Agreements.”
Questions (page      )
      If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact our proxy solicitation agent:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
1-800-322-2885
Email: proxy@mackenziepartners.com

RECENT DEVELOPMENTS
Financial Results for Fiscal Year 2006
      On June 30, 2006, we filed our Annual Report on Form 10-K for the fiscal year ended April 1, 2006. As set forth in more detail in the Form 10-K, total revenues were $1,744.4 million for the 52-week fiscal year 2006 compared to $1,747.4 million for the 53-week fiscal year 2005. Retail sales in comparable supermarkets and convenience stores for fiscal year 2006 were 0.8% above sales in fiscal year 2005. Comparable store merchandise sales in fiscal year 2006, which exclude gasoline sales, declined 1.7% from fiscal year 2005. Continued high levels of competitive promotional activity and competitors’ new store openings continued to adversely affect our comparable store sales.
      Net loss for fiscal year 2006 was $40.2 million, or $5.09 per diluted share, as compared to net income of $4.2 million, or $0.52 per diluted share, last year. Loss before income taxes in fiscal year 2006 was $57.9 million, as compared to income before income taxes of $6.5 million last year. The loss before income taxes for fiscal year 2006 was primarily attributable to charges totaling $43.5 million, which were recorded as follows: (i) total long-lived asset impairment charges of $15.0 million; (ii) total charges related to the closing of stores and the abandonment of certain other leased equipment of $8.4 million; (iii) total charges related to a reduction in force of employees at our headquarters and incurred severance and other personnel related costs related to terminating employees at the closed store locations of $7.0 million; and (iv) impairment of $13.1 million of goodwill in the supermarket and McNamara divisions.
Litigation Relating to the Merger
      On June 16, 2006, we filed a complaint in the Hamilton Superior Court, Hamilton County, Indiana, naming MSH Supermarkets, MS Operations, Cardinal and Drawbridge as defendants. The complaint asked for a declaratory judgment clarifying our rights and responsibilities under the merger agreement. Specifically, we asked for a determination of whether the provisions of the merger agreement requiring us not to waive or fail to enforce the standstill provisions in the confidentiality agreement executed by Cardinal prevent us from negotiating with Cardinal and Drawbridge or whether the merger agreement permits us to consider the communication from Cardinal and Drawbridge regarding a competing transaction if our board of directors determines that it is reasonably likely to be a “Superior Proposal.” We also requested an injunction that, depending upon how the Court resolved the declaratory issue, either (a) compels Cardinal and Drawbridge to withdraw their indications of interest and prohibits them from violating the terms of the confidentiality agreement entered into by Cardinal, or (b) prohibits MSH Supermarkets from terminating the merger agreement based on our taking any actions the Court declares we may take. Finally, we requested that, regardless of what other relief the Court may order, the Court (a) declare that our filing of the lawsuit and requesting a judicial resolution of the controversy is not a breach of the merger agreement, and (b) an injunction prohibiting MSH Supermarkets from taking any action to terminate the merger agreement on that basis.
      On June 26, 2006, MSH Supermarkets and MS Operations filed an answer to our declaratory judgment complaint in which they asserted a counterclaim against us for unspecified compensatory damages for breaching the merger agreement. In their counterclaim, MSH Supermarkets and MS Operations also sought (a) a declaratory judgment that the merger agreement precludes us from directly or indirectly allowing Cardinal and Drawbridge to pursue an acquisition of us and that we have breached the merger agreement by failing to enforce the confidentiality agreement entered into by Cardinal and (b) an injunction compelling us to enforce the confidentiality agreement. MSH Supermarkets and MS Operations also alleged cross-claims against Cardinal and Drawbridge seeking unspecified compensatory damages for tortious interference with a contractual relationship and for a breach of the confidentiality agreement entered into by Cardinal.
      On June 29, 2006, Cardinal and Drawbridge filed an answer to our declaratory judgment complaint in which they seek (a) a declaratory judgment that (i) under the confidentiality agreement, Cardinal/ Drawbridge is entitled to seek our consent to make an offer to acquire us, (ii) under the confidentiality agreement and the fiduciary obligations of our board of directors, we are entitled to give such consent and thus receive and consider Cardinal/ Drawbridge’s proposal, and (iii) nothing in the merger agreement precludes us from receiving and considering Cardinal/ Drawbridge’s proposal; and (b) an injunction enjoining Sun Capital Partners (i) from hindering or preventing us from exercising our right under the merger agreement to consider Cardinal/ Drawbridge’s contemplated proposal to acquire us in accordance with the terms and procedures set forth in section 5.5 of the merger agreement, and (ii) from requiring us to hold a shareholder vote on the merger before we have the opportunity to receive and fully consider Cardinal/ Drawbridge’s contemplated proposal to acquire us. Cardinal also alleges claims against MSH Supermarkets and MS Operations seeking unspecified damages for tortious interference with a contractual relationship.
      On July 24 and 25, 2006, the Court conducted a trial of the claims asserted in our complaint and the corresponding claims of MSH Supermarkets, MS Operations, Cardinal and Drawbridge for declaratory judgment and injunctive relief. The Court deferred taking any action concerning the counterclaims and cross-claims for damages of MSH Supermarkets and MS Operations and the counterclaims of Cardinal and Drawbridge for damages. At the outset of the trial, MSH Supermarkets and MS Operations voluntarily dismissed, without prejudice, their counterclaim against us alleging that the filing of the lawsuit was a breach of the merger agreement. On August 2, 2006, the Court entered an order and judgment holding that we may not pursue the indication of interest from Cardinal and Drawbridge under any circumstances without violating the terms of the merger agreement. The court did not grant any requested injunctions.
      On June 27, 2006, a purported shareholder class and derivative action lawsuit was filed in the Marion Superior Court, Marion County, Indiana, naming our directors, our former President and Sun Capital Partners as defendants. This lawsuit is entitled Irene Kasmer, on Behalf of Herself and All Others Similarly Situated and Derivatively on Behalf of Marsh Supermarkets, Inc. vs. Don E. Marsh, William L. Marsh, David A. Marsh, P. Lawrence Butt, Charles R. Clark, James K. Risk, III, Stephen M. Huse, J. Michael Blakley, K. Clay Smith, Catherine A. Langham, John J. Heidt, Sun Capital Partners, Inc. and Marsh Supermarkets, Inc. The complaint, purportedly filed on behalf of both us and a putative class of our shareholders, alleges, among other things, that the individual defendants breached their fiduciary duties to us and our shareholders, abused their ability to control and influence us, grossly mismanaged us and were unjustly enriched, each of which caused us and our shareholders to suffer damages. The complaint alleges that the defendants have paid excessive compensation to certain individuals, engaged in improper related party transactions, made false statements to our shareholders and wrongfully approved the proposed merger for inadequate consideration. The plaintiff alleges that Sun Capital Partners aided and abetted the foregoing acts and transactions. The complaint seeks the following relief: (1) a declaration that the individual defendants have breached and are breaching their fiduciary and other duties to plaintiff and the other members of the putative class of shareholders; (2) a declaration that the proposed transaction with MSH Supermarkets is null and void; (3) an injunction prohibiting us and our directors from proceeding with, consummating or closing the proposed transaction with MSH Supermarkets; (4) an injunction requiring the individual defendants to explore third-party interest from other potential acquirors and obtain the highest offer to acquire us; (5) an order rescinding and setting aside the proposed transaction with MSH Supermarkets in the event that it is consummated; (6) undisclosed compensatory damages and interest; and (7) an award of costs and disbursements, including reasonable attorneys’ and experts’ fees. On August 2, 2006, the lawsuit was removed to the United States District Court for the Southern District of Indiana. On August 3, 2006, we filed a motion to dismiss the complaint on the grounds that (1) the claims challenging the proposed merger are not ripe and are barred by Indiana corporate law, (2) the state law fraud claims are preempted by federal law, and (3) for her derivative claims purportedly brought on behalf of us, the plaintiff has failed to comply with applicable requirements under Indiana law. Although the derivative claims in the lawsuit are brought nominally on behalf of us, we expect to incur defense costs and other expenses in connection with the lawsuit. In addition, we are obligated to indemnify our directors and officers who are named as individual defendants, provided that certain conditions are satisfied. At this time, we are unable to determine how the various claims asserted in this action may affect our results of operations or financial condition, or the impending merger with MSH Supermarkets and MS Operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This proxy statement and the documents to which we refer you in this proxy statement, contain certain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Marsh, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continues” or other similar expressions. For each of these statements, we claim the protection of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain known and unknown risks and uncertainties that are beyond our control. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement and the merger by our shareholders and the receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to be completed for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger or any failure to complete the merger on relationships with our customers and major vendors, operating results and business generally, including our ability to retain key employees and maintain supplier relationships;

•	our financial performance through the completion of the merger;

•	intensified competitive pressures in the markets in which we compete;

•	general economic and market conditions, including changes in consumer purchasing power and/or spending patterns;

•	the overall condition of the supermarket industry;

•	current political and general economic conditions or changes in such conditions;

•	actions of U.S., foreign and local governments;

•	changes in laws, regulations or the interpretation of those laws or regulations;
and risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page [     ] of this proxy statement. Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement to the extent necessary.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION
Marsh
Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, Indiana 46256-3350
Telephone: (317) 594-2100
      Marsh is a leading regional retail grocery chain, operating 68 Marsh® supermarkets, 38 LoBill® Foods stores, eight O’Malia® Food Markets, 154 Village Pantry® convenience stores, and two Arthur’s Fresh Market stores in Indiana and western Ohio. We also operate Crystal Food Servicessm, which provides upscale catering, cafeteria management, office coffee, coffee roasting, vending, and concessions, and restaurant management and Primo Banquet Catering and Conference Centers, Floral Fashions®, McNamara Florist®, and Enflora® — Flowers for Business.
MSH Supermarkets and MS Operations
MSH Supermarkets Holding Corp.
MS Operations, Inc.
c/o Sun Capital Partners Group IV, Inc.
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Telephone: (561) 394-0550
      MSH Supermarkets Holding Corp., a newly formed Delaware corporation, was formed by and is a wholly owned subsidiary of Sun Capital Partners IV, LP solely for the purpose of acquiring Marsh. MSH Supermarkets has not engaged in any business except in connection with the merger.
      MS Operations, Inc., a newly formed Indiana corporation, was formed by MSH Supermarkets solely for the purpose of entering into the merger agreement and facilitating the merger contemplated by the merger agreement. MS Operations is wholly owned by MSH Supermarkets and has not engaged in any business except in connection with the merger.
Sun Capital Partners IV, LP
Sun Capital Partners IV, LP
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Telephone: (561) 394-0550
      Sun Capital Partners IV, LP is an investment fund with $1.5 billion of committed capital. Sun Capital Partners IV, LP invests in controlling interests in companies that meet its investment criteria.
Sun Capital Partners Group IV, Inc.
Sun Capital Partners Group IV, Inc.
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Telephone: (561) 394-0550
      Sun Capital Partners Group IV, Inc. is an affiliate of Sun Capital Partners IV, LP which explores investment opportunities suitable for consideration by Sun Capital Partners IV, LP.

THE SPECIAL MEETING OF OUR SHAREHOLDERS
      We are sending you this proxy statement as part of the solicitation of proxies by our board of directors for use at the special meeting. We are first mailing this proxy statement, including a notice of special meeting and a form of proxy, on or about August [     ], 2006.
Date, Time and Place of the Special Meeting
      The special meeting will be held on September [     ], 2006 at 10:00 a.m., local time, at our principal executive offices, 9800 Crosspoint Boulevard, Indianapolis, Indiana.
Purpose of the Special Meeting
      At the special meeting, you will be asked:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of May 2, 2006, by and among MSH Supermarkets, MS Operations and Marsh and the merger of MS Operations with and into Marsh pursuant to which you will be entitled to receive $11.125 per share in cash, without interest, less any required withholding taxes, for each share of our Class A common stock and for each share of our Class B common stock that you own;

•	in the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger; and

•	to consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.
Our Board’s Recommendation
      Our board of directors, based in part on the unanimous recommendation of the special committee, has unanimously determined that the merger is advisable, fair to and in the best interests of us and our shareholders, has approved and adopted the merger agreement and the merger and recommends that you vote “FOR” the approval of the merger agreement and the merger. See “The Merger — Reasons for the Merger.”
Who Can Vote at the Special Meeting
      Only holders of record of our common stock as of July 26, 2006, which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain a legal proxy from them and vote the shares yourself at the meeting. On July 26, 2006, there were 3,734,927 shares of our Class A common stock outstanding held by approximately 2,230 holders of record and 4,212,284 shares of our Class B common stock outstanding held by approximately 2,512 holders of record.
Vote Required
      Approval by our shareholders of the merger agreement and the merger requires the affirmative vote of a majority of all votes entitled to be cast at the special meeting by the holders of the outstanding shares of our Class A common stock and Class B common stock, voting separately as classes. Each share of common stock is entitled to one vote per share. Because the required vote of our shareholders is based upon the number of votes entitled to be cast at the special meeting by the holders of the outstanding shares of our common stock, rather than upon the votes actually cast, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting will have the same legal effect as a vote against approval of the merger agreement and the merger. The failure to vote your shares held in the 401(k) Plan or in the MEOP would not have the same legal effect as a vote against the merger agreement and the merger because the trustee of those plans will vote the shares for which it does not receive voting instructions in the same proportion that it votes the shares for which it receives voting instructions.
      All but one of our directors and executive officers have informed us that they intend to vote all of their shares for the approval of the merger agreement and the merger and for the granting to our board of directors discretionary authority to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies. Mr. Jack J. Bayt has advised us that he is opposed to the merger. As of the close of business on the record date, our directors and executive officers, excluding Mr. Bayt, owned 716,476 shares of our Class A common stock (excluding options to purchase shares of our Class A common stock), which represented 19.2% of the outstanding shares of Class A common stock on such date, and 429,985 shares of our Class B common stock (excluding options to purchase shares of our Class B common stock), which represented 10.2% of the outstanding shares of Class B common stock on such date.
      Approval of the proposal to grant to our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger will be subject to the vote of a greater number of votes cast by holders of both classes of our common stock favoring approval than the votes cast opposing it. Accordingly, abstentions will not affect the determination of whether such proposal is approved.
      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the merger agreement and the merger. As a result, if you do not instruct your broker to vote your shares, it will have the same legal effect as a vote against approval of the merger agreement and the merger, but will not affect the outcome of the vote regarding granting to our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.
      The holders of a majority of the votes entitled to be cast by the holders of each of the outstanding shares of our Class A common stock and our Class B common stock, respectively, as of the record date, represented at the special meeting in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.
Voting
      Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or through the Internet or by phone as described in the following paragraph. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement and the merger and, in the event that there are insufficient votes for approval of the merger agreement and the merger, the shares will be voted “FOR” the proposal to grant our board of directors discretion to adjourn or postpone the special meeting to obtain additional votes for approval of the merger agreement and the merger. We do not expect that any other matters will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, the persons named as proxies will vote in accordance with their judgment.
      In addition, shareholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. You should be aware that in submitting a proxy through the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for shareholders of record will close at 5:00 p.m. on September [     ], 2006.
      Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at 1-800-322-2885.
      Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.
      If you participate in our 401(k) Plan and you hold shares of our common stock in your account, you may give voting instructions to the trustee of the 401(k) Plan as to (i) the number of shares of our common stock credited to your account under the 401(k) Plan on the record date and (ii) the proportionate number of shares of our common stock allocated to the accounts of other participants in the 401(k) Plan but for which the trustee does not receive valid voting instructions and as to which you are entitled to direct the voting in accordance with the 401(k) Plan provisions. If you participate in the MEOP, you may give voting instructions to the trustee of the MEOP as to (i) the number of shares of our common stock credited to your account under the MEOP on the record date and (ii) the proportionate number of shares of our common stock allocated to the accounts of other participants in the MEOP but for which the trustee does not receive valid voting instructions and as to which you are entitled to direct the voting in accordance with the MEOP provisions. You may provide voting instructions by completing the enclosed instruction card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. The trustee of the 401(k) Plan and/or the MEOP will vote your shares in accordance with your duly executed instruction card received by September [     ], 2006 at 5:00 p.m., EDT. In addition, you may submit your voting instructions by telephone or through the Internet by following the instructions included on the instruction card. If you submit your voting instructions by telephone or through the Internet, please do not return the instruction card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. You should be aware that in submitting voting instructions by telephone or through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone voting facility and the Internet voting facility for participants in the 401(k) Plan and the MEOP will close at 5:00 p.m., EDT, on September [     ], 2006. You may not vote in person at the special meeting shares of our common stock held in your account under the 401(k) Plan or the MEOP. If you do not properly submit voting instructions, the trustee of the 401(k) Plan and/or the trustee of the MEOP will vote the number of shares of our common stock credited to your account in the same proportion that it votes shares for which it did receive timely instructions. Your voting instructions will be kept confidential by the trustee of the 401(k) Plan and/or the trustee of MEOP.
      DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY OR INSTRUCTION CARD. A LETTER OF TRANSMITTAL CONTAINING INSTRUCTIONS FOR THE SURRENDER OF MARSH STOCK CERTIFICATES WILL BE MAILED TO RECORD SHAREHOLDERS AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION OF THE MERGER.
Revoking Your Proxy
      You may revoke your proxy at any time before it is voted by:

•	giving notice in writing to the Secretary of Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350;

•	delivering a new proxy in writing, by telephone or over the Internet, dated after the date of the proxy you wish to revoke; or

•	attending the special meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.
If you participate in the 401(k) Plan or the MEOP, you may revoke previously given instructions for shares held in your account prior to 5:00 p.m., EDT, on September [     ], 2006, by delivering new voting instructions in writing, by telephone or through the Internet, dated after the date of the voting instructions you wish to revoke.
Solicitation of Proxies
      We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
      Sun Capital Partners IV, LP may engage in oral and written soliciting activities in support of the merger agreement and merger and thus may be deemed a participant in Marsh’s solicitation. Other than its interest under the merger agreement as the owner of MSH Supermarkets, Sun Capital Partners IV, LP does not have any direct or indirect interest, through security ownership or otherwise, in the merger agreement or merger.
      We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and have paid MacKenzie Partners a retainer fee of $15,000 and have agreed to pay a final fee to be negotiated by us and MacKenzie Partners reflecting any additional services, plus reimbursement of out-of-pocket expenses. The address of MacKenzie Partners is 105 Madison Avenue, New York, NY 10016. MacKenzie Partners’ telephone number is 1-800-322-2885.
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of this proxy statement, including the attached annexes, to you if you write or call us at the following address or phone number:
Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, Indiana 46256
Attention: Secretary
1-317-594-2100
Proposal to Approve Adjournment or Postponement of the Special Meeting
      We are submitting a proposal for consideration at the special meeting to grant our board of directors discretionary authority to adjourn or postpone the special meeting if there are not sufficient votes to approve the merger agreement and the merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the merger agreement and the merger by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. This proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement and the merger.
      Our board of directors recommends that you vote for “FOR” the adjournment and postponement proposal so that proxies may be used for that purpose, should it become necessary.

Other Business
      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.
Attending the Special Meeting
      In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid legal proxy from a record holder or be an invited guest of ours. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment or postponement of the meeting.
THE MERGER
      The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully.
Background of the Merger
      Our board of directors has recognized that the traditional retail grocery and convenience store markets in which we compete have come under significantly increasing competitive pressures. These pressures, our recent operating results and the other factors described in “— Reasons for the Merger,” led our board of directors to evaluate available strategic alternatives, including a sale.
      Throughout September 2005 and October 2005, Marsh held conversations with Merrill Lynch regarding Marsh’s strategic alternatives. On October 20, 2005, following a vote of our board of directors to pursue a review of strategic alternatives for Marsh, we engaged Merrill Lynch to contact potential transaction partners who might be interested in purchasing Marsh and to conduct a sale process on our behalf. Merrill Lynch also agreed to assist in arranging financing for potential buyers. Also, on that same date, the board of directors appointed a special committee of three independent and disinterested directors — John J. Heidt, James K. Risk III and K. Clay Smith — to work with our management and Merrill Lynch in this process.
      On October 26, 2005, Merrill Lynch began contacting parties who would potentially be interested in purchasing Marsh, including Sun Capital Partners. On November 28, 2005, we publicly announced that we had retained Merrill Lynch to explore strategic alternatives for the enhancement of shareholder value, including a possible sale. We further announced that we had authorized Merrill Lynch to contact a limited number of prospective strategic and financial purchasers regarding purchasing Marsh. From late October through early December 2005, Merrill Lynch contacted a total of 16 financial parties and 11 strategic parties to determine their interest in purchasing Marsh. Of those, 15 financial parties, including Sun Capital Partners, and six strategic parties executed confidentiality agreements containing customary provisions including standstill provisions under which the participants agreed not to acquire our securities or make any proposal to acquire us without our prior consent. Upon execution of the confidentiality agreements, the participants received summary descriptive materials describing Marsh’s business, management and prospects.
      In accordance with the bid procedures provided to participants in the process, beginning on December 1, 2005, various parties, including Sun Capital Partners, submitted preliminary indications of interest expressing a willingness to acquire Marsh at values ranging from $7.50 to $18.00 per share, subject, among other things, to due diligence and negotiation of a definitive agreement.
      At a meeting of the special committee on December 16, 2005, Merrill Lynch reported that it had contacted a total of 27 parties, that 21 of those parties had executed confidentiality agreements and that ten parties had submitted preliminary indications of interest. The special committee selected four financial parties — financial buyer A, financial buyer B, financial buyer C and Sun Capital Partners — and one strategic party, strategic buyer A, to move forward in the process and authorized those parties to attend management presentations, as well as to be provided access to further confidential information regarding Marsh. The special committee selected the parties for continuation in the process based on the value expressed in each indication of interest, as well as the special committee’s judgment regarding the party’s ability to move expeditiously toward consummating a transaction.
      In addition to the parties that were initially contacted by Merrill Lynch, following the November 28, 2005 announcement that we were considering strategic alternatives, several parties who had not previously been included in the process independently contacted Merrill Lynch expressing their interest in acquiring Marsh. On December 23, 2005, Cardinal Paragon, Inc., or Cardinal, one of these new contacts, submitted a preliminary indication of interest of $11.00 to $13.00 per share based on publicly available information. As with each other such contact, this proposal was reviewed with the special committee. Because several parties had provided preliminary indications of interest at values higher than Cardinal’s indication, the special committee concluded that Cardinal’s proposal was not competitive and Cardinal was not invited to proceed further.
      Each of Sun Capital Partners, financial buyer A, financial buyer B, financial buyer C and strategic buyer A attended management presentations during the first two weeks of January 2006. As part of the management presentations, each potential buyer spent time with the senior management of Marsh and was given the opportunity to visit selected stores, warehouses and other facilities. In addition to being provided access to an extensive on-line data room, each party was given the opportunity to follow-up with management on a regular basis via teleconference and, if requested, in-person meetings. All prospective buyers who remained interested in Marsh were advised by Merrill Lynch to complete full due diligence to eliminate any uncertainty in their offers.
      On January 23, 2006, financial buyer A informed Merrill Lynch that based on the diligence it had conducted to date, it was no longer interested in pursuing an acquisition of Marsh in its entirety. Merrill Lynch informed financial buyer A that Marsh was focused on strategic options for the entire company. Financial buyer A subsequently withdrew from the process.
      In early February 2006, strategic buyer A held various conversations with Merrill Lynch indicating that, given various other projects occurring at the same time, it was not likely to be able to dedicate the resources to conduct diligence and reach a conclusion regarding a revised indication of its interest. Shortly thereafter, strategic buyer A ceased active participation in the process.
      Beginning in early February 2006, various parties who remained active in the process informed Merrill Lynch that they viewed the Village Pantry convenience store business as non-core and were likely to pursue a sale of that business should they purchase Marsh. Additionally, these parties communicated that information concerning the sale value for the Village Pantry division would improve their ability to express a more definitive value for the entire company.
      On February 16, 2006, Merrill Lynch began contacting parties who were identified as possible buyers for the Village Pantry division. These parties were contacted with the understanding that should a buyer for the entire company seek to dispose of the Village Pantry division, Marsh would consider permitting such a buyer to team up with a firm that was interested in, and had already provided a value indication relating to, the Village Pantry division. Of the parties who were provided information, only one party ultimately submitted a range of values for the Village Pantry business. Due to a lack of explicit requests from active participants in the process, further information relating to the Village Pantry division was not provided to any participant.
      On February 22, 2006, Merrill Lynch distributed a letter and form of merger agreement to each of the parties then still actively engaged in the process — financial buyer B, financial buyer C and Sun Capital Partners. In each letter, Merrill Lynch requested that best and final offers, including a marked version of the merger agreement, be submitted to it by March 16, 2006.
      On February 24, 2006, financial buyer B informed Merrill Lynch that, based upon the diligence it had conducted to date, it did not plan on submitting a final offer for Marsh.

      In late February 2006, the special committee reviewed the sale process and instructed Merrill Lynch to contact selected strategic parties who had previously submitted indications of interest and to ask them to re-evaluate their original proposals. On this basis, Merrill Lynch contacted strategic buyer B and strategic buyer C, who had participated in the process during November and December of 2005. Both strategic buyer B and strategic buyer C expressed a willingness to submit a revised indication of interest if they were provided with supplemental diligence information.
      On March 2, 2006, Marsh hosted a dinner between members of our senior management team and representatives of financial buyer C. On March 3, 2006, representatives of financial buyer C attended an in-person meeting with various members of our management team.
      On March 3, 2006, Merrill Lynch provided supplementary information to strategic buyer B in response to its supplemental diligence requests. Subsequent to delivery of this information, Merrill Lynch placed phone calls to strategic buyer B to inquire as to its interest in submitting a revised indication of interest based on the supplemental information provided.
      On March 13, 2006, Marsh hosted a meeting between various members of our management team and representatives of Sun Capital Partners, followed by dinner between members of our senior management team and Sun Capital Partners.
      In early March 2006, Cardinal informed Merrill Lynch that it intended to team with an operational partner and was prepared to submit a revised indication of value at a level significantly higher than its previous indication. Cardinal executed a confidentiality agreement (which included standstill provisions) on March 13, 2006 and was provided with selected non-public information regarding Marsh.
      On March 13, 2006, financial buyer D, a party not previously contacted by Merrill Lynch, expressed an interest in purchasing Marsh. Financial buyer D informally suggested that it would make an offer with a valuation range significantly in excess of current market values. On March 14, 2006, financial buyer D executed a confidentiality agreement (which included standstill provisions) and was provided selected non-public information regarding Marsh.
      On March 15, 2006, financial buyer D submitted an indication of interest proposing to acquire us in a transaction having a $330 million enterprise value (which may have represented a per share value exceeding $14.75). The special committee evaluated this offer and found it competitive relative to other indications that were still under consideration.
      During March 2006, Cardinal and financial buyer D were provided access to the on-line data room and invited to attend a management presentation. Merrill Lynch communicated to both parties that other potential purchasers in the process had conducted significantly greater diligence and that a transaction could be signed with another party at any time.
      Also on March 15, 2006, Merrill Lynch provided supplementary information to strategic buyer C that addressed its supplemental diligence requests. Subsequent to delivery of this information, Merrill Lynch made phone calls to strategic buyer C to inquire whether it was prepared to submit a revised indication of interest following its evaluation of the supplemental information provided. Strategic buyer C never provided Merrill Lynch with a revised indication.
      On March 16, 2006, financial buyer C sent a letter to Merrill Lynch and advised Merrill Lynch that while it continued to have an interest in acquiring Marsh, it could only develop a firm view as to value if it was permitted to hold discussions with strategic buyer A regarding cooperating on a joint proposal. Subject to satisfactory completion of remaining due diligence, including the ability to structure an appropriate relationship with strategic buyer A, financial buyer C stated that it was prepared to pay $12.00 per share for Marsh. Financial buyer C did not submit a marked version of the form definitive agreement provided to it. Financial buyer C also advised Merrill Lynch that, as a condition of moving forward in the process, we would either have to agree to negotiate exclusively with financial buyer C or undertake to reimburse its expenses.

      On March 17, 2006, Cardinal submitted a revised indication of interest of $18.00 to $20.00 per share. The special committee informally discussed this offer and found it competitive with the other revised indications of interest that had been received at that time.
      On March 20, 2006, Sun Capital Partners submitted a revised proposal indicating a willingness to acquire Marsh at a price of $10.00 to $13.00 per share, subject to completion of due diligence. Sun Capital Partners also submitted a mark-up of the form definitive agreement that had been provided to it and indicated that it felt that it could complete its due diligence and negotiate definitive transaction documentation within 30 days. As part of their revised proposal, Sun Capital Partners reiterated its ability to sign a transaction without a financing contingency, including the ability and willingness to fund the entire transaction through its and its affiliates’ capital, if necessary. Sun Capital Partners also requested an exclusivity period as a condition to moving forward. In conversations subsequent to March 20, 2006, Sun Capital Partners further informed Merrill Lynch that Marsh would need to undertake obtaining Phase I environmental reports on its real estate holdings as a condition to Sun Capital Partners moving forward in the process.
      On March 21, 2006, the special committee reviewed the status of all of the parties then still actively engaged in the process. The special committee rejected Sun Capital Partners’ request for exclusivity, but agreed to undertake obtaining Phase I environmental reports because that information was likely to be required by any other prospective buyers and to move forward with Sun Capital Partners while it completed its diligence investigation and the parties negotiated a mutually acceptable definitive agreement. The special committee also rejected financial buyer C’s request for exclusivity and its request for expense reimbursement, but allowed financial buyer C to hold direct discussions with strategic buyer A on a possible joint bid.
      In late March, Cardinal and financial buyer D each attended a management presentation.
      On April 3, 2006, the form of definitive agreement that had previously been provided to other parties was supplied to Cardinal and financial buyer D.
      On April 3, 2006, financial buyer D submitted a revised indication of value of $10.47 per share, together with a request for exclusivity as a condition to moving forward in the process. On April 5, 2006, following informal discussions with the special committee, Merrill Lynch advised financial buyer D that Marsh was not willing to grant exclusivity at that time. Financial buyer D withdrew its offer the next day.
      On April 5, 2006, Rodger Krouse, a founding partner of Sun Capital Partners Inc., an affiliate of Sun Capital Partners, and Clarence Terry, managing director at Sun Capital Partners Inc., attended in-person meetings with senior members of Marsh’s management team, including our Chairman and Chief Executive Officer, our President and our Chief Financial Officer. Messrs. Krouse and Terry also visited several Marsh stores and facilities.
      On April 7, 2006, Sun Capital Partners informed Merrill Lynch that as a result of its continued diligence investigation, it was only prepared to pay $10.00 per share.
      On April 14, 2006, financial buyer C met with strategic buyer A to begin discussing structures for partnering to acquire/operate Marsh. In conversations with Merrill Lynch during the latter half of April 2006, financial buyer C communicated that it would need at least 21 days to develop an operating relationship with strategic buyer A before it could submit a firm offer and that there was no guarantee that it would make such an offer. Financial buyer C also indicated that it would seek strategic buyer A’s input regarding Marsh and the local supermarket industry prior to making a decision regarding its interest.
      On April 14, 2006, Merrill Lynch spoke with Cardinal and informed Cardinal that the board of directors was scheduled to meet on April 18, 2006, and it would be in the best interests of Cardinal to provide a revised offer of value prior to the meeting. Cardinal responded that, although its current valuation range was between its original preliminary indication range of $11.00 to $13.00 per share and its revised indication range of $18.00 to $20.00 per share, it had not yet refined its view as to what it was willing to pay within that range. Cardinal advised Merrill Lynch that it would attempt to submit a revised indication by the end of the following week. Cardinal also informed Merrill Lynch that, in order for it to move forward in the process, Marsh would need to negotiate with it on an exclusive basis or undertake to reimburse its expenses if the parties failed to reach an agreement.
      On April 14, 2006, financial buyer D advised Merrill Lynch that it would be interested in re-entering the process if it was provided a right to match any superior offer.
      Between April 14, 2006 and April 18, 2006, Merrill Lynch held various discussions with Sun Capital Partners regarding its offer, specifically addressing contingent liabilities and other issues Sun Capital Partners had identified. Based on these conversations, Sun Capital Partners increased their offer price to $11.00 per share.
      On April 17, 2006, Cardinal informed Merrill Lynch that completion of Phase I environmental reports would be a requirement for their ability to obtain committed financing for the transaction. Additionally, Cardinal indicated that it would require 60 days to complete its due diligence and we would have to agree to reimburse Cardinal for its expenses up to a cap of $1 million.
      On April 17, 2006, Merrill Lynch called strategic buyer B and communicated that, in order to be considered as a credible bidder, strategic buyer B would need to provide a revised offer prior to the scheduled board of directors meeting on April 18, 2006.
      On April 18, 2006, Merrill Lynch called strategic buyer B on several occasions. Strategic buyer B did not respond with a revised offer as requested.
      On April 18, 2006, the board of directors held its regular quarterly meeting and received a report from Merrill Lynch on the status of the process and the parties who remained actively engaged in it, including Sun Capital Partners, financial buyer C, Cardinal and financial buyer D. The board of directors discussed financial buyer D’s request for a right to match other offers and rejected it. Based on the fact that, unlike the other remaining participants, Sun Capital Partners had substantially completed its due diligence investigation, submitted a marked copy of the draft merger agreement it had been provided, was willing to offer a firm price and to enter into a definitive agreement without a financing contingency, the board of directors directed Merrill Lynch to offer exclusivity to Sun Capital Partners if it would increase its offer to $12 per share and directed our management and advisors to work toward a transaction with Sun Capital Partners.
      Between April 18, 2006 and April 20, 2006, Merrill Lynch held various discussions with Sun Capital Partners. In these discussions, Sun Capital Partners stated that it had already made its best and final offer and that it was willing to walk away from the transaction should there be any delay in finalizing an agreement. Merrill Lynch subsequently provided Sun Capital Partners with additional information addressing specific concerns raised by Sun Capital Partners in the course of its due diligence investigation.
      On April 20, 2006, Sun Capital Partners called Merrill Lynch and expressed a willingness to increase its price to $11.125 per share if Marsh would sign a letter of intent for a transaction with Sun Capital Partners that included as a term a 21-day exclusivity period to permit Sun Capital Partners to complete confirmatory diligence and to allow the parties to finalize a definitive agreement. At meetings of both the board of directors and the special committee on April 20, Sun Capital Partners’ offer was considered and the proposed letter of intent was reviewed. The two members of the special committee participating in the second meeting recommended entering into the letter of intent and the board of directors approved doing so. We announced the letter of intent on the evening of April 20, 2006, and filed a copy of it with the Securities and Exchange Commission on April 21, 2006.
      From April 21, 2006 through May 2, 2006, our management and financial and legal advisors continued to cooperate with Sun Capital Partners in its confirmatory due diligence and negotiate the terms of a definitive agreement incorporating the substantive terms of the April 20 letter of intent.
      On April 24, 2006, Merrill Lynch advised us that Merrill Lynch was among the lenders that Sun Capital Partners was considering using in connection with financing the transaction. In accordance with the terms of our engagement letter with Merrill Lynch, if Merrill Lynch was to assist in obtaining financing to the purchaser of Marsh, a second fairness opinion would be required and the cost of the second opinion would reduce the transaction fee otherwise payable to Merrill Lynch. On April 26, 2006, we engaged PJSC for this purpose.
      On April 27, 2006, Merrill Lynch received a joint indication of interest from Cardinal and Drawbridge indicating that they were prepared to pay $13.625 per share, subject to completion of their due diligence investigation. They also indicated that they would be able to complete their diligence investigation and agree to definitive merger terms within 15 days, although they did not submit a marked copy of the draft merger agreement they had been provided. Cardinal and Drawbridge also indicated that they would be willing to undertake a transaction without a financing contingency.
      On April 28, 2006, our board of directors met telephonically to review the indication of interest from Cardinal and Drawbridge. The board discussed the possible costs of violating the exclusivity rights granted to Sun Capital Partners on April 20, 2006, the non-binding nature of the new indication, the need for Cardinal and Drawbridge to complete their diligence investigations, and the risk that Sun Capital Partners would walk away from the transaction should there be any delay in moving toward a signed transaction. The board also discussed the risk that if Sun Capital Partners walked away, there could be no assurance that a definitive agreement could be reached with Cardinal and Drawbridge or that the price per share in any such definitive agreement would equal or exceed $11.125. Our board of directors instructed management and the Marsh advisors to continue working with Sun Capital Partners toward finalization of definitive transaction documentation.
      On May 2, 2006, the special committee met to review the terms and conditions of the merger agreement that had been negotiated with MSH Supermarkets and MS Operations (each an affiliate of Sun Capital Partners). Merrill Lynch and PJSC each presented a summary of their respective financial analyses of the proposed merger and responded to questions posed by members of the special committee. The special committee discussed the confidentiality agreements executed by all of the participants in the process (including Cardinal), which prohibits those participants from making an offer to acquire us without our prior consent. The special committee also discussed the provisions in the proposed merger agreement under which Marsh was not permitted to waive or fail to enforce any standstill provisions (including those contained in the confidentiality agreements) without the consent of MSH Supermarkets. After discussing and reviewing the transaction terms, the special committee unanimously determined that the merger was advisable, fair to, and in the best interests of, Marsh and its shareholders and voted unanimously to recommend that the board of directors vote in favor of the merger agreement with MSH Supermarkets and MS Operations and the merger with MS Operations.
      Also on May 2, 2006, a special meeting of the board of directors was held. The directors reviewed the terms and conditions of the merger agreement, including, without limitation, the obligation of Marsh not to waive or fail to enforce any standstill provisions in the confidentiality agreements executed by all of the participants in the process (including Cardinal). Merrill Lynch presented a summary of its financial analysis relating to the proposed merger and responded to questions. Merrill Lynch provided the board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in Merrill Lynch’s written opinion, the consideration to be received by the holders of common stock in the proposed merger was fair, from a financial point of view, to such holders. Thereafter, PJSC presented a summary of its financial analysis relating to the proposed merger and responded to questions. In connection with the deliberation by our board of directors, PJSC provided its oral opinion (subsequently confirmed in writing) that, as of the date of the opinion and based upon and subject to the considerations described in PJSC’s written opinion and such other matters as PJSC considered relevant, the consideration to be received by the holders of common stock in the proposed merger was fair, from a financial point of view, to such holders. Following further discussion, the directors, among other things, unanimously approved and adopted the merger agreement, determined that the merger agreement and the merger were advisable, fair to and in the best interests of Marsh and our shareholders, directed that the merger agreement be submitted for approval by our shareholders and recommended that shareholders vote in favor of the approval of the merger and the merger agreement. Merrill Lynch and PJSC each confirmed their respective opinions in writing on May 2, 2006.

      The merger agreement was signed by the parties on May 2, 2006, and before the commencement of trading on The Nasdaq National Market on May 3, 2006, we issued a press release announcing the execution of the merger agreement with MSH Supermarkets and MS Operations.
      On May 8, 2006, Cardinal and Drawbridge sent a letter to our board of directors requesting our consent under the standstill provisions included in the confidentiality agreement previously executed by Cardinal so that they could make an offer to acquire Marsh. Cardinal and Drawbridge indicated their willingness to purchase Marsh for $13.625 per share and to enter into a merger agreement on substantially similar terms as the one signed with MSH Supermarkets and MS Operations. However, their offer was subject to completion to their satisfaction of a due diligence investigation of Marsh, its management, accountants and advisors within a 15-day period.
      In response to the May 8, 2006 letter from Cardinal and Drawbridge, our board of directors determined that we would request the consent of MSH Supermarkets to waive the standstill provisions in the confidentiality agreement executed by Cardinal.
      On May 8, 2006, our counsel forwarded a copy of the May 8, 2006 letter to MSH Supermarkets’ counsel and communicated our request for MSH Supermarkets’ consent to the request from Cardinal and Drawbridge under the standstill provisions in the confidentiality agreement executed by Cardinal. MSH Supermarkets’ counsel informed us that MSH Supermarkets viewed the execution of confidentiality agreements with standstill provisions by participants in the sale process as a vital aspect of the sale process, that Cardinal and Drawbridge had the opportunity to complete their due diligence investigations and submit an offer with a marked copy of the form of merger agreement during the sale process, that any delay could adversely affect Marsh’s business performance and put at risk any transaction and that, for the foregoing reasons, among others, MSH Supermarkets was not willing to give us approval to waive or fail to enforce the standstill provisions in the confidentiality agreement executed by Cardinal.
      On May 10, 2006, counsel for Marsh responded in writing to Cardinal and Drawbridge. The letter indicated that the board of directors had sought permission from MSH Supermarkets to waive the standstill provision in the confidentiality agreement and that MSH Supermarkets had advised that it was unwilling to approve such a waiver.
      On May 22, 2006, Cardinal and Drawbridge sent a letter to our board of directors taking the position that MSH Supermarkets’ consent was not required for Marsh to waive the standstill provisions in the confidentiality agreement executed by Cardinal and that, subject to providing Cardinal and Drawbridge a few days to review and discuss with Marsh’s management the non-public schedules to the merger agreement, Cardinal and Drawbridge would be prepared to execute a definitive merger agreement in the form accompanying the letter and acquire Marsh for $13.625 per share. The form of merger agreement accompanying the letter was substantially the same as the merger agreement with MSH Supermarkets and MS Operations.
      Following a series of discussions with our counsel, our board of directors reaffirmed its position that we would seek the consent of MSH Supermarkets in order to approve the requested waiver of the standstill provisions of the confidentiality agreement executed by Cardinal.
      On May 24, 2006, our counsel forwarded a copy of the May 22, 2006 letter to MSH Supermarkets’ counsel and again communicated our request for MSH Supermarkets’ consent to the waiver of the standstill provisions in the confidentiality agreement executed by Cardinal.
      On May 26, 2006, MSH Supermarkets sent a letter to the special committee indicating that it disagreed with the claims made by Cardinal and Drawbridge in their letter dated May 22, 2006, that such letter was itself a breach of the confidentiality agreement executed by Cardinal, that waiving the standstill provisions would present an unnecessary delay and risk to the completion of the merger and potentially harm Marsh’s operations and that the indication of interest was not credible given the contingencies upon which it was based. Nevertheless, the letter also expressed a willingness to consent to a waiver of the standstill provisions of the confidentiality agreement executed by Cardinal under certain terms, including, but not limited to, amending the merger agreement with MSH Supermarkets and MS Operations to require Marsh to reimburse MSH Supermarkets for transaction expenses in addition to its breakup fee in the event the merger agreement is terminated, limiting Cardinal and Drawbridge to three days to meet with management and to execute a definitive merger agreement, requiring any definitive merger agreement with Cardinal and Drawbridge to expressly waive all standstill provisions so that other parties that were involved in the sale process and are party to standstill agreements would be free to reconsider a transaction and that Cardinal and Drawbridge forego any breakup fee other than a reimbursement for the breakup fee paid to MSH Supermarkets.
      On May 27, 2006, our board of directors discussed the terms proposed by MSH Supermarkets and reviewed the existing protections afforded to MSH Supermarkets under the provisions of the merger agreement regarding competing proposals. Our board of directors rejected the terms proposed by MSH Supermarkets for consenting to the waiver requested by Drawbridge and Cardinal.
      On May 28, 2006, our counsel communicated our rejection of MSH Supermarkets’ terms and offered a counterproposal that included limiting the amount of expense reimbursement included in any amendment to the merger agreement to $2,000,0000, rejecting any limit on the time Cardinal and Drawbridge were provided to sign a definitive merger agreement and rejecting the requirement that Cardinal and Drawbridge forego any breakup fee other than a reimbursement for the breakup fee paid to MSH Supermarkets because such a requirement was unlikely to be acceptable to Cardinal and Drawbridge or any other third party and, in view of the termination fee and right to match a higher offer in the MSH Supermarkets merger agreement, provided no additional benefit or protection to MSH Supermarkets. In addition, while rejecting the requirement that any definitive merger agreement we enter into with Cardinal and Drawbridge expressly waive all standstill provisions with all parties, we were willing to waive the standstill provisions of either MSH Supermarkets or all parties immediately.
      On May 29, 2006, MSH Supermarkets sent a letter to the special committee rejecting our counterproposal, advising us that it would not consent to our waiving the standstill provisions of the confidentiality agreement executed by Cardinal and demanding that we take such actions as are necessary to prevent Cardinal and Drawbridge from violating their standstill agreement. MSH Supermarkets also indicated that, in its view, it would be a breach of the merger agreement if we were to engage in any dialogue with Cardinal and Drawbridge concerning their letters.
      On May 30, 2006, we issued a press release reporting the receipt of the letters from Cardinal and Drawbridge and the responses from MSH Supermarkets to our request for its consent. We also filed a Form 8-K with the Securities and Exchange Commission with respect to the correspondence between Cardinal, Drawbridge, MSH Supermarkets and ourselves and included such correspondence as exhibits thereto.
      On June 8, 2006, our counsel made a new proposal to counsel for MSH Supermarkets seeking its consent to our waiver of the standstill provisions with Cardinal. We indicated our willingness to amend the merger agreement to reimburse MSH Supermarkets and MS Operations for their expenses in an amount up to $3.5 million in all circumstances in which a termination fee was payable, that Cardinal and Drawbridge would have only seven days in which to complete their due diligence investigations and agree to a definitive merger agreement, and that any such definitive merger agreement would contain terms waiving all standstill agreements with all participants in the sale process. MSH Supermarkets rejected the proposal the same day.
      On June 12, 2006, we issued a press release announcing our opposition at this time to the competing transaction described in the letters from Cardinal and Drawbridge. If we had not issued such a press release within 10 business days of the date the communications from Cardinal and Drawbridge became public, MSH Supermarkets would have had the right to terminate the merger agreement and receive a $10 million termination fee. See “The Merger Agreement — Termination.”
      On June 16, 2006 we filed a complaint in the Hamilton Superior Court, Hamilton County, Indiana, naming MSH Supermarkets, MS Operations, Cardinal and Drawbridge as defendants. The complaint asked for a declaratory judgment clarifying our rights and responsibilities under the merger agreement.
      For a description of the recent developments regarding this action and a purported class and derivative action relating to the merger, see “Recent Developments — Litigation Relating to the Merger.”

Reasons for the Merger

The Special Committee
      On May 2, 2006, the special committee, by unanimous vote, adopted resolutions:

•	determining that the merger is advisable, fair to, and in the best interests of, Marsh and its shareholders; and

•	recommending that our board of directors adopt and approve the merger agreement and the merger.
      In reaching its determinations, the special committee consulted with our financial and legal advisors, and considered the best interests of Marsh, including the effects of the merger on our shareholders, employees and communities in which Marsh has stores and other facilities, on both a short-term and long-term basis. The special committee also considered the financial analyses to be presented to our board of directors by Merrill Lynch and PJSC and the fairness opinions that those firms were prepared to deliver to our board of directors. See “— Fairness Opinions Delivered to Our Board of Directors” for a description of the analyses and opinions. In reaching the foregoing determinations, the special committee considered the following material factors that it believed supported its determinations:

•	The special committee’s belief that the merger was more favorable to our shareholders than any other alternative reasonably available to us and our shareholders in light of the results of the extensive and publicly disclosed process that had been conducted for more than six months to locate qualified strategic and financial buyers for Marsh;

•	The challenges posed to Marsh from increasing competition, particularly from Wal-Mart, as we expected as many as 17 new competitive stores to open or begin development within our market area in fiscal 2007 and that 13 of these new stores would be Wal-Mart stores;

•	Continuing limits on our financial flexibility which could hamper our ability to refinance our outstanding 8 7/8% senior subordinated notes that mature in 2007, make necessary capital expenditures to maintain our stores and resume paying cash dividends on our common stock in the foreseeable future;

•	The need to maintain the confidence and financial support of the major vendors on whom we depend to provide the products in our stores;

•	Our recent results of operations, which included a 6.9% decrease in comparable store sales in the supermarkets division in the fourth quarter of 2006 as compared to the same quarter in the prior fiscal year, and the continued under-performance of several of our newer Marsh lifestyle supermarkets;

•	The fact that for the first three quarters of fiscal 2006, Marsh posted a net loss of $12.6 million compared to net income of $5.6 million during the same period in fiscal 2005;

•	The current financial projections prepared by management, including the risks related to the achievement of such projections in light of our recent history and current market conditions;

•	The fact that by April 14, 2006, after nearly six months of an active and publicly disclosed sale process, the only participants who continued to express any interest in acquiring Marsh were Sun Capital Partners, financial buyer C and Cardinal;

•	The fact that Sun Capital Partners had indicated throughout the process that it would not require a financing condition;

•	The fact that by April 20, 2006, Sun Capital Partners had advised the special committee that $11.125 per share was its final offer and that it would withdraw from the process if Marsh would not agree to negotiate on an exclusive basis with it;

•	The fact that as of April 28, 2006, all substantive terms of a definitive agreement with Sun Capital Partners had been agreed to in principle by the parties;

•	The fact that by May 2, 2006, Sun Capital Partners had conducted the most extensive business and legal due diligence on Marsh, had engaged outside legal, accounting and other advisors, and was the only participant to have submitted a mark-up of a definitive agreement;

•	The fact that, notwithstanding the higher indication of interest from Cardinal and Drawbridge, that indication of interest had not been sent to us until after we had publicly announced that we were negotiating with Sun Capital Partners on an exclusive basis, was not a binding offer and was expressly subject to further due diligence investigation and the negotiation of a definitive agreement;

•	The risk that Sun Capital Partners would walk away if we were to delay and the fact that there could be no assurance that we could execute a definitive agreement with Cardinal and Drawbridge and at a price per share at or in excess of $11.125;

•	The relationship of the merger consideration to the then-current trading price and the historical trading prices of our common stock, including the fact that the per share cash merger consideration to be paid in the merger represented:

-	a premium of 5.0% and 9.1% above the closing price of our Class A common stock and our Class B common stock, respectively, one day prior to public announcement of the letter of intent with Sun Capital Partners;

-	a premium of 20.0% and 28.7% above the average closing price of our Class A common stock and our Class B common stock, respectively, for the seven days prior to public announcement of the letter of intent with Sun Capital Partners;

-	a premium of 18.0% and 21.7% above the average closing price of our Class A common stock and our Class B common stock, respectively, six months prior to public announcement of the letter of intent with Sun Capital Partners;

•	The fact that the merger consideration to be received by our shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our shareholders;

•	The terms and conditions of the merger agreement and the course of negotiations thereof. The special committee considered in particular:

-	the conditions to the closing of the merger, including the fact that the obligations of MSH Supermarkets and MS Operations under the merger agreement are not subject to a financing condition;

-	our ability, subject to certain conditions and limitations, to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if, among other things, our board of directors (or the special committee) determines in good faith, after consultation with its legal and financial advisors, that such proposal is, or is reasonably likely to be, more favorable to our shareholders, from a financial point of view, than the merger and that the failure to do so would be a breach of its fiduciary duties;

-	our right to terminate the merger agreement in order to accept a superior proposal from a third party, subject to certain conditions and payment of a termination fee to MSH Supermarkets; and

-	the amount of the termination fee and expense reimbursement provisions of the merger agreement, and a comparison of these and other key provisions to precedent transactions;

•	The fact that the merger agreement would be available to third parties promptly following the public disclosure of the merger agreement through the Securities and Exchange Commission’s EDGAR database as part of a Current Report on Form 8-K to be filed by us (such Form 8-K was filed by us on May 3, 2006);

•	The fact that Sun Capital Partners executed and delivered a cash commitment letter pursuant to which Sun Capital Partners committed, subject to the conditions provided therein, to provide to MSH Supermarkets cash in an amount equal to $100 million and the fact that we are an express third party beneficiary thereof;

•	The fact that Sun Capital Partners and its affiliates have acquired and operated other companies in the retail industry and have established relationships with key retail vendors and other suppliers;

•	Our relatively small market capitalization and low trading volume when compared to other companies listed on The Nasdaq National Market, making the liquidity and certainty of value associated with the merger consideration attractive to our shareholders;

•	The careful review of the representations and warranties in the merger agreement, and the preparation of our disclosure letter, by our management team and its outside counsel;

•	The covenant in the merger agreement requiring MSH Supermarkets to (or to cause the surviving corporation to) until December 31, 2006, either continue our existing employee benefit plans (other than equity or equity-based plans and multiemployer plans) or provide our employees at the time of the merger with benefits (other than equity or equity-based awards) which are no less favorable in the aggregate to such employees than the benefits provided to such employees as of the date of the merger agreement;

•	The active and direct role of the members of the special committee in the negotiations with respect to the proposed merger, the consideration of the proposed merger and other alternatives by the special committee in over six special committee meetings and additional conference calls with our financial and legal advisors, the knowledge that our special committee members had concerning Marsh and the general business experience of such members.

•	Merrill Lynch’s and PJSC’s quantitative analyses of the financial terms of the merger agreement (assuming merger consideration of $11.125 per share), including their presentations to the special committee and our board of directors on May 2, 2006 and the valuation analyses contained therein; and

•	The opinions of Merrill Lynch and PJSC, dated May 2, 2006, that, based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the written opinions, as of such date, the merger consideration of $11.125 per share in cash was fair, from a financial point of view, to Marsh shareholders. See “— Fairness Opinions Delivered to Our Board of Directors.”
      The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	The fact that Cardinal and Drawbridge had submitted their indication of interest at a higher price than the final offer of Sun Capital Partners on April 27, 2006, but that such indication of interest was expressly subject to further due diligence and the negotiation of a final merger agreement and was only submitted after we had announced we were in exclusive negotiations with Sun Capital Partners;

•	The fact that Cardinal and other parties had executed confidentiality agreements with standstill provisions and that the merger agreement prohibited us from waiving any standstill provisions without the consent of MSH Supermarkets;

•	The fact that, following the merger, our shareholders will cease to participate in any potential future earnings growth of Marsh or benefit from any future increase in its value;

•	The fact that MSH Supermarkets and MS Operations are financial buyers that will not have any significant assets unless the merger is completed, and our remedy for any breach of the merger agreement is therefore effectively limited to the $100 million of cash committed to be provided to MSH Supermarkets under the cash commitment letter delivered by Sun Capital Partners IV, LP;

•	The numerous conditions to the closing of the merger;

•	The fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to our shareholders entitled to receive such merger consideration; and

•	The fact that our shareholders will not be entitled to exercise dissenters’ rights under Indiana law.

     The Marsh Board of Directors
      On May 2, 2006, the special committee, by unanimous vote, determined to recommend that our board of directors adopt and approve the merger agreement and the merger. At a meeting that occurred immediately after the special committee meeting, our board of directors adopted resolutions:

•	determining that the merger is advisable, fair to, and in the best interests of, Marsh and our shareholders;

•	adopting and approving the merger agreement and the merger; and

•	recommending that the holders of both classes of our common stock vote for the approval of the merger agreement and the merger.
The resolutions were approved by the unanimous vote of our board of directors.
      Our board of directors believes that the merger is advisable, fair to and in the best interests of, us and our shareholders. In reaching these conclusions, our board of directors considered, among other things, the unanimous recommendation and analysis of the special committee, as described above, and the opinions as of May 2, 2006 of Merrill Lynch and PJSC with respect to the fairness, from a financial point of view, of the cash merger consideration to our shareholders, and adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the merger agreement. See “— Fairness Opinions Delivered to Our Board of Directors.”
      The foregoing discussion of the information and factors considered by the special committee and our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by them in evaluating the merger agreement and the merger and the complexity of these matters, the special committee and our board of directors did not find it practicable, and did not attempt, to quantify or otherwise assign relative weight to the specific factors each considered in reaching its determinations. Rather, the special committee and our board of directors each made its judgment based on the total mix of information available to it of the overall effect of the merger on our shareholders compared to any alternative transaction or remaining an independent company. Furthermore, individual members of the special committee or our board of directors may have given different weight to different factors.
      Based on the factors outlined above, including the opinions of Merrill Lynch and PJSC as to the fairness, from a financial point of view, of the cash merger consideration to be received by our shareholders in the merger, the special committee and our board of directors determined that the merger is advisable, fair to, and in the best interests of, Marsh and the holders of our common stock.
      As of the date of this proxy statement, and notwithstanding the communications received from Cardinal and Drawbridge, our board of directors has not withdrawn or modified its recommendation that the holders of both classes of our common stock vote for the approval of the merger agreement and the merger. In maintaining this recommendation, the board of directors has considered the following material factors:

•	as described above in “Recent Developments” the Court ruled in the declaratory judgment action filed by us that we may not pursue the indication of interest from Cardinal and Drawbridge without violating the merger agreement;

•	that there was no certainty that Cardinal and Drawbridge would commit to pay $11.125 or more than $11.125 per share once they had completed their due diligence investigations;

•	the fact that we have limited information concerning how Cardinal and Drawbridge would operate Marsh if they were to acquire us;

•	that any effort on our part to pursue or encourage Cardinal and Drawbridge could lead MSH Supermarkets to terminate the merger agreement and to seek a termination fee;

•	if the merger agreement and merger are not approved by our shareholders, we would have to reimburse MSH Supermarkets for its expenses in the transaction up to $5 million and there would be no assurance that anyone, including Cardinal and Drawbridge would then be willing to commit to pay $11.125 or more than $11.125 per share; and

•	the fact that delaying the consummation of any transaction is likely to have adverse effects on our business, employees, vendors and customers.

Recommendation of Our Board of Directors
      After careful consideration and based on the unanimous recommendation of the special committee, our board of directors, by the unanimous vote of the directors, has determined that the merger is advisable, fair to and in the best interests of us and our shareholders, has approved and adopted the merger agreement and the merger and recommends that our shareholders vote “FOR” approval of the merger agreement and the merger.
Fairness Opinions Delivered to Our Board of Directors
      We retained Merrill Lynch in October 2005 to act as a financial advisor with respect to a possible sale, or other extraordinary transaction involving a change of control, of our company and to render an opinion to our board of directors as to the fairness from a financial point of view of the consideration to be received by our shareholders in connection with such a transaction. After Merrill Lynch advised us that it was possible Merrill Lynch would assist Sun Capital Partners IV, LP in obtaining financing for the merger, we retained PJSC to render a separate opinion to our board of directors as to the fairness from a financial point of view of the consideration to be received by our shareholders in connection with the proposed merger. Set forth in separate parts below are summaries of their respective opinions. The fairness opinions speak only as of May 2, 2006 and do not take into consideration events, circumstances or changes since May 2, 2006. There can be no assurance that Merrill Lynch or PJSC would render its respective opinion as of the date of this proxy statement.

Opinion of Merrill Lynch
      At the meeting of our board of directors on May 2, 2006, Merrill Lynch rendered its oral opinion to our board of directors (which was subsequently confirmed in writing as of the same date) that, as of such date and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth in the written opinion (which are described below), the consideration of $11.125 per share in cash to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders.
      The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. The following summary of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion. Shareholders are urged to read and should read the entire opinion carefully.
      The Merrill Lynch Opinion is addressed to the board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock pursuant to the merger. The opinion does not address the merits of the underlying decision by Marsh to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed merger or any other matter. In addition, Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Marsh, other than the holders of the Marsh common stock. Although Merrill Lynch participated in negotiations among the parties, the consideration to be received by such holders pursuant to the merger was determined by the board of directors, and was approved by the special committee and the Marsh board of directors. Merrill Lynch did not recommend the amount of consideration to be paid in the transaction.

      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Marsh that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Marsh furnished to it by Marsh;

•	conducted discussions with members of senior management of Marsh concerning the matters described in the preceding two bullet points;

•	reviewed the market prices and valuation multiples for Marsh common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Marsh and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Marsh and MSH Supermarkets and their financial and legal advisors;

•	reviewed a draft of the merger agreement dated May 2, 2006; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of Marsh, nor did it evaluate the solvency or fair value of Marsh under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Marsh. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Marsh, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of Marsh’s management as to the expected future financial performance of Marsh. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.
      The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.
      At the meeting of the board of directors held on May 2, 2006, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.
      In performing its analysis, at Marsh management’s direction, Merrill Lynch used projections prepared on April 27, 2006. Management informed Merrill Lynch that such projections had been prepared using updated assumptions and, therefore, more accurately reflected our potential future financial performance than did the earlier projections posted in our on-line data room for participants in the sale process. See “— Financial

Projections.” The projections provided to Merrill Lynch were not provided to any potential buyer, including MSH Supermarkets and its affiliates.
      Historical Share Price Performance — Merrill Lynch reviewed the historical performance of Marsh’s Class A common stock and Class B common stock based on a historical analysis of trading prices for the three years ended April 28, 2006. The intra-day stock prices for Marsh’s Class A common stock over this period ranged from $5.56 to $15.00. The intra-day stock prices for Marsh’s Class B common stock over this period ranged from $5.62 to $16.48. The following table reflects the premium that the $11.125 in cash per share merger consideration represents to various intra-day prices and average prices at various points in time prior to the April 20, 2006 public announcement of the letter of intent with Sun Capital:

	Class A		Class B		Blended

		Implied		Implied		Implied
	Price	Premium	Price	Premium	Price	Premium

April 19, 2006	$10.59	5.0%	$10.20	9.1%	$10.38	7.1%
November 28, 2005 (date prior to public announcement to explore strategic alternatives)	10.97	1.4	10.71	3.9	10.83	2.7
52-Week High	14.50	(23.3)	16.48	(32.5)	15.54	(28.4)
52-Week Low	5.56	100.1	5.62	98.0	5.59	99.0
Average Through 4/19/06
1 Week Trading Average	9.27	20.0	8.65	28.7	8.94	24.4
30-Day Trading Average	8.85	25.8	8.20	35.7	8.50	30.8
60-Day Trading Average	8.86	25.6	8.07	37.8	8.44	31.8
6-Month Trading Average	9.43	18.0	9.14	21.7	9.28	19.9
1-Year Trading Average	10.74	3.6	11.13	(0.1)	10.95	1.6
      Analysis of Selected Comparable Publicly Traded Companies  — Using publicly available information concerning historical financial results, Merrill Lynch compared financial and operating information and ratios for Marsh with the corresponding financial and operating information for a selected group of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to Marsh. The following companies were selected as the primary comparable companies to Marsh:

•	Multi-Regional Food Retailers

-	The Kroger Co.;

-	Safeway, Inc.; and

-	SUPERVALU Inc.;

•	Regional Food Retailers

-	The Great Atlantic & Pacific Tea Company, Inc.;

-	Ingles Markets, Incorporated;

-	Nash-Finch Company;

-	Pathmark Stores, Inc.;

-	Ruddick Corporation;

-	Spartan Stores, Inc.; and

-	Weis Markets, Inc.
      Merrill Lynch selected these comparable companies because they are publicly traded companies that Merrill Lynch deemed reasonably comparable to that of Marsh. For each of the comparable companies, Merrill Lynch derived a valuation multiple by dividing enterprise value as of April 28, 2006 by the last twelve months’ (“LTM”) earnings before interest, taxes, depreciation and amortization, or LTM EBITDA. Enterprise value was calculated as the sum of the market value of common equity, preferred equity, short- and long-term debt and minority interest less the sum of cash and cash equivalents and in the case of Marsh, was adjusted to add back in $12.6 million in payments pursuant to Marsh’s Supplemental Retirement Plans and $14.7 million in employee payments that were likely to be paid in a timeframe reasonably proximate to the closing of the transaction.
      Based on reported financial results, the enterprise value as a multiple of LTM EBITDA analysis for the comparable companies resulted in a range of multiples of 5.3x to 9.4x as of April 28, 2006, with a mean of 6.8x for each of the Multi-Regional Food Retailers and Regional Food Retailers, as compared to the 8.2x multiple of expected EBITDA for the fiscal year ended March 31, 2006 implied by the $11.125 per share merger consideration. Based on its analysis of the multiples calculated for the comparable companies, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the relevant range to be 5.5x to 6.5x expected EBITDA for the fiscal year ended April 1, 2006 for an implied equity value range for Marsh of $0 to $2.75 per share (rounded to the nearest $0.25) and 5.0x to 6.0x expected Pro Forma EBITDA for the fiscal year ended April 1, 2006 for an implied equity value range for Marsh of $3.00 to $9.50 per share (rounded to the nearest $0.25). Expected Pro Forma EBITDA for the fiscal year ended April 1, 2006 was prepared using information provided by the management of Marsh to account for the impact of store closings and other cost saving initiatives implemented by Marsh as though such closings and initiatives had occurred at the beginning of the fiscal year.
      None of the selected comparable companies are identical to Marsh. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of Marsh.
      Premiums Paid Analysis — Merrill Lynch performed a premiums paid analysis for Marsh based upon its review and analysis of the range of premiums paid in selected announced public acquisition transactions with transaction values between $200 million and $400 million dating from June 18, 2001 through February 7, 2006. Using publicly available information, Merrill Lynch reviewed information relating to the following transactions:

Date	Target	Acquiror

2/7/06	Western Sierra Bancorp, CA	Umpqua Holdings Corporation
11/3/05	Verity, Inc.	Autonomy Corporation, PLC
10/28/05	Sygen International, PLC	Genus, PLC
8/18/05	CyberGuard Corporation	Secure Computing Corporation
7/5/05	Aflease Gold & Uranium	Southern Cross Resources, Inc.
3/17/05	Horizon PCS, Inc.	IPCS, Inc.
2/23/05	Monolithic System Tech, Inc.	Synopsys, Inc.
1/27/05	MPICS, Inc.	Infor Global Solutions
1/18/05	Cedara Software Corporation	Mer eFilm
11/16/04	PennRock Financial Services Corporation, PA	Community Banks, Inc., Harrisburg, PA
6/17/04	Commonwealth Industries, Inc.	IMCO Recycling, Inc.
3/29/04	Metrocall holdings, Inc.	Arch Wireless, Inc.
3/15/04	Humboldt Bancorp, Eureka, CA	Umpqua Holdings Corporation
12/24/03	BSB Bancorp, Inc. Binghamton, NY	Partners Trust Financial Group
12/11/03	Patriot Bank Corporation, Pottstown, PA	Susquehanna Bancshares, Inc., PA
11/26/03	North Coast Energy, Inc.	Esco Resources, Inc.
10/8/03	Vixel Corporation	Emulex Corporation

Date	Target	Acquiror

5/21/03	St. Francis Capital Corporation, WI	MAF Bancorp, Clarendon Hills, IL
5/5/03	Oak Technology, Inc.	Zoran Corporation
3/26/03	Whitman Education Group, Inc.	Career Education Corporation
2/19/03	Sports Authority, Inc.	Gart Sports Company
10/28/02	Repadre Capital Corporation	International African Mining
6/25/02	Donnelly Corporation	Magna International, Inc.
6/21/02	SkillSoft Corporation	SmartForce PLC
3/26/02	Liqui-Box Corporation	Enhance Packaging Technologies
2/22/02	Visionics Corporation	Identix, Inc.
1/29/02	Suburban Lodges of America, Inc.	In Town Suites Management
1/17/02	Proxim, Inc.	Western Multiplex Corporation
11/21/01	Conestoga Enterprises, Inc.	D&E Communications, Inc.
10/1/01	Virata Corporation	Globespan, Inc.
9/17/01	Delta Gold, Ltd.	Goldfields, Ltd.
8/24/01	Headhunter.net, Inc.	Career Holdings, Inc.
6/18/01	Purina Mills, Inc.	Land O’Lakes, Inc.
      The range of premiums paid relative to the target company’s stock price one month prior to announcement of the transaction were as follows:

High	112.7%
Mean	23.8%
Median	28.4%
Low	(30.8)%
      Merrill Lynch determined the relevant range for comparative purposes to be a premium of 20%-30% to $8.25, the blended closing price of our common stock 30 trading days prior to public announcement of the letter of intent with Sun Capital Partners, for an implied equity value range for Marsh of $10.00 to $10.75 per share (rounded to the nearest $0.25). Merrill Lynch noted that the $11.125 per share cash merger consideration represented a premium of 30.8% to the $8.25 blended closing price described above.
      Acquisition Comparables Analysis — Merrill Lynch performed an acquisition comparables analysis for Marsh based upon its review and analysis of the range of multiples paid in selected food retail acquisitions dating from January 20, 1998 through January 23, 2006. Merrill Lynch segmented the comparable transactions into those occurring between January 1, 2001 through the present and those occurring from January 1, 1998 through December 31, 2000. Using publicly available information, Merrill Lynch reviewed information relating to the following transactions:

Announcement
Date	Target	Acquiror

1/23/06	Albertson’s Inc. (Core Assets)	Supervalu Inc.
12/1/05	Foodarama Supermarkets, Inc.	The Saker Family Corporation
7/19/05	The Great Atlantic & Pacific Company of Canada	Metro Inc.
2/28/05	Pathmark Stores, Inc.	Yucaipa American Alliance (Parallel) Fund I, LP
3/25/04	Shaw’s Supermarkets, Inc.	Albertson’s Inc.
1/9/03	Safeway plc	WM Supermarkets plc
4/9/02	Roundy’s Supermarkets Inc.	Willis Stein & Partners LP
9/4/01	Bruno’s Supermarkets, Inc.	Royal Ahold

Announcement
Date	Target	Acquiror

8/18/99	Hannaford Bros. Co.	Delhaize America Inc.
7/23/99	Randall’s Food Markets Inc.	Safeway, Inc.
6/9/99	Richfood Holdings, Inc.	Supervalu Inc.
11/25/98	Star Markets Co. Inc.	Sainsbury J plc
11/2/98	Oshawa Group Ltd.	Sobeys, Inc.
10/30/98	Provigo, Inc.	Loblaw Companies Ltd.
10/19/98	Fred Meyer, Inc.	The Kroger Co.
10/13/98	Dominick’s Supermarkets, Inc.	Safeway, Inc.
8/6/98	Carr-Gottstein Foods Co.	Safeway, Inc.
8/3/98	American Stores Co.	Albertson’s Inc.
5/19/98	Giant Food, Inc.	Royal Ahold
4/9/98	Shoppers Drug Mart Corporation	Richfood Holdings, Inc.
1/20/98	Buttrey Food and Drug Stores Co	Albertson’s Inc.
      For each of the selected food retail acquisitions, Merrill Lynch derived a valuation multiple by dividing the publicly announced transaction value by EBITDA for the most recently reported twelve months prior to the date of announcement. Such analysis resulted in a range of multiples of 5.8x to 10.7x for transactions occurring since January 1, 2001 and a range of 7.2x to 12.4x for transactions occurring from January 1, 1998 through December 31, 2000. Based on its analysis of the multiples calculated for the selected food retail acquisitions, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the relevant range to be 6.0x to 7.0x Marsh’s expected EBITDA for the fiscal year ended April 1, 2006, for an implied equity value range for Marsh of $0.25 to $5.25 per share (rounded to the nearest $0.25), and 5.5x to 6.5x Marsh’s expected Pro Forma EBITDA for the fiscal year ended April 1, 2006, for an implied equity value range of $6.25 to $12.75 per share (rounded to the nearest $0.25).
      Discounted Cash Flow Analysis — Merrill Lynch calculated a range of discounted cash flows for Marsh using projections based on management forecasts and calculated a range of implied equity values per share based on the sum of (i) the present value of projected standalone, after-tax, unlevered free cash flows of Marsh for fiscal periods from 2007 through fiscal year 2011 and (ii) the present value of the projected terminal value, based on a multiple of projected fiscal 2011 EBITDA.
      Merrill Lynch performed a discounted cash flow analysis of Marsh based on terminal value EBITDA multiples ranging from 5.5x to 6.5x and applied discount rates reflecting a weighted-average cost of capital ranging from 10.5% to 12.5%. The discount rates utilized in this analysis were based on Merrill Lynch’s estimate of the equity cost of capital of Marsh after taking into account the estimated betas of the selected comparable companies. After adjusting for Marsh’s current leverage, these calculations indicated implied equity values for Marsh ranging from $6.00 to $13.50 per share (rounded to the nearest $0.25).
      Discounted cash flow analyses are analyses of the present value of the projected unlevered free cash flows for the periods and using the discount rates indicated. Unlevered free cash flows are cash flows that would, prior to the satisfaction of Marsh’s outstanding liabilities, be available for distribution to equity holders of Marsh.
      The projections of terminal value EBITDA multiples were based upon Merrill Lynch’s judgment and expertise, as well as its review of publicly available business and financial information and the respective financial and business characteristics of Marsh and the comparable companies.
      General — The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying the Merrill Lynch Opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which Marsh’s common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to the board of directors. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted.
      The board of directors selected Merrill Lynch as its financial adviser because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger and Merrill Lynch’s familiarity with Marsh and its business. Merrill Lynch has not received any fees from Marsh during the last two years. In the ordinary course of its business, Merrill Lynch may actively trade shares of Marsh common stock and other securities of Marsh, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
      Under the terms of a letter agreement dated October 20, 2005, pursuant to which the board of directors engaged Merrill Lynch as its financial advisor, as modified by the letter agreement dated May 1, 2006, Marsh has agreed to pay Merrill Lynch for its services a fee equal to 1.0% of the “Purchase Price,” minus any reasonable fees and expenses paid to any third party (up to a total aggregate amount of $500,000) who renders an additional opinion regarding the fairness to Marsh’s shareholders of the consideration to be received in connection with the merger. The “Purchase Price” will be the sum of all cash consideration to be paid to Marsh’s shareholders and option holders in the merger and the amount of all indebtedness for borrowed money, unfunded liabilities and other liabilities or obligations triggered by the merger (other than certain amounts paid under employment agreements and certain tax liabilities) of Marsh assumed in the merger. Marsh will pay this fee upon the closing of the merger. It is estimated that the aggregate fee payable to Merrill Lynch will be approximately $3.1 million. In addition to any fees payable to Merrill Lynch under the letter agreement, Marsh has agreed to reimburse Merrill Lynch for its reasonable expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel. Marsh has also agreed to indemnify Merrill Lynch and related parties against various liabilities, including liabilities arising under United States federal securities laws or relating to or arising out of the merger or the engagement of Merrill Lynch.
      With the consent of the board of directors of Marsh, Merrill Lynch or one of its affiliates may deliver a commitment letter to MSH Supermarkets relating to the financing in order to complete the merger, and may further provide, or otherwise assist MSH Supermarkets in, financing the merger, for which services Merrill Lynch would expect to receive additional consideration from MSH Supermarkets. Any such financing fees would be contingent on, among other factors, the structure of the financing and credit ratings of the facilities.

Opinion of Peter J. Solomon Company
      On April 26, 2006, we formally engaged PJSC to act as our financial advisor in connection with our possible transaction with MSH Supermarkets and MS Operations (affiliates of Sun Capital Partners) and to render an opinion as to the fairness to our shareholders, from a financial point of view, of the consideration to be received in the merger. On May 2, 2006, PJSC presented its analysis with respect to the merger and delivered its oral opinion to our board of directors. PJSC confirmed in a written opinion dated May 2, 2006 (the “PJSC Opinion”), to the effect that, based upon and subject to various considerations set forth in such opinion, as of May 2, 2006, the merger consideration to be paid to the holders of our Class A common stock and Class B common stock pursuant to the merger was fair from a financial point of view to such shareholders. No limitations were imposed by our board of directors upon PJSC with respect to investigations made or procedures followed by PJSC in rendering the PJSC Opinion.

      The full text of the PJSC Opinion, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering the PJSC Opinion, is attached to this proxy statement as Annex C and is incorporated by reference herein. The PJSC Opinion is directed only to the fairness of the consideration to be paid to the holders of our Class A common stock and Class B common stock in the merger from a financial point of view, has been provided to our board of directors in connection with its evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any holder of our common stock as to how any such holder should vote or act on any matter relating to the merger. The summary of the PJSC Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of our common stock are urged to read the PJSC Opinion carefully and in its entirety.
      In connection with the PJSC Opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of Marsh;

•	reviewed certain internal financial statements and projections relating to earnings and cash flow and other financial and operating data concerning Marsh prepared by our management;

•	discussed the past and current operations, financial condition and prospects of Marsh with our management;

•	reviewed the reported prices and trading activity of our common stock;

•	compared the financial performance and condition of Marsh and the reported prices and trading activity of our common stock with that of certain other comparable publicly traded companies;

•	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the merger;

•	performed discounted cash flow analyses based on the projections;

•	participated in certain discussions among representatives of Marsh and MSH Supermarkets;

•	reviewed the merger agreement, substantially in the form of the draft dated May 2, 2006 and certain related documents; and

•	performed such other analyses as PJSC deemed appropriate.
      PJSC assumed and relied upon the accuracy and completeness of the information reviewed by it for the purposes of the PJSC Opinion and PJSC did not assume any responsibility for independent verification of such information. PJSC further relied on the assurances of our management that they were not aware of any facts that would make any such information inaccurate or misleading. With respect to the projections and other information provided to PJSC, PJSC assumed that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Marsh. PJSC did not make any independent valuation or appraisal of the assets or liabilities of Marsh, nor was PJSC furnished with any such valuation or appraisal.
      PJSC assumed that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement. PJSC further assumed that all representations and warranties set forth in the merger agreement were true and correct and that all parties to the merger agreement will comply with all covenants of such party thereunder.
      The PJSC Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, May 2, 2006. Furthermore, the PJSC Opinion did not address our underlying business decision to undertake the merger, and the PJSC Opinion did not address the relative merits of the merger as compared to any alternative transactions that might be available to Marsh.
      In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Marsh or any of our assets. PJSC was not expressing any opinion as to the impact of the merger on the solvency or viability of Marsh or the ability of Marsh to pay its obligations when they become due. We had advised PJSC that (1) pursuant to our Restated Articles of Incorporation, in the event of a merger or consolidation of Marsh with or into another entity (whether or not Marsh is the surviving entity), the holders of our Class B common stock would be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of our Class A common stock in such merger or consolidation and (2) for purposes of rendering its opinion, PJSC should treat the holders of our Class A common stock and Class B common stock on an equal basis.
      The following summarizes the significant financial analyses performed by PJSC and reviewed with the special committee and our board of directors on May 2, 2006 in connection with the delivery of the PJSC Opinion:
      Historical Stock Trading Analysis — PJSC reviewed the closing prices and trading volumes of our common stock on The Nasdaq National Market from April 19, 2001 to April 19, 2006 (one trading day prior to the public announcement of the signing of a letter of intent with respect to the transaction). During the twelve months ended April 19, 2006, the high closing price for our Class A common stock was $14.25 per share and the low closing price was $6.40 per share and the high closing price for our Class B common stock was $16.35 per share and the low closing price was $5.90 per share. In addition, during the twelve months ended April 19, 2006, the median closing price for our Class A common stock was $11.50 and the median closing price for our Class B common stock was $11.91. During the period from April 19, 2001 to April 19, 2006, the high closing price for our Class A common stock was $16.59 per share, the low closing price was $6.40 per share and the median closing price was $12.46 per share, and the high closing price for our Class B common stock was $16.35 per share, the low closing price was $5.90 per share and the median closing price was $12.50 per share.
      Premiums Analysis — PJSC analyzed the offer price of $11.125 to be paid in cash for each outstanding share of our common stock, pursuant to the merger agreement, to derive premiums over the median stock price of Marsh for specified time periods as set forth in the table below. PJSC noted that the offer price exceeded the median for all the periods of 180 days and less prior to April 19, 2006, but that the offer price was less than the median for all longer periods.

	Class A Shares		Class B Shares

		Premium to		Premium to
	Median	Median	Median	Median

Time Periods Prior to April 19, 2006:
7 Days Prior	$9.22	20.7%	$8.46	31.6%
30 Days Prior	8.67	28.3	8.06	38.0
60 Days Prior	8.80	26.4	8.05	38.2
90 Days Prior	8.65	28.6	8.00	39.1
180 Days Prior	9.01	23.5	8.65	28.7
Last 1 Year Prior	11.50	(3.3)	11.91	(6.6)
Last 5 Years Prior	12.46	(10.7)	12.50	(11.0)
      Analysis of Selected Publicly Traded Comparable Companies — PJSC reviewed and compared our selected financial data with similar data using publicly available information of the following publicly traded companies, which, based on PJSC’s experience with companies in the supermarkets industry, PJSC deemed comparable to Marsh: Great Atlantic & Pacific Tea Co., Inc., Ingles Markets, Inc., Nash Finch Co., Pathmark Stores, Inc., Ruddick Corp., Spartan Stores, Inc., SUPERVALU, Inc. and Weis Markets, Inc. (collectively, the “Comparable Companies”).
      Based on closing stock prices as of May 1, 2006, PJSC compared various financial multiples and ratios, including, among other things: (1) the stock price per share as a multiple of earnings per share for the latest twelve months (“LTM”), and for calendar years 2006 and 2007 based on the median of Wall Street analysts’ estimates, as reported by First Call Investment Research on May 1, 2006; and (2) enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash)

(“Enterprise Value”) as a multiple of the LTM (i) net sales, (ii) earnings before interest and taxes (“EBIT”) and (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Comparable Companies.
      Based on this data, PJSC developed a summary valuation analysis for Marsh based on a range of trading valuation multiples and ratios for certain of the Comparable Companies. This analysis resulted in the following ranges of multiples and ratios:

Range of Multiples

Enterprise Value as a Multiple of:
LTM Net Sales	0.15x - 0.40x
LTM EBITDA	5.5x - 6.5x
LTM EBIT	8.5x - 11.0x
Equity Value as a Multiple of:
LTM Net Income	7.0x - 15.0x
      PJSC calculated the implied equity value per share of our common stock using the range of multiples above applied to our unaudited financial data for the fiscal year ended April 1, 2006, adjusted by our management to exclude the operations of 14 stores closed during fiscal year 2006, the salaries of personnel terminated during fiscal year 2006, the costs of sponsorships terminated during fiscal year 2006 and the contribution to our Supplemental Executive Retirement Plans which were terminated during fiscal year 2006 (the “Unaudited 2006 Pro Forma data”). The equity value of Marsh was calculated by deducting from the enterprise value the net debt, the amounts to be paid to our officers upon a change of control and the amount of the payments related to the resolution of our Supplemental Executive Retirement Plans.
      PJSC calculated the implied equity value per Marsh share, both excluding and including the “Control Premium” of 25.6%. PJSC defined the Control Premium as the premium paid (to closing price five days prior) in all announced cash mergers and acquisition transactions valued between $100 million and $500 million since January 2000, as reported by Thomson Mergers & Acquisitions.
      Based on the foregoing, this analysis yielded a range of values from $6.00 to $13.00 per share of our common stock excluding the control premium and a range of values from $7.56 to $16.38 per share including the Control Premium. PJSC noted that the merger consideration fell within the range of the results from these analyses.
      Analysis of Selected Comparable Transactions — Using publicly available information, PJSC reviewed certain mergers and acquisitions transactions in the supermarkets industry. The list of transactions reviewed included (acquiror/target):

•	Angel, Gordon & Co./Kings Super Markets, Inc.

•	SUPERVALU, Inc., Cerberus Capital Management, Kimco Realty Corp./ Albertson’s, Inc.

•	Saker Family/ Foodarama Supermarkets, Inc.

•	Certified Grocers Midwest, Inc./ Fresh Brands, Inc.

•	30 Buyers/ Winn-Dixie Stores, Inc. (102 Stores)

•	Yucaipa Companies/ Pathmark Stores, Inc.

•	Lone Star Funds/ BI-LO, LLC and Bruno’s Supermarkets, Inc.

•	Texas II, LLC/ Minyard Food Stores, Inc.

•	Albertson’s, Inc./ Shaw’s Supermarkets, Inc.

•	Delhaize America, Inc./ Victory Super Markets

•	Giant Eagle, Inc./ Penn Traffic Co.

•	Roundy’s Supermarkets, Inc./ Fleming Companies, Inc. (31 Rainbow Stores)

•	Willis Stein & Partners/ Roundy’s Supermarkets, Inc.

•	Koninklijke Ahold N.V./ Bruno’s Supermarkets, Inc.

•	Fleming Companies, Inc./ Furrs Supermarkets, Inc.

•	Weis Markets, Inc./ Siegried Weis

•	Safeway, Inc./ Genuardi’s Family Markets, Inc.

•	C&S Wholesale Grocers, Inc./ Grand Union Co.
      PJSC calculated Enterprise Value as a multiple of LTM net sales, EBITDA and EBIT paid in these selected comparable transactions. This analysis resulted in the following ranges of multiples:

Range of Multiples

Enterprise Value as a Multiple of:
LTM Net Sales	0.15x - 0.50x
LTM EBITDA	5.0x - 7.0x
LTM EBIT	8.0x - 15.0x
      PJSC calculated the implied equity value per share of our common stock using the range of multiples above applied to our Unaudited 2006 Pro Forma data. The equity value of Marsh was calculated by deducting from the enterprise value the net debt, the amounts to be paid to our officers upon a change of control and the amount of the payments related to the resolution of our Supplemental Executive Retirement Plans.
      Based on the foregoing, this analysis yielded a range of values from $3.00 to $15.50 per share of our common stock. PJSC noted that the merger consideration fell within the range of the results from these analyses.
      Discounted Cash Flow Analysis — PJSC performed a discounted cash flow analysis to calculate the implied net present value per share of our common stock based on financial projections provided by our management. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with our management of our prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 10.0% to 12.0% and EBITDA terminal value multiples ranging from 5.5x to 6.5x to apply to forecasted EBITDA for the fiscal year 2011. The equity value of Marsh was calculated by deducting from the enterprise value the net debt, the amounts to be paid to our officers upon a change of control and the amount of the payments related to the resolution of our Supplemental Executive Retirement Plans.
      Based on the foregoing, this analysis yielded a range of net present values from $8.50 to $13.00 per share of our common stock. PJSC noted that the merger consideration fell within the range of the results from these analyses.
      In arriving at the PJSC Opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying the PJSC Opinion.
      In performing its analyses, PJSC relied on numerous assumptions made by our management and made numerous judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond our control. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness of the consideration to be paid to the holders of our common stock pursuant to the merger agreement from a financial point of view and were provided to the special committee and our board of directors in connection with the delivery of the PJSC Opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Since such estimates are inherently subject to uncertainty, neither Marsh, PJSC or any other person assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to Marsh or this transaction. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which Marsh and this transaction are being compared. In addition, as described above, the PJSC Opinion and the information provided by PJSC to the special committee and our board of directors were two of many factors taken into consideration by the special committee and our board of directors in making its determination to approve the merger agreement and the merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of the special committee and our board of directors or the view of our management with respect to the value of this transaction.
      As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. Our board of directors selected PJSC to deliver the opinion with respect to the merger on the basis of such experience.
      The financial advisory services provided by PJSC to us in connection with the merger were limited to the delivery of the PJSC Opinion. Pursuant to the terms of the April 26, 2006 engagement letter with PJSC, PJSC has been paid a fee, excluding research, travel, legal and other administrative costs which were reimbursed, of $500,000. We have also agreed to indemnify PJSC against certain liabilities arising out or in connection with PJSC’s engagement. Except as described above, we have not paid PJSC any other fee during the past two years and we have not at any time previously engaged PJSC.
Interests of Our Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors with respect to the merger agreement and the merger, holders of shares of our common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve and adopt the merger agreement and the merger and to recommend that our board of directors, in the case of the special committee, and our shareholders, in the case of our board of directors, vote to approve the merger agreement and the merger.

Stock Holdings and Stock Options
      The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $11.125 in cash, without interest, less any required withholding taxes, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not vested or exercisable, including those options held by our directors and executive officers, will be cancelled by us in consideration for an amount in cash equal to the product of

(1) the number of shares of common stock previously subject to the option and (2) the amount, if any, by which $11.125 exceeds the exercise price of the option.
      The table below sets forth, as of July 26, 2006, for each of our directors and executive officers:

•	the number of shares of our Class A and Class B common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options with an exercise price less than $11.125 per share, whether or not vested or exercisable;

•	the amount of cash that will be paid in consideration for the cancellation of such options upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.

	Common Stock					In-the-Money Options

	Class A		Class B					Total
Name	Shares		Shares		Consideration	Shares	Consideration	Consideration

J. Michael Blakley	2,100		9,704		$131,320	4,500	$2,813	$134,133
P. Lawrence Butt	66,583		8,622		836,656	35,500	50,188	886,844
Charles R. Clark	854	(1)	2,172	(1)	33,664	4,500	2,813	36,477
John J. Heidt	—		8,639		96,109	—	—	96,109
Stephen M. Huse	874	(2)	12,373	(2)	147,373	4,500	2,813	150,186
Catherine A. Langham	162		5,410		61,989	3,000	1,875	63,864
Don E. Marsh	473,178	(3)	292,177	(3)	8,514,574	75,000	103,125	8,617,699
William L. Marsh	111,679	(4)	63,668	(4)	1,950,735	7,500	10,313	1,961,048
James K. Risk, III	2,225		7,551		108,758	4,500	2,813	111,571
K. Clay Smith	550		10,139		118,915	3,000	1,875	120,790
Charles Barnard, Jr.	3,120		4,008		79,299	6,500	9,313	88,612
Jack J. Bayt	28,854	(5)	2,536		349,214	—	—	349,214
Daniel L. Cross	358		1,359		19,102	2,000	2,750	21,852
Douglas W. Dougherty	52,994		1,465		605,856	37,300	53,113	658,969
Mark A. Varner	1,799		2,698		50,029	3,300	4,863	54,892

(1)	Includes 48 shares of Class A common stock held in a joint account with Mr. Clark’s spouse and 125 shares of Class B common stock owned by Mr. Clark’s spouse.

(2)	Includes 93 shares of Class A common stock and 93 shares of Class B common stock owned by a corporation in which Mr. Huse has an ownership interest.

(3)	Includes 5,466 shares of Class A common stock and 5,483 shares of Class B common stock owned by members of his immediate family, 78,016 shares of Class A common stock and 59,194 shares of Class B common stock owned by two trusts with respect to which Don E. Marsh has a one-third remainder interest or is a co-trustee and shares voting and investment power and 25,918 shares of Class A common stock and 28,031 shares of Class B common stock owned by other trusts with respect to which Don E. Marsh is a trustee or co-trustee.

(4)	Includes 1,399 shares of Class A common stock and 3,083 shares of Class B common stock owned by William L. Marsh’s spouse and 78,016 shares of Class A common stock and 59,194 shares of Class B common stock owned by two trusts with respect to which William L. Marsh has a one-third remainder interest or is a co-trustee and shares voting and investment power.

(5)	Includes 13,035 shares of Class A common stock held by Mr. Bayt’s spouse.

Supplemental Retirement Plans
      In December 2005, our board of directors approved amendments to our Amended and Restated Supplemental Retirement Plan (the “Supplemental Retirement Plan”) and our 1999 Senior Executive Supplemental Retirement Plan (the “Senior Executive Supplemental Retirement Plan” and, together with the Supplemental Retirement Plan, the “SERP Plans”) which provided that the SERP Plans be terminated effective December 31, 2005. The amendments also provided that, prior to December 31, 2005, participants under the SERP Plans could elect to receive a reduced benefit payable in equal installments of principal, without interest, on January 9, 2006, June 26, 2006 and January 9, 2007, in full satisfaction of his or her benefits and other interests under the SERP Plans (the “Scheduled Payments”). The reduced benefit reflected in the Scheduled Payments represents the participant’s proportionate share of the amount we accrued as of December 31, 2005, as our liability under the SERP Plans. The amendments further provide that in the event we consummate a transaction that would constitute a change in control, such as the merger, the participants will receive all unpaid Scheduled Payments on the consummation date of the transaction.
      All of our executive officers who participated in the SERP Plans, namely Don E. Marsh, Jack J. Bayt, P. Lawrence Butt, Douglas W. Dougherty and William L. Marsh, made the election to receive Scheduled Payments under the amendments to the SERP Plans. The aggregate amount of the Scheduled Payments payable to each of the executive officers listed above totals $14,437,792.39, payable as follows: Don E. Marsh, $7,122,556.36; Jack J. Bayt, $366,459.22; P. Lawrence Butt, $2,185,648.74; Douglas W. Dougherty, $2,463,453.86; and William L. Marsh, $2,299,674.21. Upon completion of the merger, the Scheduled Payment due January 9, 2007 will be due and payable.

Employment Agreements with Executive Officers
      We have employment agreements with each of the following executive officers: Don E. Marsh, Chairman and Chief Executive Officer; P. Lawrence Butt, Senior Vice President, Counsel and Secretary; and William L. Marsh, President and Chief Operating Officer. Each of these employment agreements is in substantially the same form. Under the agreements, in the event of termination of employment by us without cause or by the executive for good reason (as such terms are defined in the agreements), the executive will receive (1) that portion of his base salary which was earned through the termination date and (2) a prorated bonus equal to the executive’s bonus for the last completed fiscal year multiplied by a fraction representing the portion of the year worked up through the executive’s termination date. Each executive will also receive a salary continuation benefit for a period of three years in an annual amount equal to the sum of the executive’s highest base salary during the five years prior to the date of termination and the highest annual incentive cash bonus during the ten years prior to the date of termination. We will also provide the executive with life, medical, dental, accident and disability insurance coverage for three years at the same coverage levels that are in effect as of the termination date. In lieu of the foregoing insurance coverage benefits, we may pay the executive an amount equal to the executive’s cost of obtaining comparable coverage. We will also provide the executive and his spouse with lifetime medical benefits. We are also obligated to continue to pay all premiums due on the split-dollar life insurance policies in effect on the lives of each of Don E. Marsh and P. Lawrence Butt (face amount of $4 million and $1 million, respectively), for three years from the termination date after which time we will distribute such policies to the respective executive without requiring him to repay any premiums paid by us. We will also make a special payment to the executive for each of the three years to reimburse the executive for any taxes payable by him with respect to his portion of the premiums and the special payment. Payments or distributions by us to such executives under these employment agreements, including any salary continuation benefit, are subject to reduction to the extent necessary to avoid any excise tax or denial of deduction imposed by Sections 280G and 4999 of the Internal Revenue Code.
      We also have an employment agreement with Douglas W. Dougherty, our Chief Financial Officer that was entered into on June 9, 2006, but was effective as of December 8, 2005, which was the date our board of directors appointed Mr. Dougherty. Pursuant to the terms of his employment agreement, Mr. Dougherty will serve as our Executive Vice President-Finance and Administration and Chief Financial Officer for a term ending on December 31, 2006. Mr. Dougherty will receive a base salary at an annual rate of $210,000 from December 8, 2005 through December 31, 2005, and at an annual rate of $477,904.13 for the remainder of the term. We paid to Mr. Dougherty a bonus of $125,000 on June 30, 2006, and we will pay to Mr. Dougherty a bonus of $125,000 on December 31, 2006 if Mr. Dougherty is still employed on that date, unless we terminate Mr. Dougherty without cause prior to such date in which case a pro rated bonus shall be paid. In addition, in the event of a change in control of us, we will pay to Mr. Dougherty the full amount of all such bonuses, to the extent they have not already been paid, calculated as if Mr. Dougherty had worked through December 31, 2006. The employment agreement provides that termination of Mr. Dougherty’s employment will not affect our obligations to Mr. Dougherty under our Senior Executive Supplemental Retirement Plan. In addition, if Mr. Dougherty’s employment terminates before May 20, 2007, we will pay him separation pay at a monthly rate of $22,325.34 for the period from the termination date through May 20, 2007. If Mr. Dougherty is terminated in 2006, we will pay him his separation pay in a lump sum. The employment agreement also provides that we will provide to Mr. Dougherty and his spouse lifetime medical benefits upon his termination of employment.
      On May 20, 2005, we entered into a consulting agreement with Mr. Dougherty pursuant to which Mr. Dougherty was to provide financial analysis and general business consulting services to us through May 31, 2007. The employment agreement with Mr. Dougherty provides that the consulting agreement will be suspended during Mr. Dougherty’s reemployment with us and will resume once his employment with us ends. The termination date of the consulting agreement will be extended by the number of months such agreement was suspended during Mr. Dougherty’s reemployment.
      We also have an employment agreement with Mark A. Varner, Vice President — Corporate Controller, which provides for his continued employment with us for a period commencing upon the occurrence of a change in control and ending on the next October 23 thereafter. During this employment period, Mr. Varner will (1) receive a base salary at a monthly rate at least equal to the highest monthly base salary paid to Mr. Varner during the twelve-month period preceding the month in which the change of control occurs, (2) be eligible to receive the target bonus established for him prior to the change in control and (3) be provided with all incentive, savings, retirement, welfare benefits and fringe benefits available to our executives, which benefits are at least as favorable as those in effect during the 90-day period preceding the change in control. In addition, the agreement provides that if, during this employment period, Mr. Varner is terminated other than for cause, disability or death, or if he terminates his employment for good reason, Mr. Varner is entitled to a lump sum cash payment equal to two times the sum of (x) his base salary and (y) the higher of (1) his target bonus and (2) the actual bonus paid to him for the most recently completed fiscal year before his date of termination. We will be required to continue his medical and welfare benefits for two years after his date of termination. Subject to certain limitations, we will also pay Mr. Varner an additional “gross-up” payment to reimburse him for any excise tax payable by him with respect to payments made under the employment agreement.
      In addition, we have an employment agreement with Jack J. Bayt, President and Chief Operating Officer, Crystal Food Services Division, dated March 30, 2003, for a term of five years pursuant to which Mr. Bayt is to receive a base annual salary of at least $310,000, together with a bonus based on the improvement in financial performance of the Crystal Food Services Division. Unless Mr. Bayt is terminated for cause or voluntarily resigns, he is entitled to all benefits and payments to be made during the term of the employment agreement.
      Finally, we have entered into severance agreements with various employees, including Charles Barnard, President and Chief Operating Officer, Supermarkets Division and Daniel Cross, President and Chief Operating Officer, Village Pantry Division. Pursuant to the severance agreements, each of Messrs. Barnard and Cross will each receive a lump sum cash payment of $150,000 if he is terminated for any reason other than cause, death or disability during the 180 day period following a change in control of us, such as the merger.

      The following table shows the amount of potential cash payable to our executive officers who are parties to the employment and severance agreements described above, assuming a September 30, 2006 termination following a change in control under circumstances entitling the executive officer to severance.

		Salary Continuation
	Estimated Bonus	or Severance
Executive Officer	Payment	Benefit	Aggregate Payment(1)

P. Lawrence Butt	—	$1,275,000	$1,275,000
Don E. Marsh	—	4,456,800	4,456,800
William L. Marsh	—	1,236,900	1,236,900
Charles Barnard, Jr.	—	150,000	150,000
Jack J. Bayt(2)	$415,200	465,000	880,200
Douglas W. Dougherty(3)	125,000	170,681	295,681
Mark A. Varner	—	472,500	472,500
Daniel S. Cross	—	150,000	150,000

(1)	Excludes the value of certain continued health and other benefits. Cash payment amounts for P. Lawrence Butt, Don E. Marsh, and William L. Marsh are subject to reduction to the extent necessary to avoid any excise tax or denial of deduction imposed by Section 280G and 4999 of the Internal Revenue Code.

(2)	Amounts represent the bonus and salary payments due for the remainder of the term of the employment contract.

(3)	Represents separation pay due under the employment agreement through May 20, 2007, at the rate of $22,325 per month; excludes fees payable for services under a consulting agreement, at the rate of $15,920 per month, for 18 months following his employment termination.

Indemnification and Insurance
      The merger agreement provides that, at all times after the effective time of the merger, MSH Supermarkets will cause the surviving corporation to indemnify each person who was a director or officer of ours or any of our subsidiaries on or at any time prior to the date of the merger agreement, to the same extent and in the same manner as was provided in the respective organizational documents of Marsh and Marsh’s subsidiaries, or by contract, in effect on May 2, 2006, with respect to claims based on the fact that such person is or was an officer or director of ours or any of our subsidiaries prior to the effective time of the merger.
      We are a party to indemnification agreements with each of Messrs. Blakley, Butt, Clark, Heidt, Huse, Don E. Marsh, William L. Marsh, Risk and Smith and Ms. Catherine Langham. The indemnification agreements are in substantially the same form and generally provide that, to the fullest extent permitted by law, we will indemnify each person for losses or expenses arising from claims relating to the fact that he or she is or was a director and/or officer of ours or relating to anything done or not done in his or her capacity as a director and/or officer, including without limitation, claims based on any actual or alleged breach of duty, neglect, error, misstatement, misleading statement omission or other act done by such person in his or her capacity as a director and/or officer of ours. Notwithstanding the foregoing, none of these directors and officers will be entitled to indemnification under their indemnification agreement:

•	if prohibited by law;

•	if his or her conduct was known to be fraudulent, a violation of law, deliberately dishonest or in bad faith or constituted willful misconduct or recklessness;

•	in respect of any claim based on such person gaining in fact any personal profit or advantage to which he or she was not legally entitled;

•	in respect of any claim based on or in connection with a proceeding by us in which such person was found liable to us;

•	in respect of any disgorgement of profits made from the purchase or sale of our common stock pursuant to Section 16 of the Exchange Act;

•	if his or her conduct constituted a breach of loyalty to us and our shareholders; or

•	in respect of an claim based on any violation of the standards of conduct applicable to directors under the IBCL.
      To the extent that any person otherwise eligible to be indemnified is wholly successful on the merits or otherwise of any claim, indemnification is mandatory for expenses, including attorneys’ fees. Expenses incurred by any of these persons in defending a proceeding may be paid by us in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such person to repay the amount of any advance if it shall ultimately be determined that he or she is not entitled to be indemnified by us.
      Upon a change of control, such as the merger, these indemnified persons have additional rights. Specifically, the indemnified persons are entitled to a rebuttable presumption of qualifying for indemnification under the agreements. Any determination by us that an indemnified person is not eligible for indemnification can be challenged by the person in front of an independent arbitrator or a court and any determinations about whether to advance expenses under the agreements shall be made by independent legal counsel selected by the indemnified person and approved by us.
      The merger agreement further provides that, for six years after the effective time of the merger, MSH Supermarkets will cause the surviving corporation to maintain Marsh’s current directors’ and officers’ liability insurance policies. MSH Supermarkets’ obligation to provide this insurance coverage is subject to its not being required to pay an annual premium in excess of 250% of the annual premium paid by Marsh on May 2, 2006. If MSH Supermarkets cannot maintain the existing insurance coverage without exceeding this 250% cap, MSH Supermarket shall cause to be obtained as much comparable insurance for as long a period, not to exceed six years from the effective time of the merger, as can be obtained by paying an annual premium not in excess of the 250% cap.

Special Committee Compensation
      Members of the special committee received no additional compensation for serving as a member of the special committee.
Amendment to Rights Agreement
      We are party to an Amended and Restated Rights Agreement, dated as of December 24, 1998 (the “Rights Agreement”), with National City Bank, as Rights Agent. Under the Rights Agreement, there are preferred stock purchase rights (“Rights”) associated with each outstanding share of our common stock held. Each Right entitles a shareholder to buy one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock of Marsh at an exercise price of $65. The Rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of either class of our common stock. If the Rights become exercisable, each Right not owned by such 20% shareholder or related parties will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock (or, in certain circumstances as determined by our board of directors, cash, property or other securities of ours) having a value of twice the Right’s exercise price. We generally are entitled to redeem the rights at $.01 per Right, at any time until the 15th day following public announcement that a 20% position has been acquired.
      On May 1, 2006, we entered into an amendment to the Rights Agreement to provide that Sun Capital Partners IV, LP, and its affiliates or associates (which include MSH Supermarkets and MS Operations) shall not be considered an Acquiring Person (as defined in the Rights Agreement) with respect to the entry into of the merger agreement or the consummation of the transactions contemplated by the merger agreement on the terms of the letter of intent dated April 20, 2006 we entered into with Sun Capital Partners IV, LP.

Certain Effects of the Merger
      If the merger agreement and the merger are approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, MS Operations will be merged with and into Marsh, and Marsh will be the surviving corporation. If the merger is completed, Marsh will cease to be a publicly traded company and will become a wholly owned subsidiary of MSH Supermarkets.
      Upon completion of the merger, each share of our Class A common stock and Class B common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury or owned by MSH Supermarkets or MS Operations or any other wholly owned subsidiary of Marsh or MSH Supermarkets) will be converted into the right to receive $11.125 in cash, without interest, less any required withholding taxes. The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of our common stock, including those options held by our directors and executive officers, whether or not vested or exercisable, will be cancelled by Marsh in consideration for an amount in cash equal to the product of (i) the number of shares of common stock previously subject to the option and (ii) the amount, if any, by which $11.125 exceeds the exercise price of the option.
      At the effective time of the merger, our current shareholders will cease to have ownership interests in our company or rights as our shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.
      Our Class A common stock and Class B common stock are currently registered under the Exchange Act and are quoted on The Nasdaq Global Market under the symbol “MARSA” and “MARSB”, respectively. As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our Class A common stock or our Class B common stock. After the merger, our Class A common stock and Class B common stock will be delisted from The Nasdaq Global Market, and price quotations with respect to sales of shares of Class A common stock and Class B common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the Securities and Exchange Commission on account of our common stock.
      At the effective time of the merger, the directors of MS Operations will become the initial directors of the surviving corporation, and the officers of Marsh will become the initial officers of the surviving corporation.
      At the effective time of the merger, our restated articles of incorporation, as in effect immediately prior to the effective time of the merger, will become the articles of incorporation of the surviving corporation. In addition, our by-laws, as in effect immediately prior to the effective time of the merger, will become the by-laws of the surviving corporation.
Effects on Marsh if the Merger is Not Completed
      In the event that the merger agreement and the merger are not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our Class A common stock and Class B common stock will continue to be listed on The Nasdaq Global Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the supermarket and convenience store markets on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board of directors will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement and the merger are not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.
      If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee in an amount of $10 million to MSH Supermarkets. In addition, if our shareholders do not approve the merger agreement and the merger, we will be required to pay MSH Supermarkets the amount of its transaction expenses, up to $5 million and, if we enter into a competing transaction within 18 months following the termination of the merger agreement, an additional $10 million termination fee. See “The Merger Agreement — Termination Fee” and “The Merger Agreement — Expenses.”
Certain Risks in the Event of Bankruptcy
      If Marsh were insolvent at the effective time of the merger or would become insolvent as a result of the merger, the transfer of funds representing the $11.125 per share price payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of Marsh. If such a claim were asserted by the creditors of Marsh following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to Marsh’s trustee in bankruptcy all or a portion of the $11.125 per share in cash they received upon the completion of the merger.
      There can be no assurance as to what standards a court would use to determine whether Marsh was solvent at the effective time of the merger. None of the legal counsel to Marsh, MSH Supermarkets or MS Operations will express an opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.
      It is a condition to the merger that our board of directors and the respective boards of directors of MSH Supermarkets and MS Operations receive a letter (which we refer to in this proxy statement as the “solvency letter”) from an appraisal firm of national reputation reasonably acceptable to the special committee and addressed to our board of directors and the boards of directors of MSH Supermarkets and MS Operations supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, including the amount and terms of any debt and/or equity financing on behalf of MSH Supermarkets or MS Operations in connection with the transactions contemplated by the merger agreement:

•	the amount of the “present fair saleable value” of the assets of Marsh will exceed the amount of all “liabilities of Marsh, contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors;

•	the present fair saleable value of the assets of Marsh will be greater than the amount that will be required to pay the liability of Marsh on its debts as such debts become absolute and matured;

•	Marsh will not have an unreasonably small amount of capital with which to conduct its business; and

•	Marsh will be able to pay its debts as they mature.
      See “The Merger Agreement — Other Agreements.”
Financing for the Merger
      The merger is not conditioned upon MSH Supermarkets obtaining financing. Approximately $88.7 million will be required to provide the aggregate merger consideration for shares of our common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options. Sun Capital Partners IV, LP and MSH Supermarkets have entered into a commitment letter, dated May 2, 2006, which we refer to in this proxy statement as the “cash commitment letter,” pursuant to which Sun Capital Partners IV, LP has agreed to provide, subject to the conditions set forth in the cash commitment letter, MSH Supermarkets with $100 million in cash to partially fund the merger and/or pay certain fees that may become payable by

MSH Supermarkets under the merger agreement. We are an express third party beneficiary of the cash commitment letter. In addition, Sun Capital Partners IV, LP has committed to provide MSH Supermarkets with up to an additional $225 million of cash in the form of bridge financing to ensure that MSH Supermarkets has sufficient funds to complete the merger, pay off certain existing indebtedness and fund the costs of the merger. We are not a third party beneficiary of such commitment. Although not necessary because of the commitments it received from Sun Capital Partners IV, LP, we understand that MSH Supermarkets is exploring various sources for debt financing.
      The obligation under the commitment letter of Sun Capital Partners IV, LP to provide cash to MSH Supermarkets will be subject to the satisfaction of all conditions precedent to MSH Supermarkets’ and MS Operations’ obligations under the merger agreement.
Satisfaction and Discharge of Notes
      The merger is conditioned upon the satisfaction and discharge of our 8 7/8% senior subordinated notes due 2007 in accordance with the provisions of the indenture governing the senior subordinated notes. At or immediately prior to the closing, MSH Supermarkets will provide the funds necessary to permit us to satisfy and discharge the notes.
Material U.S. Federal Income Tax Consequences
      The following describes the material U.S. federal income tax consequences to U.S. holders of our common stock whose shares are converted to cash in the merger, but does not purport to be a complete analysis of all potential tax considerations for all holders. This summary does not address the consequences of the merger under the tax laws of any state, local, or foreign jurisdiction and does not address tax considerations applicable to holders of stock options. In addition, this summary does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not U.S. holders, who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for tax purposes or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, or the Code, including, without limitation, holders that are properly classified as partnerships under the Code, holders who are subject to the alternative minimum tax provisions of the Code and holders whose shares of our common stock constitute qualified small business stock within the meaning of Section 1202 of the Code.
      This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
      The receipt of cash for our common stock pursuant to the merger by U.S. holders will be a taxable transaction for federal income tax purposes. In general, if you receive cash in exchange for your shares of our common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference between the cash received and your adjusted tax basis in the shares surrendered. Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger and will be short-term capital gain or loss if your holding period in such shares is one year or less at the time of the consummation of the merger. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
      You may be subject to information withholding and backup withholding tax (currently at a 28% rate) on the receipt of cash pursuant to the merger unless you are a corporation or other exempt recipient. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number or otherwise fail to comply with applicable backup withholding rules and certification requirements. The letter of transmittal provided to holders following the merger will include a substitute Internal Revenue Service Form W-9, which you should complete in order to provide your taxpayer identification number. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.
      THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL, AND OTHER TAX LAWS.
Regulatory Matters
      Under the HSR Act and the rules and regulations promulgated thereunder, Marsh and MSH Supermarkets cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Marsh and MSH Supermarkets filed notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on June 12, 2006, and early termination of the waiting period was granted, effective June 23, 2006. We do not believe that any foreign antitrust approvals are required to consummate the merger.
      While we believe that these regulatory approvals have been satisfied by the early termination of the applicable waiting period, at any time before or after completion of the merger, the Federal Trade Commission, the Department of Justice or others could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Marsh or MSH Supermarkets. Private parties may also bring actions under the antitrust laws under certain circumstances. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions of the merger not being satisfied. See “The Merger Agreement — Conditions.”
      We and MSH Supermarkets are not aware of any other material governmental or regulatory approvals that remain to be complied with in order to complete the merger other than (i) anti-trust matters described above, (ii) the compliance with applicable federal and state securities laws, (iii) the filing of the articles of merger with the Secretary of State of the State of Indiana and (iv) certain other state and federal filings with respect to pharmacy, drug, tobacco and alcoholic beverage laws.
Financial Projections
      Marsh does not, as a matter of course, publicly disclose projections of future financial performance, earnings or other results. However, as described below, in connection with our possible sale, projections were prepared at different times and provided to participants in the sale process and to Merrill Lynch and PJSC. The summary of the projections set forth below is included to give our shareholders access to information that was not publicly available and that we provided in connection with our possible sale.

      We did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. Our independent registered public accounting firm, Ernst & Young LLP, has neither examined nor compiled the projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.
      The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page [     ] of this proxy statement. They are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Moreover, those uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.
      For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections are an accurate prediction of future events, and they should not be relied on as such. None of Marsh, our board of directors or the special committee assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Due to the volatility of the supermarket and convenience store industries and because the prospective financial information provided in this proxy statement is in summary format, you are cautioned not to rely on this information in making a decision whether to vote in favor of the merger agreement and the merger.

February 20, 2006 Projections
      Our management prepared the following projections that were posted on February 20, 2006, in our on-line data room for participants in the sale process. These February projections related to Marsh’s anticipated future operating performance, as of the date such projections were prepared, for fiscal years 2006, 2007 and 2008.
      The principal bases or assumptions underlying the February projections were:

•	Same store sales growth:

•	Marsh Supermarkets: 0% in fiscal 2007 and 0.5% in fiscal 2008

•	LoBill: 1.5% in fiscal 2007 and in fiscal 2008

•	O’Malia’s and Arthur’s: 2% in fiscal 2007 and in fiscal 2008

•	Village Pantry: 2.5% in fiscal 2007 and fiscal 2008, excluding gasoline and a 1% increase in gasoline volume;

•	No expenditures for new stores;

•	EBITDA excludes any gain from real estate sales; and

•	Various assumptions on cost savings and expenses.

	Fiscal Year Ended Approximately
	March 31,

Income Statement	2006E	2007E	2008E

	($ in millions)
Sales and Other Revenues	$1,749.6	$1,755.2	$1,770.8
Gross Profit	520.1	521.6	529.8
EBITDA(1)	40.6	59.4	63.3
EBIT(1)	12.5	31.8	36.7

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes) are financial measures that are not defined by generally accepted accounting principles. We provided projections of EBITDA and EBIT because we believe they enhance the understanding of our projected operating results and provide useful information regarding our ability to service or incur indebtedness.

April 27, 2006 Projections
      On April 27, 2006, our management prepared updated projections, based in part on preliminary results for the fiscal year ended April 1, 2006. These projections for fiscal years 2006 through 2011 were provided to Merrill Lynch and PJSC in connection with the preparation of their fairness opinions, but were not provided to Sun Capital Partners or posted in our on-line data room.
      The principal bases or assumptions underlying the April projections were:

•	Same store sales growth:

-	Supermarket same store sales decline 1.3% in fiscal 2007;

-	Village Pantry same store sales increase 2.5%, excluding gasoline, and 1.9% increase in gasoline volume in fiscal 2007;

-	Supermarket and Village Pantry same store sales increase 1% in fiscal 2008;

-	Supermarket and Village Pantry same store sales increase 2% annually in fiscal 2009 through fiscal 2011;

•	Projected results include the effects of the closures of two supermarkets, six convenience stores and a restaurant;

•	Projected results exclude any effects of future store closings;

•	Assumes no new stores;

•	EDITDA excludes any gain from real estate sales; and

•	Various assumptions on cost savings and expenses.

	Fiscal Year Ended Approximately March 31,

Income Statement	2006E	2007E	2008E	2009E	2010E	2011E

	($ in millions)
Sales and Other Revenues	$1,743.8	$1,720.9	$1,738.2	$1,772.9	$1,808.4	$1,844.5
Gross Profit	512.3	501.7	506.2	516.0	526.0	536.1
EBITDA	39.8	55.4	55.9	58.0	60.2	62.3
EBIT	11.9	29.1	29.6	31.3	33.4	35.5

THE MERGER AGREEMENT
      The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
      The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to us, MSH Supermarkets and MS Operations as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement between the parties and are subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
General
      The merger agreement provides that after receipt of all required regulatory approvals, the requisite approval of our shareholders and satisfaction of the other conditions to closing, MS Operations will merge with and into us and each outstanding share of our Class A common stock and Class B common stock will be cancelled and converted in the merger into the right to receive merger consideration of $11.125 in cash per share, without interest, less any required withholding taxes. After consummation of the merger, we will be a wholly owned subsidiary of MSH Supermarkets.
Effective Time of the Merger and the Closing
      The merger will be consummated and become effective at the time articles of merger are filed with the Secretary of State of the State of Indiana, or at such later time as shall be agreed to by the parties and specified in the articles of merger. The closing will occur on the second business day after the conditions to the closing set forth in the merger agreement have been satisfied or waived, unless the parties agree to another time.
Articles of Incorporation and By-laws
      At the effective time of the merger, and without any further action on the part of us or MS Operations, our restated articles of incorporation, as in effect at the effective time of the merger, will be the articles of incorporation of the surviving corporation. In addition, our by-laws, as in effect at the effective time of the merger, will be the by-laws of the surviving corporation.
Directors and Officers
      The directors of MS Operations immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and our officers will be the initial officers of the surviving corporation.
Treatment of Common Stock and Stock Options

Conversion of Our Common Stock into Merger Consideration
      At the effective time of the merger, each share of our Class A common stock and Class B common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $11.125 per share in cash, without interest, less any required withholding taxes, other than shares of our common stock held in treasury by us or shares of our common stock owned by MSH Supermarkets, MS Operations or any other wholly owned subsidiary of MSH Supermarkets or us which will be cancelled without payment.
      At the effective time of the merger, each share of MS Operations issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of Class A common stock of the surviving corporation.

Treatment of Our Stock Options
      At the effective time of the merger, all outstanding stock options will be cancelled by us, whether or not vested or exercisable, and each holder of an option will be entitled to receive in consideration for the cancellation of that option a cash payment equal to the excess, if any, of $11.125 over the per share exercise price of the option, reduced by applicable withholding taxes, multiplied by the number of shares of our common stock previously subject to such option. All stock incentive plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the shares of our common stock will terminate as of the effective time of the merger.

No Further Ownership Rights
      After the effective time of the merger, except as described above, each of our outstanding stock certificates will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock formerly represented by that certificate.

Exchange and Payment Procedures
      At or prior to the effective time of the merger, MSH Supermarkets or MS Operations will deposit with a bank or trust company (the “paying agent”) sufficient funds to pay the merger consideration to each holder of shares of our common stock entitled to receive the merger consideration in the merger. As soon as practicable after the effective time of the merger (but in no event more than five business days after the effective time), the paying agent will mail a letter of transmittal and instructions to each record holder. The letter of transmittal and instructions will explain how to surrender common stock certificates in exchange for the merger consideration.
      You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
      You will not receive the merger consideration until the surrender of your common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of the surviving corporation that those stock transfer taxes have been paid or are not applicable. If you have lost a certificate, or if it was stolen or destroyed, then you will be entitled to receive the merger consideration, upon making an affidavit that the certificate was lost, stolen or destroyed, and MSH Supermarkets or the surviving corporation may, as a condition precedent, require you to post a bond in a reasonable amount, as they may determine, indemnifying MSH Supermarkets, the surviving corporation, us or the paying agent against any claims made against them with respect to that certificate.
      No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, us, MSH Supermarkets and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration.
      At the close of business on the day of the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of outstanding shares of our common stock.

      None of the surviving corporation, the paying agent or any party to the merger agreement will be liable to any person for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The surviving corporation is entitled to require the paying agent to deliver to it any portion of the merger consideration made available to the paying agent that remains undistributed to our shareholders any time following six months after the effective time of the merger. If you have not surrendered your certificates within six months after the effective time of the merger, you may only look to the surviving corporation for the payment of the merger consideration, without interest, as general creditors.
Representations and Warranties
      We make certain customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and power to operate our businesses;

•	our restated articles of incorporation and by-laws and the governing documents of our subsidiaries;

•	our and our subsidiaries’ capitalization;

•	our outstanding indebtedness;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the approval, adoption and recommendation by the special committee and our board of directors of the merger agreement and the merger, and the required shareholder vote for the approval of the merger agreement and the merger;

•	required consents and approvals of governmental entities as a result of the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, contracts, permits, outstanding orders or applicable law as a result of entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	our Securities and Exchange Commission filings since January 1, 2002;

•	our financial statements contained in our Securities and Exchange Commission filings since January 1, 2002 and the absence of liabilities, other than those disclosed in our filings with the Securities and Exchange Commission and ordinary course liabilities incurred since January 7, 2006;

•	our disclosure controls and procedures and our internal control over financial reporting;

•	our compliance with the Sarbanes-Oxley Act of 2002 and rules of The Nasdaq National Market;

•	the accuracy and completeness of information supplied by us for inclusion in this proxy statement;

•	the absence of certain changes and events since January 7, 2006, including an absence of any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on us or a material adverse impact on our ability to consummate the merger;

•	our insurance policies;

•	our real property owned and leased and our title to assets;

•	the absence of undisclosed litigation or outstanding court orders against us and, in certain circumstances, against our or our subsidiaries’ officers or employees;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our compliance with laws and possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities necessary to carry on our business;

•	taxes, intellectual property, environmental matters, material contracts and transactions with affiliates;

•	the financial advisory fees payable by us to Merrill Lynch and PJSC;

•	receipt by us of fairness opinions from Merrill Lynch and PJSC regarding the consideration to be received by the holders of our common stock in connection with the merger;

•	the amendment of our rights plan; and

•	the inapplicability of any restrictions on business combinations under our restated articles or by-laws or Indiana law.

      For purposes of the merger agreement, “material adverse effect” on us means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, revenues, expenses, liabilities or financial condition of us and our subsidiaries taken as a whole.
      A “material adverse effect” on us will not have occurred, however, as a result of events, changes, circumstances or effects that arise out of or result from:

•	economic factors generally affecting the economy or financial markets as a whole or the industries in which we or any of our subsidiaries operates which do not disproportionately impact us or any of our subsidiaries;

•	any change in laws, unless that change adversely affects us or any of our subsidiaries disproportionately in comparison to our respective competitors;

•	the public announcement of the transactions contemplated by the merger agreement; or

•	the performance of our obligations pursuant to the merger agreement.
      The merger agreement also contains customary representations and warranties made by MSH Supermarkets and MS Operations that are subject, in some cases, to specified exceptions and qualifications. MSH Supermarkets and MS Operations make their representations jointly and severally to us. The representations and warranties made by MSH Supermarkets relate to, among other things:

•	its proper organization, good standing and power to operate its business;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated in the merger agreement;

•	required consents and approvals of governmental entities as a result of the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or specified agreements as a result of entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the accuracy and completeness of information supplied by it for inclusion in this proxy statement;

•	the absence of litigation against it or its subsidiaries that would interfere with or delay the consummation of the transactions contemplated by the merger agreement;

•	the absence of undisclosed broker’s fees; and

•	the ownership of any shares of our common stock.
      The representations and warranties made by MS Operations relate to, among other things:

•	its proper organization;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated in the merger agreement;

•	required consents and approvals of governmental entities as a result of the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or specified agreements as a result of entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the accuracy and completeness of information supplied by it for inclusion in this proxy statement;

•	the absence of undisclosed broker’s fees;

•	the operations of MS Operations as a newly formed and indirect wholly owned subsidiary of MSH Supermarkets that is engaged in no business other than as contemplated in the merger agreement; and

•	the ownership of any shares of our common stock.
      For purposes of the merger agreement, “material adverse effect” on MSH Supermarkets means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of MSH Supermarkets and its subsidiaries taken as a whole.
      The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.
Our Interim Operations
      Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, including the prior written consent of MSH Supermarkets, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice;

•	use commercially reasonable efforts to preserve intact our business organization and maintain existing relations with material customers, suppliers, employees, creditors and business partners;

•	not directly or indirectly reclassify, combine or split any of our outstanding capital stock or that of any of our subsidiaries;

•	not amend or propose to amend our articles of incorporation or by-laws or similar organizational documents or our rights plan;

•	not declare, set aside or pay dividends or other distributions payable in cash, stock or property with respect to our or our subsidiaries’ capital stock other than dividends paid by our wholly owned subsidiaries to us or our wholly owned subsidiaries;

•	not issue, sell, transfer, pledge, dispose of or encumber any of our or our subsidiaries’ securities (except pursuant to the exercise or vesting of existing stock options or as may be required under our rights plan);

•	not sell, transfer, license, lease, pledge, mortgage, dispose of or encumber any assets, other than the disposal of assets in the ordinary course of business consistent with past practice;

•	not redeem, purchase or otherwise acquire directly or indirectly any of our capital stock;

•	not grant any increase in the compensation payable or to become payable to any employee (excluding executive officers who will be given no increases) other than scheduled annual merit increases in annual base salary or wages in the ordinary course of business consistent with past practice;

•	not adopt or enter into any new, or amend or otherwise increase or terminate, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or hire or promote (except for replacement purposes) or terminate (except for cause) any officers, executives, or employees at or above the level of vice president;

•	not permit any material insurance policy naming us as a beneficiary or loss payable payee to be cancelled or terminated, except in the ordinary course of business;

•	not incur or assume any indebtedness (except for borrowings under existing revolving credit facilities up to $95 million in principal at any one time outstanding);

•	not assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any other person (other than us or one of our wholly owned subsidiaries) or make any loans, advances or capital contributions to, or investment in, any person other than to one of our subsidiaries or customary loans or advances to non-officer employees in accordance with past practice;

•	not make any material capital expenditure or commitment, other than in the ordinary course of business consistent with past practice and budgeted capital expenditures, for the 2006 and 2007 fiscal years;

•	not change any accounting methods, policies, procedures, practices or principles used by us unless required by generally accepted accounting principles in the U.S. or the Securities and Exchange Commission;

•	not adopt any plan or agreement for complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than as contemplated by the merger agreement);

•	not merge or consolidate with, or acquire assets or capital stock of, another person (other than as contemplated by the merger agreement), other than the acquisition of inventory in the ordinary course of business consistent with past practice;

•	not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, any of our affiliates;

•	not enter into any joint venture, partnership or other similar arrangement;

•	not enter into, terminate, amend, supplement or modify any material contracts, or waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims under material contracts, or change incentive policies or payments under any material contracts, or enter into any contract relating to the disposition of assets and/or capital stock;

•	not settle or compromise any material litigation or any material claim under any of our or our subsidiaries’ insurance policies;

•	not waive or fail to enforce any provision of any confidentiality agreement or standstill or similar agreement that we are a party to;

•	not make or change any tax election, amend any tax returns, change any tax accounting period or method, settle or compromise any tax liabilities, surrender any tax refunds, or consent to any extension or waiver of the limitation period applicable to any tax liabilities;

•	not pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business consistent with past practice;

•	not enter into a material line of business other than those currently engaged in;

•	not open or close a store or other business location (other than as contemplated by the merger agreement); and

•	not agree or commit to take any of the foregoing actions (except the first and second actions listed above).
Access to Information
      We have agreed to, and to cause our subsidiaries to, afford MSH Supermarkets and its advisors reasonable access to our offices, records and employees. We have also agreed to furnish MSH Supermarkets with operating data and other information as they may reasonably request. MSH Supermarkets and its advisors have agreed to hold any nonpublic information in confidence according to the provisions of the confidentiality agreement entered into between us and MSH Supermarkets on November 14, 2005, as amended.
Regulatory Matters
      The merger agreement provides that as soon as practicable after May 2, 2006, we and MSH Supermarkets will file any notifications and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act. We and MSH Supermarkets filed notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on June 12, 2006, and early termination of the waiting period was granted, effective June 23, 2006.
      As soon as practicable after May 2, 2006, we and MSH Supermarkets have agreed to make, or cause to be made, all necessary notifications, filings with or applications to any governmental authority necessary to consummate the transaction contemplated by the merger agreement.
      We and MSH Supermarkets have agreed to use our respective reasonable best efforts to:

•	obtain prompt termination of any waiting period under the HSR Act (which waiting period was terminated early, effective June 23, 2006);

•	diligently prosecute all filings discussed above and all similar foreign governmental authorities for consent to the transactions contemplated by the merger agreement;

•	provide all appropriate notifications to foreign governmental authorities;

•	furnish to other parties such information and assistance as such parties reasonably request in connection with the preparation or prosecution of such applications;

•	keep the other parties promptly apprised of any such material communications with, and inquiries or requests for information from, such governmental authorities with respect to the transactions contemplated by the merger agreement and of any understandings, undertakings or agreements such party proposes to make or enter into with such governmental authority; and

•	consult with the other parties in advance of any material meeting with the Federal Trade Commission.
Employee Matters
      From the effective time of the merger through December 31, 2006, MSH Supermarkets will either continue our existing employee benefit plans (other than equity or equity-based plans) or will provide, or cause the surviving corporation to provide, benefits (other than any equity or equity-based awards) to our and our subsidiaries’ employees under substitute plans or arrangements that are no less favorable in the aggregate than those provided under our existing benefit plans (other than equity or equity-based plans). With respect to certain of our employee benefit plans, for purposes of determining eligibility to participate in such plans, vesting of benefits and benefit accrual service with us or any of our subsidiaries shall be treated as service with MSH Supermarkets or its subsidiaries, except as would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any welfare benefit plan of MSH Supermarkets. Our employees will also be given credit for amounts paid under our benefit plans for purposes of applying deductibles, co-payments and out-of-pocket maximums applicable to any of MSH Supermarkets’ benefit plans. In addition, MSH Supermarkets will, or will cause the surviving corporation to, continue to provide and recognize all accrued but unused vacation and other paid time off as of the completion of the merger.
      MSH Supermarkets will, and will cause the surviving corporation to, assume and honor certain employment agreements previously disclosed by us to MSH Supermarkets.
No Solicitation
      We have agreed that, during the term of the merger agreement, we will not, nor will we authorize or permit any of our subsidiaries, or any of our, or our subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives, directly or indirectly to:

•	solicit, initiate or otherwise facilitate or encourage the making by any person of any proposal, offer or inquiry that constitutes, or could reasonably be expected to lead to, a proposal for any competing transaction;

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to, any competing transaction or a proposal, inquiry or offer that could reasonably lead to a competing transaction; or

•	execute or enter into any agreement, understanding or arrangement relating to any competing transaction, or publicly propose to accept or enter into, any letter of intent, agreement in principal, merger agreement or other contract relating to a competing transaction, or approve or recommend or propose to approve or recommend any competing transaction or any agreement, understanding or arrangement relating to any competing transaction (or resolve or authorize or propose to agree to do any of the actions described above).
      For purposes of the merger agreement, “competing transaction” means any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving us or any of our subsidiaries, or any purchase or sale of 10% or more of the capital stock or 10% or more of the assets of us and our subsidiaries taken as a whole.
      However, at any time before the special meeting:

•	we are permitted to participate in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to, any competing transaction or a proposal, inquiry or offer that could reasonably lead to a competing transaction:

-	if we have received an unsolicited bona fide written proposal for a competing transaction that, in the good faith judgment of our board of directors (or any authorized committee thereof), after consultation with our financial advisors, is or is reasonably likely to be a superior proposal; our board of directors (or any authorized committee thereof) determines in good faith based upon the advice of counsel that failure to do so would breach its fiduciary duties under applicable law; and we give MSH Supermarkets and MS Operations at least three business days’ prior written notice of the identity of such person, the terms and conditions of the proposal and our intent to take any such action;

-	if prior to our furnishing any confidential information to such person, we have received from such person an executed confidentiality agreement containing terms that are substantially similar to and no more favorable to such person than those contained in the confidentiality agreement signed with MSH Supermarkets, which includes customary standstill provisions;

-	if a copy of any confidential information provided to such person that has not previously been delivered to MSH Supermarkets is simultaneously provided to MSH Supermarkets; and

-	if we promptly (but in any event within 24 hours) notify MSH Supermarkets of any such inquiries, proposals, offers, information requests, discussions or negotiations sought to be initiated or continued with us or any of our representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any inquiries, proposals or offers, and if we keep MSH Supermarkets informed on a current basis as to the status thereof and of any modifications to such inquiries, proposals or offers.

•	we are permitted to enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions described above have been met) regarding a competing transaction, or our board of directors (or any authorized committee thereof) may approve or recommend to our shareholders (or resolve to do so), or publicly propose to approve or recommend to our shareholders an unsolicited bona fide written proposal for a competing transaction or withdraw or modify its recommendation in favor of the merger agreement in connection with a superior proposal if:

-	we and our subsidiaries have complied with our obligations under the merger agreement relating to not soliciting or facilitating competing transaction proposals;

-	we have complied with all of the requirements set forth in the preceding item;

-	our board of directors has determined in good faith following consultation with our legal and financial advisors that:

•	the competing transaction is a superior proposal; and

•	failure to take such action would be a breach of its fiduciary duties under applicable law;

-	we provide to MSH Supermarkets a written notice to be delivered promptly, but in any event within 24 hours of our becoming aware of such competing transaction:

•	advising MSH Supermarkets that our board of directors has received a superior proposal;

•	specifying the terms and conditions of such superior proposal, including the amount per share that the shareholders of Marsh will receive; and

•	identifying the person making such superior proposal;

-	we cooperate and negotiate in good faith with MSH Supermarkets during the five business day period after such notice to make such adjustments in the terms and conditions of the merger agreement as would enable us to proceed with our recommendation of the merger;

-	MSH Supermarkets does not, within five business days of its receipt of the notice of superior proposal, make an offer that our board of directors determines in its reasonable good faith judgment based on the advice of our financial advisor to be as favorable to our shareholders as such superior proposal; and

-	in the event we intend to enter into any such agreement or arrangement, we have previously terminated the merger agreement in accordance with its terms and paid the termination fee in the amount of $10 million to MSH Supermarkets.

•	nothing in the merger agreement limits our ability to comply in good faith with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure that our board of directors (or any authorized committee thereof) determines in good faith upon the advice of counsel is required under applicable law, provided that neither we nor our board of directors (nor any committee thereof) will (i) recommend that our shareholders tender their shares of our common stock in connection with any such tender or exchange offer (or otherwise approve or recommend any competing transaction) or (ii) withdraw or modify our board of director’s recommendation to our shareholders, unless in each case we have satisfied our non-solicitation requirements.

      For purposes of the merger agreement, “superior proposal” means any bona fide written proposal by a third party for a competing transaction that:

•	is not solicited in violation of our obligations not to solicit or facilitate competing transactions under the merger agreement;

•	would result in a third party (or the shareholders of such third party) acquiring, directly or indirectly, at least 100% of economic or voting power of our common stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole; and

•	our board of directors (or any authorized committee thereof) determines in good faith, after consultation with our counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to our shareholders from a financial point of view (taking into account the identity of the offeror, the likelihood the transaction will be consummated and all legal, financial and regulatory aspects of the proposal, including the terms of any financing) than transactions contemplated by the merger agreement.
      We have also agreed to terminate or cause to be terminated any discussions or negotiations with any parties that may have been ongoing with respect to any competing transaction prior to May 2, 2006.
Shareholders’ Meeting
      We have agreed to take all actions necessary to call, give notice of, convene and hold a special meeting of our shareholders as soon as practicable after the date of the merger agreement to consider and vote on the approval of the merger agreement and the merger. In addition, we have agreed to use commercially reasonable efforts to solicit from our shareholders proxies in favor of the approval of the merger agreement and the merger. Subject to the non-solicitation provisions of the merger agreement, our board of directors will recommend that our shareholders vote in favor of the approval of the merger agreement and the merger.
Reasonable Best Efforts
      Subject to the terms and conditions of the merger agreement, each party to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practical, the merger and the other transactions contemplated by the merger agreement.
Notification
      We and MSH Supermarkets have agreed to give prompt notice to each other of:

•	the occurrence or non-occurrence of any event which would cause any representation or warranty of us, MSH Supermarkets or MS Operations contained in the merger agreement to be untrue or inaccurate in any material respect prior to the effective time of the merger; or

•	any material failure by us or MSH Supermarkets to comply with or satisfy any covenant, condition or agreement to be complied with by such party under the merger agreement.
We have also agreed to give prompt notice to MSH Supermarkets of any communication we or any of our subsidiaries receive from, or on behalf of, any party to any of our material contracts that such party intends to cancel, terminate or fail to renew the material contract.
Directors’ and Officers’ Insurance and Indemnification
      After the effective time of the merger, MSH Supermarkets will cause the surviving corporation to indemnify each of our or any of our subsidiaries’ directors or officers to the same extent and in the same manner as is provided in our or our subsidiaries’ respective charters or by-laws, or by contract, in effect on May 2, 2006 with respect to claims based on the fact that such person is or was an officer or director of ours or any of our subsidiaries prior to the effective time of the merger. Those indemnified directors and officers will be entitled to advancement of expenses to the extent provided for in the applicable charter, by-laws or contract. MSH Supermarkets agrees to maintain in effect for six years after consummation of the merger “tail” directors’ and officers’ liability insurance. However, if the annual cost of such “tail” insurance policies exceeds 250% of the annual premium paid on May 2, 2006 by us for such insurance, there must be obtained as much comparable insurance for as long a period as is available for a cost not to exceed that amount.
Cooperation
      We and MSH Supermarkets have agreed to coordinate and cooperate in seeking any actions, consents, approvals or waivers of any governmental authority as contemplated by the merger agreement or making any filings, furnishing information required in connection with those consents, approvals or waivers and to timely seek to obtain those actions, consents, approvals or waivers.
      We have agreed that prior to the consummation of the transactions contemplated by the merger agreement, we will provide, and will cause our subsidiaries to provide, all cooperation reasonably requested by MSH Supermarkets in connection with any financing of the merger requested by MSH Supermarkets.
      The merger agreement provides that we will, at the request of and in consultation with MSH Supermarkets, take all actions necessary to satisfy and discharge prior to the closing of the merger our outstanding 8 7/8% senior subordinated notes that mature in 2007.
      MSH Supermarkets and MS Operations have agreed that they will take all actions necessary to enforce their rights under the equity commitment letter and will not permit any amendment or waiver of the provisions of the equity commitment letter without our prior written consent.
Other Agreements
      The merger agreement provides that:

•	neither Marsh nor MSH Supermarkets nor any of their affiliates will issue any press release or public announcement regarding the merger without the prior consent of the other party, except to the extent required by law or The Nasdaq National Market, and in such case will use reasonable efforts to consult with the other party and provide the other party a reasonable period of time to comment on such press release or announcement;

•	the parties will engage an appraisal firm of national reputation reasonably acceptable to MSH Supermarkets and us to deliver a solvency letter reasonably acceptable to the special committee and addressed to our board of directors (and on which the special committee will be entitled to rely) and the respective boards of directors of MSH Supermarkets and MS Operations supporting the conclusion that immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement, including the amount and terms of any debt and/or equity financing on behalf of MSH Supermarkets or MS Operations in connection with the merger:

-	the amount of the “present fair saleable value” of the assets of Marsh will exceed the amount of all “liabilities of Marsh, contingent or otherwise,” as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors,

-	the present fair saleable value of the assets of Marsh will be greater than the amount that will be required to pay the liability of Marsh on its debts as such debts become absolute and matured,

-	Marsh will not have an unreasonably small amount of capital with which to conduct its business, and

-	Marsh will be able to pay its debts as they mature; and

•	prior to the closing of the merger, we will, at the request of MSH Supermarkets, (1) cause each of our subsidiaries that is treated as a corporation for U.S. federal income tax purposes to either (a) merge into us or one of our subsidiaries, (b) convert into a limited liability company or (c) merge into a limited liability company such that we will succeed to the earnings and profits of each such subsidiary under U.S. federal income tax law, and (2) cause our subsidiaries to take such steps as may be designated to terminate the treatment as a partnership for U.S. federal income tax purposes of one or more of our subsidiaries, unless such actions would result in material liability or cost to us which MSH Supermarkets has not first agreed to reimburse in the event the merger is not consummated.

Conditions
      Our obligation, on the one hand, and MSH Supermarkets’ and MS Operations’ obligations, on the other hand, to complete the merger are subject to the satisfaction of the following mutual conditions:

•	the merger agreement being approved by our shareholders in accordance with Indiana law;

•	the absence of any governmental orders or laws that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	any waiting period applicable to the merger under the HSR Act must have expired or been terminated (which waiting period was terminated early, effective June 23, 2006); and

•	our board of directors and the respective boards of directors of MSH Supermarkets and MS Operations must have received the solvency letter described in the second bullet point under “— Other Agreements.”
      The obligations of MSH Supermarkets and MS Operations to complete the merger are subject to satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to organization, authorization, capital structure, the absence of a material adverse effect on us, the opinion of financial advisors, finders’ fees and other fees, the amendment of our rights agreement and state takeover statutes must be true and accurate in all respects, in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of a specified date);

•	our other representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or any material adverse effect on us), in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on us;

•	we must have performed in all material respects all of our obligations under the merger agreement at or prior to the closing date of the merger;

•	we must have delivered to MSH Supermarkets an officer’s certificate certifying that the conditions in the three preceding paragraphs have been satisfied;

•	any filing or consent with any governmental authority the absence of which would reasonably be expected to have a material adverse effect on us must have been obtained;

•	all of our directors have tendered their resignations, and such directors of our subsidiaries and such officers of ours and our subsidiaries as requested by MSH Supermarkets have tendered their resignations, in each case effective as of the effective time of the merger;

•	we must have obtained all consents and approvals required to be obtained pursuant to the merger agreement; and

•	our outstanding 8 7/8% senior subordinated notes due 2007 must have been satisfied and discharged.

      Our obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	MSH Supermarkets’ and MS Operations’ representations and warranties with respect to organization and authorization must be true and accurate in all respects, in each case as of the date of the merger agreement and as of the closing date of the merger (or, if applicable, as of a specified date);

•	MSH Supermarkets’ and MS Operations’ other representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or material adverse effect), in each case as of the date of the merger agreement and as of the closing time of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on MSH Supermarkets;

•	MSH Supermarkets and MS Operations must have performed in all material respects all of their respective obligations under the merger agreement at or prior to the closing date of the merger; and

•	MSH Supermarkets must have delivered to us an officer’s certificate certifying that the conditions in the three preceding paragraphs have been satisfied.
Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of MSH Supermarkets and us, duly authorized by the respective boards of directors of MSH Supermarkets and us;

•	by either MSH Supermarkets or us, if the merger has not been completed by October 17, 2006 for any reason, provided, that this right to terminate the merger agreement will not be available to a party whose failure to perform any material covenant or obligation under the merger agreement has been the principal cause of or resulted in the failure of the merger to be completed by October 17, 2006;

•	by either MSH Supermarkets or us, if five business days have elapsed following the entry of any permanent injunction or other similar order preventing the consummation of the merger (so long as such injunction or order is still in effect), and prior to such termination the parties have used reasonable best efforts to resist, resolve or lift such injunction or order;

•	by either MSH Supermarkets or us, if our shareholders do not approve the merger agreement and the merger at the special meeting (or any adjournment or postponement thereof), except that this right to terminate is not available to us if we are in breach of our obligations relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement;

•	by either MSH Supermarkets or us, if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach, in the aggregate with all other such breaches if any, would give rise to a failure to satisfy any of the conditions to the merger related to the truth and accuracy of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and which breach has not been cured within 30 days after written notice or cannot be cured by October 17, 2006;

•	by MSH Supermarkets, if our board of directors (or an authorized committee thereof) takes any action:

-	determining that it must withdraw or modify in a manner adverse to MSH Supermarkets its recommendation to the shareholders regarding the merger agreement and the merger; or

-	approving or recommending any superior proposal (or resolving to do so);

•	by MSH Supermarkets, if we violate our obligations under the merger agreement relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement;

•	by MSH Supermarkets, if our board of directors (or any authorized committee thereof) fails to publicly and unconditionally reaffirm its recommendation to our shareholders regarding the merger agreement and the merger within ten business days following MSH Supermarkets’ request to do so or if a competing transaction is publicly disclosed and we fail to announce our opposition to such competing transaction within ten days; or

•	by us, if prior to our shareholders meeting, (i) our board of directors resolves to approve and recommend a superior proposal after complying with the non-solicitation covenants as discussed above under “— No Solicitation” and (ii) we pay a termination fee in an amount of $10 million concurrently with the termination of the merger agreement.
Effect of Termination
      If the merger agreement is terminated, it will become void and have no effect, other than the provisions relating to confidentiality and termination fees and expenses. Termination, however, will not relieve any party from liability or damages resulting from any breach by that party of the merger agreement.
Termination Fee
      We have agreed to pay MSH Supermarkets a termination fee in an amount of $10 million if:

•	either we or MSH Supermarkets terminates the merger agreement because of the failure of the merger to be completed by October 17, 2006, and

-	at or prior to the termination date, a competing transaction involving us has been commenced, publicly announced or communicated to our board of directors (or any authorized committee thereof); and

-	within 18 months of the termination, we or any of our affiliates enter into a definitive agreement, letter of intent or agreement in principle for a competing transaction or consummate a transaction that would constitute a competing transaction (which in each case need not be the same competing transaction as the one described in the bullet point immediately above);

•	the merger agreement is terminated by us or MSH Supermarkets because of the failure to receive our shareholders’ approval at the special meeting of our shareholders (or any adjournment or postponement thereof), and

-	at or prior to the date the merger agreement was terminable by either party, a competing transaction involving us has been commenced, publicly announced or communicated to our board of directors (or any authorized committee thereof) and not abandoned; and

-	within 18 months of the termination, we or any of our affiliates enter into a definitive agreement, letter of intent or agreement in principle for a competing transaction or consummate a transaction that would constitute a competing transaction (which in each case need not be the same competing transaction as the one described in the bullet point immediately above);

•	the merger agreement is terminated by MSH Supermarkets because of a breach by us of any representation, warranty or covenant in the merger agreement, which breach, in the aggregate with all other breaches, would give rise to the failure of any of the applicable closing conditions set forth in the merger agreement and the breach has not been cured within thirty days of receipt of notice of the breach or cannot be cured by October 17, 2006; and

-	at or prior to the date the merger agreement was terminable by either party, a competing transaction involving us has been commenced, publicly announced or communicated to our board of directors (or any authorized committee thereof) and not abandoned; and

-	within 18 months of the termination, we or any of our affiliates enter into a definitive agreement, letter of intent or agreement in principle for a competing transaction or consummate a transaction that would constitute a competing transaction (which in each case need not be the same competing transaction as the one described in the bullet point immediately above);

•	the merger agreement is terminated by MSH Supermarkets because (1) our board of directors has made a non-recommendation determination in accordance with the terms of the merger agreement, has approved or recommended a superior proposal, or failed to reaffirm its recommendation to our shareholders regarding the merger agreement and the merger, or (2) if there is a breach by us of our obligations relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting, preparing, filing and mailing this proxy statement or announcing our opposition to any publicly disclosed competing transaction; or

•	the merger agreement is terminated by us because, prior to the special meeting, our board of directors resolves to approve and recommend a superior proposal after having complied with our non-solicitation covenants as discussed above under “— No Solicitation,” provided that the payment of the $10 million termination fee by us is a condition to terminating the merger agreement in these circumstances.
      If we are required to pay the termination fee to MSH Supermarkets with respect to a competing transaction in which 10% or more, but less than 50% of our assets and the assets of our subsidiaries, taken as a whole, are to be acquired by any person, then the amount of the termination fee will be prorated using the percentage of our earnings before interest, taxes and depreciation (determined on a consolidated basis in accordance with generally accepted accounting principles and in a manner consistent with our financial statements) generated by such assets in our last fiscal year.
Expenses
      Unless otherwise agreed in writing by the parties, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expense whether or not the merger is consummated, except in the event the merger agreement is terminated by us or MSH Supermarkets because of a failure to receive our shareholders’ approval at the special meeting of our shareholders (or any adjournment or postponement thereof) in which case we will reimburse MSH Supermarkets for its and MS Operations’ out-of-pocket expenses incurred in connection with the merger agreement and the merger up to a maximum of $5 million in the aggregate.
Amendment and Waiver
      The merger agreement may be amended, modified and supplemented, whether before or after any vote of our shareholders, by written agreement of the parties, pursuant to action taken by their respective boards of directors, at any time prior to the effective time of the merger. However, after the approval of the merger agreement by our shareholders, no amendment, modification or supplement may reduce or change the consideration to be received by our shareholders in the merger.

MARKET PRICE OF OUR COMMON STOCK
      Both classes of our common stock trade on The Nasdaq Global Market under the trading symbols “MARSA” (Class A common stock) and “MARSB” (Class B common stock). Effective July 3, 2006, The Nasdaq National Market was divided into two tiers — The Nasdaq Global Select Market and The Nasdaq Global Market. The prices set forth below reflect the high and low sales prices for our common stock for the periods indicated. As of July 26, 2006, there were 2,230 holders of record of our Class A common stock and 2,512 holders of our Class B common stock.

	Class A Common Stock					Class B Common Stock

	High		Low		Dividends	High		Low		Dividends

Fiscal Year Ended April 2, 2005
First quarter		$15.00		$12.85	$0.13		$14.40		$12.13	$0.13
Second quarter		$14.00		$10.86	$0.13		$13.90		$11.00	$0.13
Third quarter		$12.03		$10.67	$0.13		$14.00		$10.70	$0.13
Fourth quarter		$13.00		$11.00	$0.13		$15.00		$12.00	$0.13
Fiscal Year Ended April 1, 2006
First quarter		$12.85		$10.88	$0.13		$15.00		$11.81	$0.13
Second quarter		$14.50		$11.02	$0.13		$16.48		$10.32	$0.13
Third quarter		$13.49		$8.43	$0.13		$13.75		$8.39	$0.13
Fourth quarter		$10.12		$5.56	$0		$9.85		$5.62	$0
Fiscal Year Ended March 31, 2007
First quarter		$13.50		$8.55	$0		$13.49		$7.83	$0
Second quarter through August [ ], 2006	$		$		$0	$		$		$0
      The closing sales prices of our common stock as reported by The Nasdaq National Market on April 19, 2006, which was the last trading day before we announced our entry into a letter of intent related to the merger, was $10.59 for our Class A common stock and $10.20 for our Class B common stock. On August [     ], 2006, which is the latest practicable trading day before this proxy statement was printed, the closing sales prices for our common stock as reported by The Nasdaq Global Market was $[          ] for our Class A common stock and $[          ] for our Class B common stock. See page [     ] for a discussion of the relationship of the merger consideration to the historical trading price of our Class A common stock and Class B common stock.
      We paid a quarterly cash dividend of $0.13 per share on our Class A common stock and our Class B common stock in all four quarters of fiscal 2005 and the first three quarters of fiscal 2006. In November 2005 (the beginning of our fourth quarter in fiscal 2006), our Board of Directors determined to suspend the payment of future cash quarterly dividends on our common stock until we improve our financial performance and our credit ratios on a sustainable basis. In addition, the terms of our credit agreement and our term loan agreement restrict our ability to pay dividends on our common stock. Further, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the completion of the merger without MSH Supermarkets’ written consent. After the merger, we will be a private company and it is not anticipated that we will regularly pay dividends.
      YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR OUR COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR COMMON STOCK.
      If the merger is consummated, both classes of our common stock will be delisted from The Nasdaq Global Market, there will be no further public market for shares of our Class A common stock or Class B common stock and each share of our Class A common stock and Class B common stock will be converted into the right to receive $11.125 in cash, without interest, less any required withholding taxes.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of July 26, 2006, the number of shares of our Class A common stock and our Class B common stock owned by:

•	any person (including any group) known by management to beneficially own more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.
      Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.
      Percentage of beneficial ownership is based on 3,734,927 shares of Class A common stock outstanding as of July 26, 2006 and 4,212,284 shares of Class B common stock outstanding as of July 26, 2006.
      Except as otherwise noted, the address of each person listed in the table is c/o Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350.

	Class A Common Stock				Class B Common Stock

	No. of Shares				No. of Shares
	Beneficially				Beneficially
Name and Address of Individual or Identity of Group	Owned(1)		Percent(1)		Owned(1)		Percent(1)

Five Percent Shareholders
Don E. Marsh	785,678	(2)	19.4%		420,177	(2)	9.7%
9800 Crosspoint Boulevard Indianapolis, Indiana 46256-3350
American Financial Group, Inc.	494,408	(3)	13.2	%(3)	135,607	(3)	3.2	%(3)
c/o James C. Kennedy One East Fourth Street Cincinnati, Ohio 45202
Dimensional Fund Advisors Inc.	—	(4)	—	(4)	251,827	(4)	6.0	%(4)
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401(5)
Aegis Financial Corporation	—	(6)	—	(6)	265,117	(6)	6.4	%(6)
1100 North Glebe Road Suite 1040 Arlington, Virginia 22201(7)
Donald Smith & Co., Inc.	—	(8)	—	(8)	326,357	(8)	7.8	%(8)
152 West 57th Street New York, New York 10019(9)
National City Corp.	258,868	(10)	6.9	%(10)	—	(10)	—	(10)
1900 East Ninth Street Cleveland, Ohio 44114(11)

	Class A Common Stock			Class B Common Stock

	No. of Shares			No. of Shares
	Beneficially			Beneficially
Name and Address of Individual or Identity of Group	Owned(1)		Percent(1)	Owned(1)		Percent(1)

Directors and Executive Officers
J. Michael Blakley	12,100	(12)	*	21,704	(12)	*
P. Lawrence Butt	146,583	(13)	3.8%	50,822	(13)	1.2%
Charles R. Clark	10,854	(14)	*	14,172	(14)	*
John J. Heidt	—		—	8,639		*
Stephen M. Huse	10,874	(15)	*	24,373	(15)	*
Catherine A. Langham	10,162	(16)	*	17,410	(16)	*
William L. Marsh	155,429	(17)	4.1%	88,268	(17)	2.1%
James K. Risk, III	12,225	(18)	*	19,551	(18)	*
K. Clay Smith	10,550	(19)	*	22,139	(19)	*
Charles Barnard, Jr.	26,620	(20)	*	12,108	(20)	*
Jack J. Bayt	48,854	(21)	1.3%	2,536		*
Daniel L. Cross	24,858	(22)	*	3,359	(22)	*
Douglas W. Dougherty	132,994	(23)	3.5%	38,765	(23)	*
Mark A. Varner	8,299	(24)	*	7,798	(24)	*
All directors and executive officers as a group (15 people)	1,396,080	(25)	31.8%	751,821	(25)	16.6%

*	Less than one percent.

(1)	This table is based on information supplied by directors, executive officers and principal shareholders of Marsh. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of a class of that person, shares of Class A common stock or Class B common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after July 26, 2006 are deemed outstanding with respect to that class, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(2)	Includes 5,466 shares of Class A common stock and 5,483 shares of Class B common stock owned by members of his immediate family, 78,016 shares of Class A common stock and 59,194 shares of Class B common stock owned by two trusts with respect to which Don E. Marsh has a one-third remainder interest or is a co-trustee and shares voting and investment power, and 25,918 shares of Class A common stock and 28,031 shares of Class B common stock owned by other trusts with respect to which Don E. Marsh is a trustee or co-trustee. Also includes presently exercisable stock options to purchase 312,500 shares of Class A common stock and 128,000 shares of Class B common stock.

(3)	Based on information reported on a Schedule 13G/ A filed with the Securities and Exchange Commission by American Financial Group, Inc. on February 14, 2006, and updated by the Form 4s filed by American Financial Group, Inc. on each of April 27, 2006, April 28, 2006, June 1, 2006, June 6, 2006, June 8, 2006, June 9, 2006, June 14, 2006 and June 29, 2006.

(4)	Based on information reported on a Schedule 13G/ A filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. (“Dimensional”) on February 6, 2006.

(5)	Dimensional is a registered investment adviser, furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as an investment adviser or manager, Dimensional has investment and/or voting power over the shares reported as beneficially owned.

(6)	Based on information reported on a Schedule 13G/ A filed with the Securities and Exchange Commission by Aegis Financial Corporation (“Aegis”) on February 14, 2006.

(7)	Aegis has sole voting and dispositive power over 265,117 shares of Class B common stock. Additionally, the following individuals have shared voting and dispositive power and/or sole voting and dispositive power over shares of Class B common stock: William S. Berno, 265,117 shared; Paul Gambal, 100 sole and 265,117 shared; and Scott L. Barbee, 265,117 shared.

(8)	Based on information reported on a Schedule 13G filed with the Securities and Exchange Commission by Donald Smith & Co., Inc. (“Donald Smith”) on February 14, 2006.

(9)	Donald Smith serves as an investment adviser and has investment and/or voting power over the shares reported as beneficially owned.

(10)	Based on information reported on a Schedule 13G filed with the Securities and Exchange Commission by National City Corp. (“National City”) on February 14, 2006.

(11)	National City serves as a registered investment adviser and has voting power over the shares reported as beneficially owned.

(12)	Includes presently exercisable options to purchase 10,000 shares of Class A common stock and 12,000 shares of Class B common stock.

(13)	Includes presently exercisable options to purchase 80,000 shares of Class A common stock and 42,200 shares of Class B common stock.

(14)	Includes 48 shares of Class A common stock held in a joint account with Mr. Clark’s spouse and 125 shares of Class B common stock owned by Mr. Clark’s spouse and presently exercisable options to purchase 10,000 shares of Class A common stock and 12,000 shares of Class B common stock.

(15)	Includes 93 shares of Class A common stock and 93 shares of Class B common stock owned by a corporation in which Mr. Huse has an ownership interest and presently exercisable options to purchase 10,000 shares of Class A common stock and 12,000 shares of Class B common stock.

(16)	Includes presently exercisable options to purchase 10,000 shares of Class A common stock and 12,000 shares of Class B common stock.

(17)	Includes 1,399 shares of Class A common stock and 3,083 shares of Class B common stock owned by William L. Marsh’s spouse and 78,016 shares of Class A common stock and 59,194 shares of Class B common stock owned by two trusts with respect to which William L. Marsh has a one-third remainder interest or is a co-trustee and shares voting and investment power. Also includes presently exercisable options to purchase 43,750 shares of Class A common stock and 24,600 shares of Class B common stock.

(18)	Includes presently exercisable options to purchase 10,000 shares of Class A common stock and 12,000 shares of Class B common stock.

(19)	Includes presently exercisable options to purchase 10,000 shares of Class A common stock and 12,000 shares of Class B common stock.

(20)	Includes presently exercisable options to purchase 23,500 shares of Class A common stock and 8,100 shares of Class B common stock.

(21)	Includes presently exercisable options to purchase 20,000 shares of Class A common stock and 13,035 shares of Class A common stock held by Mr. Bayt’s spouse.

(22)	Includes presently exercisable options to purchase 24,500 shares of Class A common stock and 2,000 shares of Class B common stock.

(23)	Includes presently exercisable options to purchase 80,000 shares of Class A common stock and 37,300 shares of Class B common stock.

(24)	Includes presently exercisable options to purchase 6,500 shares of Class A common stock and 5,100 shares of Class B common stock.

(25)	Includes presently exercisable options to purchase 650,750 shares of Class A common stock and 319,300 shares of Class B common stock.

NO DISSENTERS’ RIGHTS
      Under the IBCL, holders of shares that are entitled to vote on a merger or similar transaction and that are traded on The Nasdaq Global Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Both our Class A common stock and our Class B common stock are traded on The Nasdaq Global Market and, accordingly, holders of shares of our common stock will not be entitled to exercise dissenters’ rights in connection with the merger.
FUTURE SHAREHOLDER PROPOSALS
      If the merger is completed, there will be no public shareholders of Marsh and no public participation in any future meetings of our shareholders. However, if the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings as long as you own shares of our common stock on the record dates for such meetings, and we will hold a 2006 annual meeting of shareholders. If we hold our 2006 annual meeting of shareholders, we will disclose the date of the meeting in either a Current Report on Form 8-K or a Quarterly Report on Form 10-Q, and we will provide you with a reasonable time before we begin to print and mail our proxy materials for our 2006 annual meeting of shareholders so that you have an opportunity to submit proposals for consideration for inclusion in the proxy statement and related proxy card for our 2006 annual meeting of shareholders in accordance with Rule 14a-8 of the Exchange Act.
      In order to be considered at the 2006 Annual Meeting, shareholder proposals must also comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders’ meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our board of directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must be delivered to or mailed and received at our principal executive offices not less than 60 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.
      The specific requirements of these advance notice and eligibility provisions are set forth in Article I, Section 3(b) and Article II, Section 1(b) of our by-laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to our Secretary at Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350.
      The procedures described above apply to any matter that a shareholder wishes to raise at the 2006 Annual Meeting, including those matters raised other than pursuant to Rule 14a-8 of the Exchange Act. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at www.sec.gov.

      A list of shareholders will be available for inspection by shareholders of record at Marsh’s executive offices during regular business hours beginning five business days before the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof.
      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Marsh since the date of this proxy statement or that the information herein is correct as of any later date.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August [     ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.
      The proxy statement contains a description of representations and warranties made in the merger agreement, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement. These representations and warranties were made for the purposes of the merger agreement between the parties and are subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
      YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting of shareholders, please sign and date the enclosed proxy card and return it promptly in the envelope provided or register your vote by telephone or on the Internet as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.
      If you have any questions about this proxy statement, the special meeting of shareholders or the merger or need assistance with the voting procedures, you should contact MacKenzie Partners, our proxy solicitor, toll-free at 1-800-322-2885.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MSH SUPERMARKETS HOLDING CORP.,
MS OPERATIONS, INC.
AND
MARSH SUPERMARKETS, INC.
DATED AS OF MAY 2, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 2, 2006, by and among MSH SUPERMARKETS HOLDING CORP., a Delaware corporation (“Parent”), MS OPERATIONS, INC., an Indiana corporation and a wholly owned subsidiary of Parent (“Sub”), and MARSH SUPERMARKETS, INC., an Indiana corporation (the “Company”).
      WHEREAS, a special committee (the “Special Committee”) of the Board of Directors of the Company and the Board of Directors of the Company, based on the recommendation of the Special Committee, have unanimously (i) determined that the Merger, including the consideration to be paid for each outstanding share (collectively, the “Shares”) of (A) Class A Common Stock, without par value, of the Company (the “Class A Company Common Stock”) and (B) Class B Common Stock, without par value, of the Company (the “Class B Company Common Stock”, and together with the Class A Common Stock, the “Company Common Stock”) in the Merger is advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved and adopted this Agreement and the Merger and (iii) resolved to recommend approval of this Agreement and the Merger by such shareholders;
      WHEREAS, Parent has delivered to the Company a copy of the equity commitment letter (the “Equity Commitment Letter”) dated as of the date hereof, among Sun Capital Partners IV, LP, Parent and Sub;
      WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable to enter into, this Agreement; and
      WHEREAS, the Board of Directors of the Company has approved in advance the transactions contemplated by this Agreement for purposes of the provisions of Section 23-1-43 of the Indiana Business Corporation Law (the “IBCL”).
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCL, at the Effective Time, Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 1.2     Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date (the “Closing Date”) which shall be the second business day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178 or at such other time, date or place as agreed to in writing by the parties hereto.
      Section 1.3     Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with the relevant provisions of, the IBCL. The date and time of the filing of the Articles of Merger with the Secretary of State of the State of Indiana (or such later time as shall be agreed to by the parties hereto and is specified in the Articles of Merger) will be the “Effective Time”.
      Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.5     Articles of Incorporation; By-laws.
      (a) Articles of Incorporation. At the Effective Time and without any further action on the part of the Company or Sub, the restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the IBCL.
      (b) By-Laws. At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of the Company, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation and as provided by Law.
      Section 1.6     Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.
ARTICLE II
CONVERSION OF SHARES AND ASSOCIATED COMPANY RIGHTS;
SHAREHOLDERS MEETING
      Section 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a) Company Common Stock. Each Share, together with the associated Company Right, issued and outstanding immediately prior to the Effective Time (other than any Shares (and the associated Company Rights) to be cancelled pursuant to Section 2.1(b)) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to $11.125 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share (and the associated Company Right) in the manner provided in Section 2.3, less any required withholding taxes.

(b) Treasury Shares. Each Share held in the treasury of the Company and each Share (and associated Company Right) owned by Parent, Sub or any other wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A Common Stock of the Surviving Corporation.
      Section 2.2     Treatment of Company Stock Options.
      (a) Company Stock Options. At the Effective Time, each then outstanding option to purchase Shares (collectively, a “Company Stock Option”), granted pursuant to the Company’s 1998 Stock Incentive Plan, the Company’s 1999 Outside Directors Stock Option Plan, the Company’s 1991 Employee Stock Plan and the Company’s 1992 Stock Option Plan for Outside Directors (collectively, “Company Stock Plans”) whether or not then vested or exercisable, shall be cancelled by the Company, and each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation (and, if necessary, Parent shall provide funds to the Surviving Corporation sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

      (b) Equity Plans. Except as provided herein or as otherwise agreed to by the parties, all stock incentive plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the Shares shall terminate as of the Effective Time, and the Company shall, prior to the Effective Time, take all actions necessary to ensure that following the Effective Time no holder of any Company Stock Option or any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation.
      Section 2.3     Surrender of Shares and Associated Company Rights; Stock Transfer Books. (a) Prior to the Effective Time, Sub shall designate a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares (and associated Company Rights) in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which holders of Shares (and associated Company Rights) shall become entitled pursuant to Section 2.1(a). At or prior to the Effective Time, Parent or Sub will cause to be deposited in trust with the Paying Agent cash in an amount equal to the aggregate Merger Consideration to which shareholders of the Company are entitled to receive pursuant to this Article II. Such funds shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker’s acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the United States Securities and Exchange Commission (“SEC”) or otherwise). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
      (b) Surrender of Certificates. As soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (and the associated Company Rights) (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Surviving Corporation shall reasonably specify) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share (and the associated Company Right) formerly represented by such Certificate, and such Certificate shall then be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the Merger Consideration in cash as contemplated by this Article II. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. As used in this Agreement, “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
      (c) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II; provided, however, that Parent or the Surviving Corporation may, as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
      (d) Remaining Funds. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable, without interest, to which such holders may be entitled pursuant to this Article II. Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent or any party hereto shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (e) No Further Rights. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock (and the associated Company Rights) on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares (and the associated Company Rights) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares (and the associated Company Rights) except as otherwise provided for herein or by applicable Law.
      Section 2.4     Withholding Taxes. Each of the Paying Agent, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or the consideration otherwise payable to a holder of Company Common Stock (and the associated Company Rights) or Company Stock Options, as the case may be, pursuant to the Merger such amounts as the Paying Agent, the Company, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock (and the associated Company Rights) or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Company, Parent or the Surviving Corporation, respectively.
      Section 2.5     Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company hereby represents and warrants to Parent and Sub as follows:
      Section 3.1     Organization; Subsidiaries; Charter Documents.
      (a) Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where applicable) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      As used in this Agreement, the term “Company Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, revenues, expenses, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (i) economic factors generally affecting the economy or financial markets as a whole or the industries in which the Company or any of its Subsidiaries operates which do not disproportionately impact the Company or any of its Subsidiaries, (ii) any change in Laws, unless such change adversely affects the Company or any of its Subsidiaries disproportionately in comparison to their respective competitors, (iii) the public announcement of this Agreement and the transactions contemplated hereby, and (iv) the performance by the Company of its obligations pursuant to this Agreement.
      (b) Subsidiaries. Section 3.1(b) of the Disclosure Schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) sets forth a complete list of the Company’s Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock, equity or membership interests and such list sets forth the jurisdiction of organization, the authorized and outstanding capital stock and the beneficial ownership of each Subsidiary.
      As used in this Agreement, the term “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.
      (c) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of each of the restated articles of incorporation and by-laws of the Company, as amended to date (collectively, the “Company Charter Documents”) and (ii) true and correct copies of the articles of incorporation or organization and by-laws or operating agreements, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”) of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary of the Company is not in violation of its respective Subsidiary Charter Documents.
      Section 3.2     Capitalization of the Company.
      (a) Company Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Class A Company Common Stock, 15,000,000 shares of Class B Company Common Stock and 5,000,000 shares of cumulative preferred stock, par value $100 per share, of the Company (the “Preferred Stock”) of which 100,000 shares are designated as Series A Junior Participating Cumulative Preferred Stock and have been reserved for issuance upon the exercise of the rights (the “Company Rights”) distributed to holders of the Company Common Stock pursuant to the Amended and Restated Rights Agreement, dated as of December 24, 1998 (the “Rights Plan”), between the Company and National City Bank, as Rights Agent. As of the close of business on May 1, 2006, (i) 3,734,927 shares of Class A Company Common Stock were issued and outstanding and 980,326 shares were held by the Company as treasury shares, (ii) 4,177,372 shares of Class B Company Common Stock were issued and outstanding and 1,087,786 shares were held by the Company as treasury shares, (iii) 1,682,625 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (including shares referred to in (iv) and (v) below), (iv) 1,198,835 shares of Class A Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options granted under the plans and agreements applicable to such Company Stock Options, (v) 435,850 shares of Class B Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options granted under the plans and agreements applicable to such

Company Stock Options, (vi) no shares of Preferred Stock were issued and outstanding and (vii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters of which shareholders of the Company may vote were issued or outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the plans and agreements applicable to the Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of, or are subject to, preemptive rights or similar rights. Except as set forth above and as contemplated by this Agreement, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Company Securities”). None of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities or any of the Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no voting trusts or registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party, or of which the Company has knowledge, with respect to the voting or disposition of the capital stock of the Company or any of its Subsidiaries.
      For purposes of this Agreement, “knowledge of the Company”, “Company’s knowledge” or similar “knowledge” qualifiers mean the actual knowledge after due inquiry of the individuals set forth in Section 3.2(a) of the Company Disclosure Schedule.
      (b) Subsidiary Capitalization. All outstanding shares of capital stock or other interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of preemptive rights or similar rights. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any liens, charges, security interests, options, claims, pledges, licenses, limitations in voting rights or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options, warrants, restricted stock, restricted stock units or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or any equity equivalents, interests in the ownership or earnings of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).
      (c) Indebtedness. (i) Section 3.2(c)(i) of the Company Disclosure Schedule sets forth a complete and correct list of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote.

(ii) Section 3.2(c)(ii) of the Company Disclosure Schedule sets forth a complete and correct list, of all standby letters of credit, performance or payment bonds, guarantee arrangements and surety bonds of any nature relating to the Company or any of its Subsidiaries.
      As used in this Agreement, the term “Contract” means any agreement, contract, subcontract, lease, indenture, note, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
      As used in this Agreement, the term “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.
      Section 3.3     Corporate Authorization; Board Approval.
      (a) Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the approval of this Agreement and the Merger by a majority of all of the votes entitled to be cast on this Agreement and the Merger by the holders of outstanding Company Class A Common Stock and Company Class B Common Stock, voting separately as classes (the “Company Requisite Vote”). The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity good faith and fair dealing, regardless whether in a proceeding at equity or at Law).
      (b) Special Committee Approval. The Special Committee has, at a meeting thereof duly called and held on or prior to the date hereof, unanimously (i) determined that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) determined and recommended that this Agreement and the Merger be approved and adopted by the Company’s Board of Directors, and (iii) recommended that the Company’s Board of Directors make the Company Recommendation.
      (c) Board Approval. The Board of Directors of the Company has, at a meeting duly called and held on or prior to the date hereof and, based on the recommendation of the Special Committee, unanimously (i) determined and declared that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the Merger, (iii) resolved to make the Company Recommendation, and (iv) directed that this Agreement and the Merger be submitted to the Company’s shareholders for approval.
      Section 3.4     Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a “Governmental Authority”) other than: (a) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) such other consents, approvals, Orders, authorizations, registrations, declarations, filings, notices and permits set forth on Section 3.4 of the Company Disclosure Schedule; (d) the filing with the SEC of (i) a Proxy Statement and other solicitation materials relating to the Shareholders Meeting and (ii) such reports under Section 13(a), 13(d),

15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (e) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.5     Non-Contravention. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (a) contravene, conflict with or violate the Company Charter Documents or the Subsidiary Charter Documents; (b) subject to obtaining the approval of this Agreement and the Merger by the Company’s shareholders as contemplated in Section 5.6 and obtaining all the consents, approvals and authorizations specified in clauses (a) through (e) of Section 3.4, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority (“Law”), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority (“Order”) binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected; (c) subject to obtaining all the consents, approvals and authorizations specified in clauses (a) through (e) of Section 3.4 and Section 3.5 of the Company Disclosure Schedule, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries, or cause increased liability or fees or to the loss of a material benefit or imposition of a penalty under (i) any Contract or (ii) any Company Permit; or (d) result in the creation or imposition of any Liens on any asset of the Company or any of its Subsidiaries; other than, in the case of clauses (b), (c) or (d), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation, modification, acceleration or other occurrences or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.6     Company SEC Documents. The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002 (collectively, the “Company SEC Documents”). The Company SEC Documents (a) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act, as the case may be, applicable to the Company SEC Documents each as in effect on the date so filed, and (b) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed and publicly available prior to the date of this Agreement (including any financial statements or other documentation incorporated by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file any form, report or other document with the SEC.
      Section 3.7     Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls.
      (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents as of their respective dates (the “Company Financials”): (i) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms  10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, all of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated balance sheet of the Company contained in the

Company SEC Documents as of January 7, 2006 is hereinafter referred to herein as the “Company Balance Sheet,” and January 7, 2006 is hereinafter referred to herein as the “Company Balance Sheet Date”.
      (b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or the notes thereto or in the Company SEC Documents filed prior to the date hereof and publicly available after the filing of the Company SEC Document containing the Company Balance Sheet and (ii) liabilities or obligations incurred since the Company Balance Sheet Date in the ordinary course of business that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged in any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).
      (c) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
      (d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
      (e) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.
      (f) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting other than as disclosed in the Company SEC Documents or Section 3.7(f) of the Company Disclosure Schedule.
      Section 3.8     Information in Disclosure Documents. Neither the Proxy Statement to be filed with the SEC in connection with the Merger nor any amendment or supplement to the Proxy Statement, will contain at the date the Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will, when filed with the SEC, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
      Section 3.9     Absence of Certain Changes. Except as disclosed in Section 3.9 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof, since the Company Balance Sheet Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any change, development, event, condition, occurrence or effect that (a) would be prohibited by the terms of Section 5.1 had such occurred subsequent to the date hereof, or (b) individually or in the aggregate has had or would reasonably be expected to have (i) a Company Material Adverse Effect or (ii) a material adverse impact on the ability of the Company to consummate the Merger.

      Section 3.10     Insurance. Copies of all material insurance policies applicable to the Company and its Subsidiaries have been made available to Parent. Except as set forth in Section 3.10 of the Company Disclosure Schedule: (a) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any policy; (c) all premiums due thereon have been paid and the Company has not received any notice of cancellation, termination or non-renewal of any such policy; (d) all such insurance polices are customary in scope and amount of coverage for the business of the Company and its Subsidiaries; (e) all appropriate insurers under such insurance policies have been notified as required by such insurance policies of all potentially insurable losses and pending litigation, and no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto; and (f) the Company and its Subsidiaries have not received any written notice of cancellation of any material insurance policy maintained in favor of the Company or any of its Subsidiaries or has been denied insurance coverage, in either case, in the past five years.
      Section 3.11     Real Property; Title to Assets.
      (a) Owned Real Property. (i) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all the real property (including street address and store number) owned in fee by the Company or its Subsidiaries (the “Owned Real Property”). Each of the Company and its Subsidiaries has good, valid, fee simple and marketable and insurable title to each parcel of Owned Real Property, including, without limitation, all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Liens, except (A) Liens disclosed on Section 3.11(a) of the Company Disclosure Schedule, (B) Liens for Taxes and general and special assessments not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient amounts have been reserved, and (C) other Liens which, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Owned Real Property or with the conduct of the business of the Company and its Subsidiaries, nor materially impair the value thereof or the ability of the Company of any of its Subsidiaries to obtain financing by using such Owned Real Property as collateral. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no outstanding Contracts for the sale of any of the Owned Real Property. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions, easements other than those easements which would not reasonably be expected to materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Owned Real Property or with the conduct of the business of the Company and its Subsidiaries or any other contracts, options or rights of first offer or rights of first refusal or agreements granting to any Person or entity other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof.

(ii) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company has not received notice of material violation of any zoning, building, health, safety, fire or other similar law, ordinance, order or regulations with respect to the Real Property.

(iii) Except as set forth in Section 3.11(a) of the Company’s Disclosure Schedule, all utilities currently serving the Real Property are sufficient to permit the Company and its Subsidiaries to conduct their businesses as presently conducted.

(iv) All structural, mechanical and other systems and material items at the Real Property are free from material defect and in good operating condition, normal wear and tear excluded.
      (b) Real Property Leases. Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements (including the date, store number and name of the parties to such lease documents) under which the Company or any of its Subsidiaries, leases, subleases, licenses, uses or occupies, or has the right to use or occupy (in each case whether as landlord, tenant, subtenant or other occupancy arrangement), now or in the future, any real property (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”).

The leases, subleases, sub-subleases, licenses and other agreements governing such Leased Real Property are referred to herein as the “Real Property Leases.” The Company has previously furnished or otherwise made available to Parent true, correct and complete copies of all Real Property Leases, and written summaries of material terms of such Real Property Leases (the “Lease Reports”) as posted to the Company’s on-line data room on April 27, 2006. The information set forth in the Lease Reports is true and correct in all material respects. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms. With respect to each Real Property Lease (i) there is no material default or event which, with notice or lapse of time or both, would constitute a material default on the part of the Company or its Subsidiaries, or, to the knowledge of the Company any other party thereto and (ii) except as set forth in Section 3.11(b) of the Company Disclosure Schedule, (A) neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest; (B) as to the Company and its Subsidiaries, such Real Property Lease is in full force and effect; (C) the Merger does not require the consent of or notice to any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (D) the Company’s and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no material disputes with respect to such Real Property Lease; (E) to the knowledge of the Company, no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (F) the other party to such Real Property Lease is not an Affiliate of the Company or any of its Subsidiaries; (G) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the contractual right to use or occupy such Leased Real Property or any portion thereof other than easements which would not reasonably be expected to materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Leased Real Property or with the conduct of the business of the Company and its Subsidiaries, are not material to the operation of the Leased Real Property; and (H) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, none of the Real Property Leases contain any unsatisfied capital expenditure requirements or remodeling obligations of the Company or any of its Subsidiaries other than ordinary maintenance and repair obligations. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as disclosed on Section 3.11(b) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient amounts have been reserved, and (iii) other Liens which would not reasonably be expected to materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Real Property Lease or with the conduct of the business of the Company and its Subsidiaries, nor materially impair the value thereof or the ability of the Company or any of its Subsidiaries to obtain financing by using such Leased Real Property as collateral.
      (c) Personal Property. Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to or lease all furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary to carry on their businesses as now being conducted, subject to no Liens that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.
      Section 3.12     Company Intellectual Property. Section 3.12(a) of the Company Disclosure Schedule lists all registrations or applications for registration of any Company Intellectual Property and Section 3.12(b) of the Company Disclosure Schedule lists all material Company Intellectual Property (whether or not registered). Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, all material Company Intellectual Property is valid, subsisting and enforceable in all respects, is sufficient to operate the business of the Company as currently conducted, and the Company or its Subsidiaries own or have the right to use all material Company Intellectual Property free and clear of all Liens. Except as individually or in the aggregate have not had or would not reasonably be expected to have a Company Material Adverse Effect, and except as set forth in Section 3.12(d) of the Company Disclosure Schedule, (i) no Action is pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, which challenge the validity or use of, or the ownership by, the Company and/or its Subsidiaries of the Company Intellectual Property; (ii) the Company has no knowledge of any infringement or infringing use of any of the Company Intellectual Property or licenses by any Person; (iii) the Company or the Subsidiaries has taken all reasonable actions to maintain and protect the Company Intellectual Property, including confidential Company Intellectual Property; and (iv) to the Company’s knowledge, no infringement, misappropriation or violation of any intellectual property right or other proprietary right of any third party has occurred or will result from the conduct of the business of the Company and its Subsidiaries or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no claim has been made by any third party based upon an allegation of any such infringement.
      As used in this Agreement, the term “Company Intellectual Property” means (i) all domestic and foreign patents, trademarks, service marks, copyrights, trade names, domain names and all material licenses running to or from the Company or any of its Subsidiaries relating to the Company’s or any of its Subsidiaries’ businesses or owned by the Company or any of its Subsidiaries; (ii) all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, brand names and logos; and (iii) all trade secrets, inventions, formulae, data, improvements, know-how, confidential information, material computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of the Company and its Subsidiaries, and all common law rights relating to the foregoing.
      Section 3.13     Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, investigation, claim, charge or proceeding (“Actions”) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or their respective properties or rights (a) by, before or with any Governmental Authority or (b) by or with any other Person, except for any such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect.
      Section 3.14     Taxes. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is, or was at any time during the last seven fiscal years, a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns are correct and complete in all material respects and correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) all material Taxes due and owing (whether or not shown on any Tax Return) and has established an adequate reserve for the payment of all material Taxes not yet due and owing in the Company Financials in accordance with GAAP.

(b) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) As of the date of this Agreement, none of the material Tax Returns of the Company or its Subsidiaries filed during any of the most recent six years have been examined by any Taxing Authority and no audit, action, proceeding or assessment is pending or threatened by any such Taxing Authority against the Company or its Subsidiaries.

(d) As of the Closing Date, neither the Company nor its Subsidiaries will be a party to, be bound by or have any obligation under any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(e) There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries (i) has within the past seven years been a member of an “affiliated group” (as defined in Section 1504(a) of the Code or a consolidated, affiliated, unitary or similar group under state, local or foreign tax law) (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has granted any unexpired waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received by the Company or any of its Subsidiaries on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has within the past five years distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the promulgated regulations thereunder.

(k) With respect to requests for changes in method of accounting and ruling request: (i) neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method; (ii) neither the Company nor any of its Subsidiaries has pending any application with any Taxing Authority requesting permission for any change in any accounting method; and (iii) there are no outstanding rulings or requests for rulings with any Taxing Authority addressed, directly or indirectly, to the Company or any of its Subsidiaries.

(l) Each asset with respect to which the Company or any of its Subsidiaries, claims any material depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or one of its Subsidiaries under applicable Tax law.

(m) Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(n) Neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in section 999 of the Code.
      As used in this Agreement, the term “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or Personal Property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, employment, severance, stamp, occupation, premium, environmental, custom duties, disability, registration, alternative or add-on minimum, estimated, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments whether or not disputed.
      As used in this Agreement, the term “Taxing Authority” means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.
      As used in this Agreement, the term “Tax Return” means any report, return, document, claim for refund, declaration or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.
      Section 3.15     Employee Benefit Plans.
      (a) For purposes of this Section 3.15, the following terms have the definitions given below:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of sections 701 et seq. of the Code and section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Pension Plan” means any Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA.

“Plans” means all employee benefit plans, programs, practices, agreements, understandings, commitments and other arrangements providing benefits to any employee or former employee in respect of services provided to the Company or any of its Subsidiaries or ERISA Affiliates or to any beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored, administered or maintained by the Company, a Subsidiary or any of their respective ERISA Affiliates or to which the Company, a Subsidiary or any of their respective ERISA Affiliates contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, cash or stock-based bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, fringe benefit, retention, change in control, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

      (b) Section 3.15(b) of the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents (including amendments and proposed amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any, and any other current summaries or descriptions of benefits furnished to employees, officers and directors; (iv) the most recent annual and periodic accounting of Plan assets, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the Internal Revenue Service, if any; (vii) forms of any notices provided to employees during the last three (3) years in connection with Section 4980B of the Code and the Health Insurance Portability and Accountability Act of 1995; and (viii) copies of any correspondence during the last three (3) years relating to a Plan received from, or provided to the Internal Revenue Service, the Department of Labor or any other governmental agency. Except as specifically provided in the foregoing documents made available to Parent or as set forth in Section 3.15(b) of the Company Disclosure Schedule, there are no amendments to any Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates adopted or announced any formal plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan.
      (c) With respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan”), the Plan has received, or an application is pending or not yet untimely for, a determination letter from the Internal Revenue Service that the Plan is qualified and its trust is exempt from taxation under Section 501(a) of the Code, and has been so qualified during the period from its adoption date.
      (d) All contributions required to be made by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.
      (e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, each Plan and related trust agreement has been established, operated and administered in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code, and all other applicable laws and regulations and with any applicable collective bargaining agreement. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan pursuant to Section 401(a) of the Code or the imposition of any lien on the assets of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code.
      (f) Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, no Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates contributed to or been obligated to contribute to or withdrawn from any Multiemployer Plan or Multiple Employer Plan. Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, for any Multiemployer Plan in which the Company participates, the Company is in compliance with all of its contribution obligations, is not obligated to pay withdrawal liability, and is not aware of existing circumstances or events (including the transactions contemplated by this Agreement) that would reasonably be expected to trigger withdrawal liability.
      (g) (i) The funding method used in connection with each Pension Plan, which is subject to the minimum funding requirements of ERISA, is acceptable within the meaning of Section 3(31) of ERISA and the actuarial assumptions used in connection with funding each such plan are reasonable as defined in Section 412(c)(3) of the Code and Section 302(c)(3) of ERISA. As of the last day of the last plan year of each Pension Plan, the “underfunded” status of the plan(s), as calculated in accordance with GAAP and using a discount rate of 6% and all other actuarial assumptions and factors consistently used by the Company to calculate and report its pension liabilities for purposes of its filings with the SEC, did not exceed $22 million. No “accumulated funding deficiency” (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Company nor any of its Subsidiaries has failed to pay when due any “required installment”, within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan.

(ii) The Company has paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation (“PBGC”) with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction which is described in Section 4069 of ERISA. There has been no unreported “reportable event” (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No filing has been made by the Company or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Neither the Company nor any ERISA Affiliate has, at any time, (a) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (b) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (c) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions during the six years prior to the Closing Date.
      (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 3.15(h) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, there has been no communication to employees of the Company, its Subsidiaries or their respective ERISA Affiliates that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis. An estimate of the liabilities for providing retiree medical and life benefits coverage to active and retired employees of the Company and its Subsidiaries is reflected on the appropriate balance sheet and books and records of the Company according to Statement of Financial Accounting Standards No. 106.
      (i) Except as disclosed in Section 3.15(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company, any Subsidiary or any of their respective ERISA Affiliates. Without limiting the generality of the foregoing, except as set forth in Section 3.15(i) to the Company Disclosure Schedule, no amount paid or payable by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code.
      (j) Except as disclosed in Section 3.15(j) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, or any Plan participant or beneficiary. Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, no Plan is, or within the last three (3) years has been, the subject of examination or audit by a governmental authority or a participant in a government sponsored amnesty, voluntary compliance or similar program.
      (k) No Plan is subject to the laws of any jurisdiction outside of the United States. Neither the Company nor any of its Subsidiaries has any employees who are based outside of the United States.
      (l) Neither the Company nor any Plan fiduciary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. Neither the Company nor any ERISA Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Plan and has no unpaid civil penalty under Section 502(l) of ERISA.
      (m) The Company may terminate, suspend, or amend each Plan at any time (except to the extent otherwise restricted by Section 4980B of the Code) without the consent of the participants or employees covered by such Plan. Neither the Company nor any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any Subsidiary, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will not exercise after the Closing Date any right or power it may have to terminate, suspend or amend any Plan, except as may be required by law.
      (n) The Company and each Plan has properly classified individuals providing services to the Company or its Subsidiaries as independent contractors or as employees, as the case may be.
      Section 3.16     Compliance with Laws; Permits.
      (a) Compliance with Laws. Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof and except for such violations and failures to comply that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or a material adverse impact on the ability of the Company to consummate the transactions contemplated by this Agreement: (i) the Company and each of its Subsidiaries has conducted its business and is in compliance with all Orders and Laws applicable thereto and (ii) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.
      (b) Company Permits. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses and the lawful ownership, occupancy and operation of the Real Property (collectively, the “Company Permits”), except where the failure to hold the same individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of the Company Permits. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of all Company Permits and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is or may become a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any such Company Permit.
      (c) Non-Exclusion. None of the Company, its Subsidiaries that participate in a Federal health care program (as that term is defined under 42 U.S.C. Section 1320a-7b(f)) or state health care program, or officers, directors, managing employees, or direct or indirect owners of 5% or more of the Company or Subsidiaries that participate in a Federal health care program or state health care program have been or are currently excluded pursuant to 42 U.S.C. Section 1320a-7 or similar state exclusion authority, debarred, or otherwise ineligible to participate in any Federal health care program or state health care programs, have been convicted of any criminal offense that may lead to exclusion under 42 U.S.C. Section 1320a-7 or other similar state exclusion authority, have been charged by indictment or information with any criminal offense as described above, or are or have been under investigation for or engaged in any activity which may result in exclusion from participation in any Federal health care program or state health care program.
      Section 3.17     Environmental Matters. Except as disclosed in Section 3.17 of the Company Disclosure Schedule and except individually or in the aggregate as have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is, and at all times prior was, in compliance with all applicable Environmental Laws and Environmental Permits except for instances of non-compliance that have been resolved prior to the date of this Agreement, (b) no notice, notification, demand, request for information, citation, summons or Order has been received by, no complaint has been filed against or received, no penalty has been assessed against, and no Action is pending or, to the Company’s knowledge, threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law that has not been resolved prior to the date of this Agreement, (c) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or threatened to be released at, on, under, to or from any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries and no person has been exposed to any Hazardous Substance at any such location that, to the knowledge of the Company, has resulted or is reasonably expected to result in a claim against the Company or any of its Subsidiaries, (d) there are no Environmental Liabilities, (e) each of the Company and its Subsidiaries has obtained and holds all required Environmental Permits, and each such Environmental Permit will remain valid and effective after the Closing without any notice to or consent of any Governmental Authority, (f) neither the Company nor its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off site location which could result in an Environmental Liability, (g) no property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries is a current or proposed Environmental Clean-up Site, (h) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing materials which are not in compliance with all applicable Environmental Laws at any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries, (i) neither the Company nor its Subsidiaries has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action and (j) during the last ten (10) years there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of, and which are in the possession of the Company or its Subsidiaries (or any representatives or advisors thereof) with respect to any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which have not been made available to the Parent prior to execution of this Agreement. The transactions contemplated by this Agreement do not require the preparation, delivery or filing pursuant to the Indiana Responsible Property Transfer Law, Ind. Code Section 13-25-3-1, et seq. (the “RPTL”) of any “disclosure documents” as defined under the RPTL. For purposes of this Section, the terms “Company” and its “Subsidiaries” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
      As used in this Agreement, the term “Environmental Laws” means any and all federal, state and local Law (including common law), Order or any agreement with any Governmental Authority or other third party, relating to human health and safety (including worker health and safety), the environment, natural resources or to Hazardous Substances (including the exposure of any Person to Hazardous Substances), pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
      As used in this Agreement, the term “Environmental Liabilities” means any and all liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) arise from or relate to actions occurring or conditions existing on or prior to the Closing Date.

      As used in this Agreement, the term “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing materials, polychlorinated biphenyls, mold, lead containing materials, radioactive material, or any substance, waste or material regulated under any Environmental Laws.
      As used in this Agreement, “Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising under any Environmental Law.
      As used in this Agreement, “Environmental Permit” means any federal, state or local permits, licenses, approvals, consents or authorizations required or issued by any Governmental Authority under or in connection with any Environmental Law, including without limitation, any and all Orders, consent orders or binding agreements issued by or entered into with a Governmental Authority under any applicable Environmental Law.
      Section 3.18     Company Material Contracts. All Company Material Contracts are legal, valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms, and are enforceable by the Company and its Subsidiaries in accordance with their respective terms. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Company Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written communication from any party to a Company Material Contract or on behalf of any such party that either the Company or any of its Subsidiaries is in default under a Company Material Contract or such party intends to cancel, terminate or fail or renew such Company Material Contract. Section 3.18(a) of the Company Disclosure Schedule contains a complete and correct a list of all the Company Material Contracts. True and correct copies of the Company Material Contracts have been made available to Parent.
      (a) As used in this Agreement, the term “Company Material Contract” means:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract (other than a Contract described in one of the other provisions of this definition without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the Company’s fiscal year ended April 1, 2006 by the Company or any of its Subsidiaries in excess of $1,500,000 and that is not otherwise cancelable by the Company or such Subsidiary without any financial or other penalty on 180-days’ or less notice;

(iii) any Contract that contains any restriction on the ability of the Company or any of its Subsidiaries to compete or to provide any products or services generally (other than restrictions on the provision of products and services under supply agreements that only allow the Company to sell one brand of product) versus another or in any market segment or any geographic area or that would obligate the Company or any of its Subsidiaries or affiliates to provide its services or products to a counterparty on terms at least as favorable to such counterparty as, or otherwise by comparison to, those which are offered to any other counterparty;

(iv) any Contract or arrangement (other than between or among the Company or any direct or indirect wholly owned Subsidiaries of the Company) under which the Company or any of its Subsidiaries has (A) incurred any indebtedness for borrowed money that is currently outstanding or (B) given any guarantee in respect of indebtedness for borrowed money;

(v) any Contract or license pursuant to which the Company obtains any Company Intellectual Property that are necessary for the marketing, distribution or sale of any of its products or pursuant to which the Company has granted exclusive rights to any Company Intellectual Property;

(vi) any material partnership or joint venture agreement (without regard to legal form) to which the Company or any of its Subsidiaries is a party; and

(vii) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

      (b) Section 3.18(b) of the Company Disclosure Schedule identifies each executive officer and each other officer of the Company or its Subsidiaries, who has entered into a non-compete agreement in favor of the Company or the respective Subsidiary, as applicable.
      Section 3.19     Finders’ Fees. Except as set forth in Section 3.19 of the Company Disclosure Schedule, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, other than Merrill Lynch & Co. and Peter J. Solomon Company, a copy of whose engagement agreements have been provided to Parent. The Company has not agreed to pay any discretionary fees or commissions to Merrill Lynch & Co. or Peter J. Solomon Company pursuant to such engagement letters.
      Section 3.20     Opinions of Financial Advisors. The Company has received the written opinions of Merrill Lynch & Co. and Peter J. Solomon Company, each dated as of the date hereof to the effect that, as of the date of such opinions, the Merger Consideration to be received by the holders of shares of Company Common Stock in connection with the Merger is fair from a financial point of view to such holders.
      Section 3.21     Takeover Statutes; Rights Plan. (a) No “fair price,” “moratorium,” “control share acquisition” or other similar Indiana anti-takeover statute or regulation or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent and Sub will not be prohibited from entering into a “business combination” (as such term is used in Section 23-1-43 of the IBCL) with the Company as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.
      (b) The Company has taken all actions necessary to render the Rights Plan inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.
      Section 3.22     Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Schedule or in the Company SEC Documents, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (a) executive officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of ten percent (10%) or more of the voting securities of the Company or (c) affiliate of any such executive officer, director or record or beneficial owner, on the other hand, in each case which are required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, except those of a type available to employees of the Company generally.
      Section 3.23     Labor Matters. (a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization. Neither is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2000 or is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

      (b) Since January 1, 2000, none of the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.
      (c) The Company and its Subsidiaries are in compliance, in all material respects, with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and immigration.
      (d) Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any pending or unremedied grievances or pending or unremedied unfair labor practices that, individually or in the aggregate, would reasonably be expected to result in any material liability of the Company. In addition, except as set forth in Section 3.23(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice of any charge or complaint, or threatened charge or complaint, against it before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction that, individually or in the aggregate, would reasonably be expected to result in any material liability of the Company.
      Section 3.24     10b-5.     No representation or warranty contained in this Article III or in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
      Parent and Sub jointly and severally represent and warrant to the Company as set forth below.
      Section 4.1     Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly organized and validly existing under the Laws of the State of Indiana. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
      As used in this Agreement, the term “Parent Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of Parent and its Subsidiaries taken as a whole.
      Section 4.2     Corporate Authorization. Each of Parent and Sub has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent and Sub, and have been adopted by Parent as the sole shareholder of Sub. No vote of any class or series of Parent’s capital stock and no further vote of any capital stock of Sub is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, good faith and fair dealing, regardless of whether in a proceeding at equity or at Law).
      Section 4.3     Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than: (a) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices as may be required under the Securities Act and the Exchange Act in connection with this Agreement and the transactions contemplated by this Agreement; (d) filings and notices not required to be made or given until after the Effective Time; and (e) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.
      Section 4.4     Non-Contravention. The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby will not: (a) contravene or conflict with any provision of each of Parent’s and Sub’s certificate or articles of incorporation and by-laws; (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Parent or Sub; (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Sub under (i) any provision of any material Contract binding upon Parent or Sub or (ii) any material license, franchise, or permit held by Parent or Sub; or (d) result in the creation or imposition of any Lien on any asset of Parent or Sub; other than, in the case of clauses (b), (c) or (d), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.
      Section 4.5     Information Supplied. None of the information supplied or to be supplied by Parent or Sub expressly for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will contain, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 4.6     Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, “knowledge of Parent” means the actual knowledge of the executive officers of Parent.
      Section 4.7     Finders’ Fees. The Company will not be responsible for any fee or commission to any investment banker, broker, finder, other intermediary or other Person upon consummation of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Sub.
      Section 4.8     Sub. Sub is a newly-formed and indirect wholly-owned Subsidiary of Parent. Each of Parent and Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.
      Section 4.9     Share Ownership. Neither Parent nor Sub nor any of their respective affiliates own, beneficially or of record, directly or indirectly, any outstanding shares of Company Common Stock.
ARTICLE V
COVENANTS
      Section 5.1     Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Section 5.1 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, employees, creditors and business partners;

(b) the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

(c) neither the Company nor any of its Subsidiaries shall: (i) amend or propose to amend its articles of incorporation or organization or by-laws or operating agreements or similar organizational documents or the Rights Plan; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company’s wholly owned Subsidiaries to the Company or its wholly owned Subsidiaries; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercises of Company Stock Options or as may be required under the Rights Plan; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than the disposal of assets in the ordinary course consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation (whether annual base salary or wages or bonus opportunities or amounts) payable or to become payable by the Company or any of its Subsidiaries to any Company employee (excluding executive officers who shall be given no increases) other than scheduled annual merit increases in annual base salary or wages in the ordinary course of business consistent with past practice; (ii) except to the extent currently required under applicable Law or the terms of the applicable Plan disclosed in Section 3.15(b) of the Company Disclosure Schedule, adopt or enter into any new, or amend or otherwise increase or terminate, or accelerate the payment or vesting of the amounts payable or to become payable under any Plan; (iii) hire any new officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee) or terminate the employment of any officers, executives or employees at or above the level of vice president (except for cause), or promote any officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee);

(e) neither the Company nor any of its Subsidiaries shall cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee, except in the ordinary course of business;

(f) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing revolving credit facilities in an amount not to exceed $95 million in principal at any one time outstanding; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person (other than the Company or one of its wholly-owned Subsidiaries); (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to non-officer employees in accordance with past practice); or (iv) make any material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice and in accordance the Company’s budgeted capital expenditures for fiscal years 2006 and 2007 as previously provided to Parent;

(g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods, policies, procedures, practices or principles used by it unless required by GAAP or the SEC;

(h) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger and other than as permitted by Section 5.6 or 5.16;

(i) neither the Company nor any of its Subsidiaries shall merge or consolidate with any other Person (other than as permitted by Section 5.6 or 5.16) or acquire assets or capital stock of any Person (other than the acquisition of inventory in the ordinary course of business consistent with past practice);

(j) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

(k) neither the Company nor any of its Subsidiaries shall enter into any joint venture, partnership or other similar arrangement;

(l) neither the Company nor any of its Subsidiaries shall (i) enter into any Contract that if existing on the date hereof would be a “Company Material Contract” other than Contracts with suppliers and customers in the ordinary course consistent with past practice, (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party, (iii) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims thereunder, (iv) change incentive policies or payments under any Company Material Contracts existing on the date hereof or entered into after the date hereof, or (v) enter into any Contract relating to the disposition of assets and/or capital stock except as permitted by Section 5.6;

(m) neither the Company nor any of its Subsidiaries shall settle or compromise any (i) material Action, whether administrative, civil or criminal, in law or in equity or (ii) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

(n) neither the Company nor any of its Subsidiaries shall waive or fail to enforce any provision of any confidentiality agreement or standstill or similar agreement to which it is a party;

(o) neither the Company nor any of its Subsidiaries shall make or change any elections with respect to Taxes, amend any Tax Returns, change any annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(p) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice;

(q) neither the Company nor any of its Subsidiaries shall enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement;

(r) neither the Company nor any of its Subsidiaries shall open or close a store or other business location (other than those listed on Section 5.1(r) of the Company Disclosure Schedule); and

(s) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (other than with respect to clause (a) above).
      Section 5.2     Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access (including for the purposes of conducting environmental assessments), during normal business hours upon reasonable notice, during the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request, including not denying access to any third party reasonably requested by Parent. Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated November 14, 2005, as amended (the “Confidentiality Agreement”).
      Section 5.3     Reasonable Best Efforts.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.
      (b) The Company and Parent will use reasonable best efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. The Company and Parent will use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby. Company and Parent will use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its affiliates in connection with this Agreement and the transactions contemplated hereby. Parent will use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Parent and the Company will each advise the other party promptly of any material communication received by such party or any of its affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Parent and the Company will each consult with the other in advance of any material meetings with the Federal Trade Commission.
      (c) In furtherance and not in limitation of Sections 5.3(a) and (b), each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
      (d) Notwithstanding the foregoing, Parent shall promptly take, in order to consummate the transactions contemplated by this Agreement, all actions necessary (i) to secure the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Clearance”) and/or to resolve any objections asserted by any Governmental Authority with respect to the transactions contemplated hereby under any antitrust Law or the Federal Trade Commission Act (each, an “Objection”), and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, in each case including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any such party and (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its affiliates. Parent shall respond to and seek to resolve as promptly as practicable any Objections that are raised. It is understood and agreed by the parties that, for purposes of this Agreement, the effect of any action taken pursuant to this Section 5.3(d) shall not, directly or indirectly, be deemed to result in a breach of the representations and warranties set forth herein nor constitute a Company Material Adverse Effect.
      Section 5.4     Employee Matters. (a) For a period beginning at the Effective Time and ending December 31, 2006, Parent shall either continue the existing Plans of the Company (other than equity or equity-based plans) or shall provide, or cause the Surviving Corporation to provide, benefits (excluding, for the avoidance of doubt, any equity or equity-based awards) to employees of the Company and its Subsidiaries under substitute plans or arrangements (“Parent Benefit Plans”) that are no less favorable in the aggregate to such employees than those provided under such existing Plans (other than equity or equity-based plans). Notwithstanding the foregoing, nothing in this Section is applicable to Multiemployer Plans.
      (b) With respect to any Parent Benefit Plan which is an “employee benefit plan” as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate in such plan, vesting of benefits and benefit accrual (other than for purposes of any defined benefit pension plan) service with the Company or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Parent Benefit Plan that is a welfare benefit plan. Company employees also shall be given credit for amounts paid under a corresponding Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of any Parent Benefit Plan in which the Company employees participate during any such plan year. In addition, Parent will, or will cause the Company and its Subsidiaries to, credit each employee of the Company and its Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each such employee prior to the Effective Time in accordance with the Company’s personnel policies applicable to such employees on the date hereof.
      (c) Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and honor all agreements set forth in Section 5.4 of the Company Disclosure Schedule to the extent of the respective terms of such agreements.
      (d) All provisions contained herein with respect to Company employees, Plans, agreement and any rights thereunder shall not create any right to continued employment of any Company employee with the Surviving Corporation after the Effective Time.
      Section 5.5     No Solicitation. (a) The Company agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, “Representatives”), directly or indirectly, to:

(i) solicit, initiate or otherwise facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties hereto) of any proposal, offer or inquiry

(including any proposal from or offer to the Company’s shareholders) that constitutes, or could reasonably be expected to lead to, a proposal for any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving the Company or any of its Subsidiaries and such Person, or any purchase or sale of 10% or more of the capital stock or 10% or more of the assets of the Company and its Subsidiaries taken as a whole (in each case, a “Competing Transaction”);

(ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to a Competing Transaction or a proposal, inquiry or offer that could reasonably lead to a Competing Transaction; or

(iii) execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to a Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions);

provided, however, that at any time prior to the Shareholders Meeting:
      (b) (i) the Company may take any action described in the foregoing clause (ii) in respect of any Person, but only if (A) such Person has delivered an unsolicited bona fide written proposal for a Competing Transaction (under circumstances in which the Company has complied with its obligations pursuant to this Section 5.5) that, in the good faith judgment of the Company’s Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, is a Superior Proposal or is reasonably likely to be a Superior Proposal, (B) the Board of Directors of the Company (or any authorized committee thereof), determines in good faith based upon the advice of counsel, that failure to do so would be a breach of its fiduciary duties under applicable Law, and (C) the Company gives Parent and Sub at least three business days’ prior written notice of the identity of such Person, the terms and conditions of such proposal and the Company’s intention to take any action described in the foregoing clause (ii) of Section 5.5(a); provided, further, that (1) prior to the Company furnishing any confidential information to such Person, such Person shall have entered into a confidentiality agreement with the Company in substance substantially similar to and no more favorable to such Person than the Confidentiality Agreement, which shall include customary standstill provisions, (2) a copy of any confidential information provided to such Person that has not previously been delivered to Parent is delivered to Parent simultaneously with delivery to such Person, and (3) the Company shall promptly (but in any event within 24 hours) notify Parent in writing of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any inquiries, proposals or offers, and shall keep Parent informed on a current basis as to the status thereof and of any modifications to such inquiries, proposals or offers (the Company agreeing that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent);

(ii) the Company may enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions of clause (b)(i) above have been met) regarding any such Competing Transaction, the Company’s Board of Directors (or any authorized committee thereof) may approve or recommend to its shareholders (or resolve to do so), or publicly propose to approve or recommend to its shareholders an unsolicited bona fide written proposal for a Competing Transaction or make a Non-Recommendation Determination in connection with a Superior Proposal, but only if (A) the Company and its Subsidiaries have complied with their obligations under this Section 5.5, (B) the Company’s Board of Directors shall have determined in good faith, following consultation with legal counsel and the Company’s financial advisor, that (i) such Competing Transaction is a Superior Proposal, and (ii) failure to take such action would be a breach of its fiduciary duties under applicable law, (C) the Company provides to Parent a written notice, to be delivered promptly, and in any event within 24 hours, of the Company or any Representative becoming aware of such Competing Transaction (a “Notice of Superior Proposal”), (i) advising Parent that the Company’s Board of Directors has received a Superior Proposal, (ii) specifying the terms and conditions of such Superior Proposal, including the amount per Share that the shareholders of the Company will receive (valuing any non-cash consideration at what the Board of Directors of the Company determines in it reasonable good faith judgment, after consultation with its independent financial advisers, to be the fair value of the non-cash consideration) and including a copy thereof with all accompanying documentation, and (iii) identifying the Person making such Superior Proposal, (D) the Company cooperates and negotiates in good faith with Parent during the five business day period specified in the immediately succeeding clause (E) to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Non-Recommendation Determination, (E) Parent does not, within five business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines in its reasonable good faith judgment (based on the advice of a financial adviser of nationally recognized reputation) to be as favorable to the shareholders of the Company as such Superior Proposal, and (F) in the event the Company intends to enter into any such agreement or arrangement, the Company has previously terminated this Agreement pursuant to Section 7.1(c)(ii) and paid the Company Termination Fee pursuant to Section 7.3(b)(iv).

(iii) Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative (whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries) takes any action that, if taken by the Company, would constitute a breach of this Section 5.5 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.5 by the Company for purposes of this Agreement. The Company agrees that it will promptly inform its Subsidiaries and Representatives of the obligations undertaken in this Section 5.5.

      (c) Nothing contained in this Agreement shall limit the Company’s ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith upon the advice of counsel is required by applicable Law; provided, however, that neither the Company nor the Company’s Board of Directors (nor any committee thereof) shall (i) recommend that the shareholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Competing Transaction) or (ii) withdraw or modify the Company Recommendation, unless in each case the requirements of this Section 5.5 shall have been satisfied.
      (d) As used in this Agreement, “Superior Proposal” means a bona fide, written proposal by a third-party for a Competing Transaction not solicited in violation of this Section 5.5 that is on terms that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith, after consultation with its counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company from a financial point of view (taking into account the identity of the offerer, the likelihood that the transaction will be consummated and all legal, financial and regulatory aspects of the proposal, including the terms of any financing) than the transactions contemplated by this Agreement; provided, however, that to be a Superior Proposal, a Competing Transaction must result in a third-party (or the shareholders of such third-party) acquiring, directly or indirectly, Shares representing at least 100% of the economic and voting power of the Company Common Stock (or the economic and voting power of the capital stock of the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.
      The Company will, and will cause its Subsidiaries and Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted on or before the date hereof with respect to any Competing Transaction.

      Section 5.6     Shareholders Meeting.
      (a) Shareholder Approval Process. Subject to the provisions of Sections 5.5 and 7.1, the Company shall:

(i) take all action, in accordance with the U.S. federal securities Laws, the IBCL, all other applicable Law and the Company Charter Documents, necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable after the date of this Agreement to consider and vote on the approval of this Agreement and the Merger (the “Shareholders Meeting”);

(ii) subject to Section 5.6(b), include in the Proxy Statement the recommendation of the Company’s Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger (the “Company Recommendation”); and

(iii) use commercially reasonable efforts, in accordance with the U.S. federal securities Laws, the IBCL and all other applicable Law, to solicit from its shareholders entitled to vote thereon proxies to be voted at the Shareholders Meeting sufficient under applicable Law to constitute the Company Requisite Vote.
      (b) Non-Recommendation Determination. Neither the Board of Directors of the Company nor any committee thereof shall, except pursuant to the terms and subject to the conditions set forth in Section 5.5(b)(ii), (i)(A) withdraw or qualify (or modify or amend in a manner adverse to Parent or Sub), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to Parent or Sub), the Company Recommendation or take any action or make any statement, filing or release, in connection with the Shareholders Meeting or otherwise, inconsistent with the Company Recommendation, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Transaction (any action described in this clause (i) being referred to herein as a “Non-Recommendation Determination”) or (ii) approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Competing Transaction (other than a confidentiality agreement referred to in Section 5.5(b)(i)).
      Section 5.7     Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.
      Section 5.8     Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consent of the other party, except as may be required by Law or by obligations pursuant to any listing agreement with a national securities exchange or Nasdaq, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued and give such other party a reasonable period of time to comment upon such statement or announcement.
      Section 5.9     Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt notice to Parent of any communication received by the Company or any of its Subsidiaries from, or on behalf of, any party to a Company Material Contract that such party intends to cancel, terminate or fail or renew such Company Material Contract.
      Section 5.10     Directors’ and Officers’ Insurance and Indemnification. (a) Parent agrees that at all times after the Effective Time, it shall cause the Company to indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company’s Subsidiaries entitled to indemnification (individually an “Indemnified Party” and collectively the “Indemnified Parties”), to the same extent and in the same manner as is now provided in the respective articles of incorporation or charters or by-laws of the Company and such Subsidiaries or by contract, or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, judgment, fine, cost or expense, including reasonable attorneys’ fees and disbursements (whenever asserted or claimed) based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of the Company’s Subsidiaries prior to the Effective Time. The Indemnified Parties shall be entitled to advancement of expenses to the extent provided in the applicable articles of incorporation, charters, by-laws or contract. Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date hereof; provided, however, that if the annual cost of such “tail” insurance policies are not available at a cost not greater than 250% of the annual premium paid on the date of this Agreement by the Company for such insurance (the “Insurance Cap”), Parent shall cause to be obtained as much comparable insurance for as long a period (not to exceed six (6) years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.
      (b) Promptly after receipt by an Indemnified Party of notice of the assertion (an “Assertion”) of any claim or the commencement of any action, proceeding or investigation against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation (“Indemnitors”) hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent; provided, however, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.10.
      (c) The covenants contained in this Section 5.10 are intended to be in addition to the rights otherwise available to an Indemnified Party and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
      (d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10.
      Section 5.11     Proxy Statement.
      (a) Filing. As promptly as reasonably practicable, and in any event within 45 days following the date hereof, the Company shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Shareholders Meeting at which the shareholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use its reasonable best efforts to have the Proxy Statement and form of proxy cleared by the SEC and shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the date of this Agreement. The term “Proxy Statement” shall mean such proxy or information statement (including, without limitation a Schedule 13E-3 filing, if required to be filed under the Exchange Act) and all amendments or supplements thereto, if any, similarly filed and mailed. Parent will provide the Company with any information that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.11. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing and shall include in such document or response all comments reasonably proposed by Parent. The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the Company’s response to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement.
      (b) Information. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and shall include in such document or response all comments reasonably proposed by Parent; and will provide Parent with a copy of all such filings made with the SEC. The information provided and to be provided by Parent, Sub and the Company, respectively, for use in the Proxy Statement shall not contain, on the date the Proxy Statement is first mailed to the Company’s shareholders and on the date of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company, Parent and Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.
      (c) Company SEC Documents. Each of the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company SEC Documents (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
      (d) Company Financial Statements. Each of the audited and unaudited financial statements (including any related notes) included in the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).
      Section 5.12     Cooperation. (a) Without limiting the generality of Section 5.3, Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Proxy Statement and (ii) in seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
      (b) Without limiting the generality of Sections 5.2 and 5.3, prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective

Representatives of the Company and its Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the financing of the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to cause (i) appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of offering memoranda, disclosure documents and pro formas in connection therewith, to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent, (ii) its independent accountants and counsel to provide assistance to Parent, including providing consent to Parent to prepare and use their audit reports relating to the Company and its Subsidiaries, at the cost of Parent, to provide any necessary “comfort letters” and (iii) delivering financial statements that comply with Regulation S-X under the Securities Act.
      (c) The Company shall, at the request of and in consultation with Parent, take all actions necessary to satisfy and discharge, on or prior to the Closing, the 8 7/8% senior subordinated notes due 2007 (the “Notes”) issued by the Company pursuant to that certain Indenture dated as of August 5, 1997, as amended (the “Indenture”), among the Company, the guarantors party thereto and State Street Bank and Trust Company, pursuant to Article 12 of the Indenture and in compliance with the terms of the Indenture.
      (d) Parent and Sub shall take all actions necessary to enforce their rights pursuant to the Equity Commitment Letter and not amend or waive any provisions thereunder without the prior written consent of the Company.
      Section 5.13     Rights Plan. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.21(b)) requested by Parent in order to render the Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement.
      Section 5.14     Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Special Committee and addressed to the Board of Directors of the Company (and on which the Special Committee shall be entitled to rely), the respective Boards of Directors of Parent and Sub supporting the conclusion that immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the amount and terms of any debt and/or equity financing on behalf of Parent or Sub in connection with the transactions contemplated by this Agreement, the Company will be Solvent (as defined below) (or the equivalent thereof, as determined in the reasonable discretion of Parent and the Company) (such letter, the “Solvency Letter”). Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (a) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (b) provide or make available such information concerning the business, properties, contracts, assets and liabilities of the Company as may reasonably be requested by such appraisal firm in connection with delivering such Solvency Letter. For purposes of this Agreement, “Solvent,” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim,” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

      Section 5.15     Pre-Closing Reorganization. Upon the written request of Parent given at least 5 days prior to the Closing Date, the Company shall, prior to the Closing Date, (i) cause each of its Subsidiaries that is treated as a corporation for U.S. federal income tax purposes and designated in such written request to either merge into the Company or a designated direct or indirect Subsidiary of the Company, convert into a limited liability company or merge into a limited liability company such that, under U.S. federal income tax law, the Company will succeed to the earnings and profits of each such Subsidiary, and (ii) cause its Subsidiaries to take such steps as may be designated in such written request in order to terminate the treatment as a partnership for federal income tax purposes of any Subsidiary designated in such written request; provided, however, that the Company shall not be required to take any of the foregoing actions that would result in material liability or cost to the Company unless Parent shall first agree to reimburse the Company for such liability or cost in the event that the Closing does not occur. Following the taking of any actions as required by this Section 5.15, the Company shall not make, or permit any Subsidiary to make, any election that would be inconsistent with the intended effect of such actions.
ARTICLE VI
CONDITIONS
      Section 6.1     Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been approved by the shareholders of the Company in accordance with the IBCL;

(b) no court, arbitrator or governmental body, agency or official shall have issued any Order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger; and

(c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) The Board of Directors of the Company, the respective Boards of Directors of Parent and Sub shall have received the letter referred to in Section 5.14 or Sub shall have provided to the Board of Directors of the Company, the Special Committee, the respective Boards of Directors of Parent and Sub from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Special Committee and Parent.
      Section 6.2     Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) the representations and warranties of the Company contained in the first sentence of Section 3.1 and contained in Sections 3.2(a), 3.2(b) (but only to the extent it relates to a Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act (“Significant Subsidiary”)), 3.2(c)(i) (but only to the extent that the Company failed to disclose Indebtedness exceeding $100,000 in the aggregate), 3.3, 3.9(b), 3.19, 3.20 and 3.21 shall have been true and accurate in all respects as of the date of this Agreement and the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period). The representations and warranties of the Company (other than those listed in the preceding sentence) shall be true and accurate (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except to where the failure of such representations and warranties to be so true and accurate would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

(c) the Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied;

(d) any filing or consent with any Governmental Authority the absence of which would reasonably be expected to have a Company Material Adverse Effect shall have been obtained;

(e) the Company shall have delivered to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent in advance of the Closing, all directors of each Subsidiary of the Company, in ease case, effective at the Effective Time;

(f) Parent shall have received each of the consents and approvals, and copies of the notices, described in Section 6.2(f) of the Company Disclosure Schedule and each such consent, approval or notice (i) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iii) shall be in full force and effect;

(g) Parent shall have received resignations of the officers of the Company and its Subsidiaries requested by Parent; and

(h) The Notes shall have been satisfied and discharged by the Company pursuant to Article 12 of the Indenture.

The rights of Parent pursuant to this Section 6.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by Parent at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty of the Company.
      Section 6.3     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:
      (a) the representations and warranties of Parent and Sub contained in the first two sentences of Section 4.1 and contained in Section 4.2 shall have been true and accurate in all respects as of the date of this Agreement and the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period). The representations and warranties of Parent and Sub (other than those listed in the preceding sentence) shall be true and accurate (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect;
      (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing Date; and
      (c) Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its President or Chief Financial Officer to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.
      Section 6.4     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.
ARTICLE VII
TERMINATION
      Section 7.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, and except as provided below, whether before or after any approval of this Agreement by the shareholders of the Company:

(a) by mutual written consent duly authorized by the respective Boards of Directors of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Merger has not been consummated by October 17, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to occur on or before such date;

(ii) five (5) business days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority, in each case located in the United States, preventing the consummation of the transactions contemplated by this Agreement shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) business day period), regardless of whether such order is appealable or has been appealed and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such injunction or other similar order; or

(iii) provided that there shall have occurred a duly held meeting of the Company’s shareholders (including any adjournment or postponement thereof) at which a vote was taken of the Company’s shareholders in accordance with the IBCL, the Company Requisite Vote shall not have been obtained at the Shareholders Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the Company is in breach of its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a); or

(c) by the Company if:

(i) a breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise, to a failure of the conditions set forth in Section 6.3(a) or (b) hereof and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii) prior to the Shareholders Meeting, the Board of Directors (or any authorized committees thereof) of the Company shall have resolved to approve and recommend a Superior Proposal after having complied with the requirements of Section 5.5; or

(d) by Parent:

(i) if a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof and cannot be cured by and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii) (A) upon a Non-Recommendation Determination, (B) if the Company’s Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolved to do so) a Superior Proposal, (C) if the Company shall have breached its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a), (D) if the Company’s Board of Directors (or any authorized committee thereof) fails to reaffirm publicly and unconditionally the Company’s Recommendation within ten (10) business days following Parent’s written request to do so (which request may be made at any time after a Competing Transaction has been commenced, publicly disclosed or communicated to the Company’s Board of Directors (or any authorized committee thereof)), or (E) if a Competing Transaction is publicly disclosed and the Company fails to issue a press release announcing its opposition thereto within ten (10) business days after such disclosure.
      Section 7.2     Notice of Termination; Effect of Termination.
      (a) Notice of Termination. The party hereto desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.4, specifying the provision hereof pursuant to which such termination is effected.
      (b) Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in the last sentence of Section 5.2, Section 7.2, and Section 7.3 and in the Confidentiality Agreement shall survive the termination hereof and (ii) except as provided in the last sentence of Section 7.3(c), no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.
      Section 7.3     Expenses; Termination Fees.
      (a) Expenses. Except as otherwise specified in this Section 7.3 or agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the Merger is consummated. If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii), then the Company shall pay to Parent, in cash by wire transfer of immediately available funds to an account designated by Parent, within five (5) business days following such termination, all of Parent’s and Sub’s out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by or on behalf of Parent or Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation of the Proxy Statement, the solicitation of the Company Requisite Vote, financing and all other matters relating to the closing of the Merger, up to a maximum of $5,000,000 in the aggregate.
      (b) Termination Fee. If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(b)(i), and (A) at or prior to such time a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company, and (B) within eighteen (18) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which in each case need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable, with respect to the referenced Competing Transaction, is effective, a termination fee and expense reimbursement in an aggregate amount equal to $10,000,000 (the “Company Termination Fee”);

(ii) by Parent or the Company pursuant to Section 7.1(b)(iii), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 7.1(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within eighteen (18) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which in each case need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction;

(iii) by Parent pursuant to Section 7.1(d)(i), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 7.1(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within eighteen (18) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which in each case need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction; or

(iv) by Parent pursuant to Section 7.1(d)(ii) or by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent concurrently with and, in the case of a termination by the Company pursuant to Section 7.1(c)(ii), as a condition of such termination.

      (c) Proration. If the Company is required to pay the Parent a Termination Fee with respect to a Competing Transaction in which 10% or more, but less than 50% of the assets of the Company and its Subsidiaries taken as a whole are to be acquired by any Person; then the amount of the Termination Fee shall be prorated using the percentage of EBITDA of the Company and its Subsidiaries taken as a whole generated by such assets in the Company’s last fiscal year. EBITDA shall mean the Company’s earnings before interest, taxes and depreciation determined on a consolidated basis in accordance with GAAP and in a manner as is consistent with the Company Financials.
      (d) Remedies. Parent, Sub and the Company agree that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 7.3(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Company Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 7.3 hereof. The Company (and any successor thereto) shall indemnify and hold harmless Parent and each of its Subsidiaries for all losses, costs, damages and expenses arising from any failure or delay of the Company promptly to pay the Company Termination Fee as and when due pursuant to this Section 7.3, including the cost of enforcement of its rights under this Section 7.3 (including the fees and expenses of counsel and all other professional advisors), in addition to the amount of any Company Termination Fee, together with interest thereon, at the rate of eight (8) percent from the date such amount was first due.

ARTICLE VIII
MISCELLANEOUS
      Section 8.1     Definitions. The following terms are defined in the section of this Agreement set forth after each such term below:

Actions	3.13
Agreement	Preamble
Articles of Merger	1.3
Assertion	5.10	(b)
Certificates	2.3	(b)
Class A Company Common Stock	Recitals
Class B Company Common Stock	Recitals
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Balance Sheet	3.7	(a)
Company Balance Sheet Date	3.7	(a)
Company Charter Documents	3.1	(c)
Company Common Stock	Recitals
Company Disclosure Schedule	3.1	(b)
Company Financials	3.7	(a)
Company Intellectual Property	3.12
Company Material Adverse Effect	3.1	(a)
Company Material Contract	3.18	(a)
Company Permits	3.16	(b)
Company Recommendation	5.6	(a)(ii)
Company Requisite Vote	3.3	(a)
Company Rights	3.2	(a)
Company SEC Documents	3.6
Company Securities	3.2	(a)
Company Stock Option	2.2	(a)
Company Stock Plans	2.2	(a)
Company Subsidiary Securities	3.2	(b)
Company Termination Fee	7.3	(b)
Competing Transaction	5.5	(a)
Confidentiality Agreement	5.2
Contract	3.2	(c)
Controlled Group Liability	3.15	(a)
Effective Time	1.3
Environmental Clean-up Site	3.17
Environmental Laws	3.17
Environmental Liabilities	3.17
Environmental Permit	3.17
ERISA	3.15	(a)

ERISA Affiliate	3.15	(a)
Equity Commitment Letter	Recitals
Exchange Act	3.1	(b)
GAAP	3.1	(a)
Governmental Authority	3.4
Hazardous Substances	3.17
HSR Act	3.4
HSR Clearance	5.3	(d)
IBCL	Recitals
Indebtedness	3.2	(c)
Indemnified Parties	5.10	(a)
Indemnified Party	5.10	(a)
Indemnitors	5.10	(b)
Indenture	5.12	(c)
Insurance Cap	5.10	(a)
Law	3.5
Lease Report	3.11	(b)
Leased Real Property	3.11	(b)
Liens	3.2	(b)
Merger	1.1
Merger Consideration	2.1	(a)
Multiemployer Plan	3.15	(f)
Multiple Employer Plan	3.15	(f)
Non-Recommendation Determination	5.6	(b)
Notes	5.12	(c)
Notice of Superior Proposal	5.5	(b)
Objection	5.3	(d)
Order	3.5
Outside Date	7.1	(b)
Owned Real Property	3.11	(a)
Parent	Preamble
Parent Benefit Plans	5.4	(a)
Parent Material Adverse Effect	4.1
Paying Agent	2.3	(a)
PBGC	3.15	(g)
Pension Plan	3.15	(a)
Person	2.3	(b)
Personal Property	3.11	(c)
Plans	3.15	(a)
Preferred Stock	3.2	(a)
Proxy Statement	5.11	(a)
Qualified Plan	3.15	(c)
Real Property	3.11	(b)
Real Property Leases	3.11	(b)
Representatives	5.5	(a)

Rights Plan	3.2	(a)
RPTL	3.17
SEC	2.3	(a)
Securities Act	3.6
Shareholders Meeting	5.6	(a)(i)
Shares	Recitals
Significant Subsidiary	6.2	(a)
Solvency Letter	5.14
Special Committee	Recitals
Sub	Preamble
Subsidiary	3.1	(b)
Subsidiary Charter Documents	3.1	(c)
Superior Proposal	5.5	(d)
Surviving Corporation	1.1
Taxes	3.14
Taxing Authority	3.14
Tax Return	3.14
      Section 8.2     Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company’s shareholders in the Merger.
      Section 8.3     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.
      Section 8.4     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      (a) if to Parent or Sub, to:

MSH Supermarkets Holding Corp.
c/o Sun Capital Partners, Inc.
5200 Town Center Circle
Suite 470
Boca Raton, Florida 33486
Attention: Gary Talarico
Telephone No.: (561) 394-0550
Telecopy No.: (561) 394-0540
           with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Steven A. Navarro, Esq.
Telephone No.: (212) 309-6000
Telecopy No.: (212) 309-6001

      (b) if to the Company, to:

Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, Indiana
Attention: P. Lawrence Butt
Telephone No.: (317) 594-2345
Telecopy No.: (317) 594-2757
           with a copy to:

Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Attention: James A. Aschleman, Esq.
Telephone No.: (317) 569-9600
Telecopy No.: (317) 569-4800
      Section 8.5     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 2, 2006. As used in this Agreement, the term “affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. As used in this Agreement, the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified herein. Unless specified herein, all references to any period of days shall be deemed to be the relevant number of calendar days. As used in this Agreement, the terms “dollars” or “$” means United States dollars. As used in this Agreement, the term “cash” means dollars in immediately available funds. The parties have jointly participated in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
      Section 8.6     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
      Section 8.7     Entire Agreement; No Third Party Beneficiaries. This Agreement, the Equity Commitment Letter and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Sections 5.10 with respect to the obligations of Parent and the Surviving Corporation thereunder, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
      Section 8.8     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
      Section 8.9     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.
      Section 8.10     Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Indiana, applicable to contracts executed and fully performed within the State of Indiana, without regard to Laws that may be applicable under conflict of laws principles.
      Section 8.11     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
      Section 8.12     Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto:

(i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of Indiana in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts of the State of Indiana;

(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.4 or at such other address of which a party shall have been notified pursuant thereto;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(vi) agrees to appoint an agent for service of process in Indiana.
      (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
* * * * *

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MSH SUPERMARKETS HOLDING CORP.

By:	/s/ Gary M. Talarico

Name: Gary M. Talarico

Title: Vice President

MS OPERATIONS, INC.

By:	/s/ Gary M. Talarico

Name: Gary M. Talarico

Title: Vice President

MARSH SUPERMARKETS, INC.

By:	/s/ Douglas W. Dougherty

Name: Douglas W. Dougherty

Title: Executive Vice President —
Finance and Administration

Annex B
[Letterhead of Merrill Lynch]
May 2, 2006
Board of Directors
Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, IN 46256
Members of the Board of Directors:
      Marsh Supermarkets, Inc. (the “Company”), MSH Supermarkets Holding Corp (the “Acquiror”) and MS Operations, Inc. a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated as of May 2, 2006 (the “Agreement”) pursuant to which Acquisition Sub would be merged with the Company in a merger (the “Merger”) in which each outstanding share of Class A common stock, without par value (the “Class A Company Common Stock”), of the Company and Class B common stock, without par value (the “Class B Company Common Stock” and together with the Class A Company Common Stock, the “Company Common Stock”), of the Company, other than shares of Company Common Stock held in the treasury of the Company or held by the Acquiror, the Acquisition Sub or any other wholly-owned subsidiary of the Acquiror or the Company, would be converted into the right to receive $11.125 per share in cash (the “Consideration”).
      You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders.
      In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the market prices and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their legal advisors;

(8)	Reviewed a draft dated May 2, 2006 of the Agreement;

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

B-1

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.
      We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. With the consent of the Board of Directors of the Company, we or one or more of our affiliates may deliver after the date hereof a commitment letter to the Acquiror relating to the financing necessary to complete the Merger, and we may further provide, or otherwise assist the Acquiror in, financing the Merger, for which services we would expect to receive additional consideration from the Acquiror or its affiliates.
      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.
      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith
Incorporated

MERRILL LYNC	H, PIERCE, FENNER & SMITH

INCORPORATED

B-2

Annex C

520 Madison Avenue New York, New York Tel: 212.508.1600 Fax: 212.508.1633 info@pjsolomon.com
May 2, 2006
Board of Directors
Marsh Supermarkets, Inc.
9800 Crosspoint Boulevard
Indianapolis, IN 46256-3350
Ladies and Gentlemen:
      We understand that Marsh Supermarkets, Inc., a Delaware corporation (“Marsh”), MSH Supermarkets Holding Corp, a Delaware corporation (“Parent”), and MS Operations, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 2, 2006 (the “Agreement”), which provides for the merger of Merger Sub with and into Marsh (the “Merger”). Pursuant to the Merger, each outstanding share of Class A Common Stock, without par value (“Class A Common Stock”), and Class B Common Stock, without par value (“Class B Common Stock”), of Marsh (collectively, the “Marsh Common Stock”) shall be converted into the right to receive $11.125 in cash (the “Merger Consideration”).
      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Marsh Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger.
      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of Marsh;

(ii) reviewed certain internal financial statements and projections relating to earnings and cash flow (the “Projections”) and other financial and operating data concerning Marsh prepared by the management of Marsh;

(iii) discussed the past and current operations, financial condition and prospects of Marsh with the management of Marsh;

(iv) reviewed the reported prices and trading activity of Marsh Common Stock;

(v) compared the financial performance and condition of Marsh and the reported prices and trading activity of Marsh Common Stock with that of certain other comparable publicly traded companies;

(vi) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

(vii) performed discounted cash flow analyses based on the Projections;

(viii) participated in certain discussions among representatives of Marsh and Parent;

(ix) reviewed the draft Agreement described above and certain related documents; and

(x) performed such other analyses as we have deemed appropriate.
      We have assumed and relied upon the accuracy and completeness of the information reviewed by us for purposes of this opinion, and we have not assumed any responsibility for independent verification of such information. We have further relied on the assurances of the management of Marsh that they are not aware of

C-1

any facts that would make any such information inaccurate or misleading. With respect to the Projections and other information provided to us, we have assumed that such Projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Marsh. We have not made any independent valuation or appraisal of the assets or liabilities of Marsh, nor have we been furnished with any such valuation or appraisal.
      We have further assumed that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement. We have also assumed that all representations and warranties set forth in the Agreement are true and correct and that all parties to the Agreement will comply with all covenants of such party thereunder.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, May 2, 2006. Furthermore, our opinion does not address Marsh’s underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might be available to Marsh.
      In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Marsh or any of its assets. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of Marsh or the ability of Marsh to pay its obligations when they become due. Marsh has advised us that (i) pursuant to its Restated Articles of Incorporation, in the event of a merger or consolidation of Marsh with or into another entity (whether or not Marsh is the surviving entity), the holders of Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Stock in such merger or consolidation and (ii) for purposes of rendering this opinion, we should treat the holders of the Class A Common Stock and Class B Common Stock on an equal basis.
      The financial advisory services we have provided to Marsh in connection with the Merger were limited to the delivery of this opinion. We will receive a fee upon the delivery of this opinion.
      This letter is for the information and use of the board of directors of Marsh in its consideration of the Merger. This letter may not be reproduced, summarized, described or referred to for any other purpose without our prior written consent, except as part of a proxy statement relating to the vote of the holders of Marsh Common Stock in connection with the Merger. This letter does not constitute a recommendation to any holder of Marsh Common Stock as to how any such holder should vote or act on any matter relating to the Merger.
      Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Merger Consideration proposed to be received by the holders of Marsh Common Stock in connection with the Merger is fair from a financial point of view to the holders of Marsh Common Stock.

Very truly yours,

/s/ Peter J. Solomon Company L.P.

PETER J. SOLOMON COMPANY L.P.

C-2

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Your vote is very important
Regardless of whether you plan to attend the Special Meeting of
Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
[INSERT INSTRUCTIONS FOR VOTING VIA THE INTERNET AND BY TELEPHONE]
ê Please fold and detach card at perforation before mailing. ê

Supermarkets, Inc.
Class A Common Stock
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints John J. Heidt, James K. Risk, III and K. Clay Smith, or any one of them, as proxies, each with the power of substitution, and authorizes them to represent the undersigned, and to vote as indicated hereon all shares of Class A Common Stock of Marsh Supermarkets, Inc. held of record by the undersigned on July 26, 2006, at the Special Meeting of Shareholders to be held September [      ], 2006, and at any adjournment thereof.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.
Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, dated August [      ], 2006, is hereby acknowledged.

Dated:	, 2006

Signature

Signature
Please sign exactly as your name(s) appear hereon. If
shares are owned jointly all owners should sign. If signing
as attorney, executor, administrator, trustee, guardian,
corporate officer or other representative capacity, please
indicate your full title as such.

ê Please fold and detach card at perforation before mailing. ê

MARSH SUPERMARKETS, INC.

CLASS A COMMON STOCK	SPECIAL MEETING PROXY CARD
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote “FOR” Item 1 and Item 2.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of May 2, 2006, by and among MSH Supermarkets Holding Corp., MS Operations, Inc. and Marsh Supermarkets, Inc. and the merger of MS Operations, Inc. with and into Marsh Supermarkets, Inc.	For ☐	Against ☐	Abstain ☐

2.	In the event there are insufficient votes for approval of the merger agreement and the merger, proposal to grant the Marsh Supermarkets, Inc. board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.	For ☐	Against ☐	Abstain ☐

3.	In their discretion, to consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

Mark box at right if you plan to attend the special meeting.		☐
(Please date and sign on reverse side and return this Proxy in the accompanying envelope promptly.)

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Your vote is very important
Regardless of whether you plan to attend the Special Meeting of
Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
[INSERT INSTRUCTIONS FOR VOTING VIA THE INTERNET AND BY TELEPHONE]
ê Please fold and detach card at perforation before mailing. ê

Supermarkets, Inc.
Class B Common Stock
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints John J. Heidt, James K. Risk, III and K. Clay Smith, or any one of them, as proxies, each with the power of substitution, and authorizes them to represent the undersigned, and to vote as indicated hereon all shares of Class B Common Stock of Marsh Supermarkets, Inc. held of record by the undersigned on July 26, 2006, at the Special Meeting of Shareholders to be held September [     ], 2006, and at any adjournment thereof.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.
Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, dated August [     ], 2006, is hereby acknowledged.

Dated:	, 2006

Signature

Signature
Please sign exactly as your name(s) appear hereon. If
shares are owned jointly all owners should sign. If signing
as attorney, executor, administrator, trustee, guardian,
corporate officer or other representative capacity, please
indicate your full title as such.

ê Please fold and detach card at perforation before mailing. ê

MARSH SUPERMARKETS, INC.

CLASS B COMMON STOCK	SPECIAL MEETING PROXY CARD
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote “FOR” Item 1 and Item 2.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of May 2, 2006, by and among MSH Supermarkets Holding Corp., MS Operations, Inc. and Marsh Supermarkets, Inc. and the merger of MS Operations, Inc. with and into Marsh Supermarkets, Inc.	For ☐	Against ☐	Abstain ☐

2.	In the event there are insufficient votes for approval of the merger agreement and the merger, proposal to grant the Marsh Supermarkets, Inc. board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.	For ☐	Against ☐	Abstain ☐

3.	In their discretion, to consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

Mark box at right if you plan to attend the special meeting.		☐
(Please date and sign on reverse side and return this Proxy in the accompanying envelope promptly.)